Filed Pursuant to Rule 424(b)(3)
Registration No. 333-227239

Proxy Statement of Greater Hudson Bank	Prospectus of ConnectOne Bancorp

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Greater Hudson Bank:

The Board of Directors of Greater Hudson Bank (referred to as Greater Hudson) has approved an Agreement and Plan of Merger (referred to as the merger agreement) with ConnectOne Bancorp (referred to as ConnectOne) and ConnectOne Bank pursuant to which Greater Hudson will be merged with and into ConnectOne Bank. If the merger contemplated by the merger agreement is completed, you will be entitled to receive, for each outstanding share of Greater Hudson common stock that you own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

ConnectOne expects to issue approximately 3,033,203 shares of its common stock in the merger.

ConnectOne’s common stock is quoted on the NASDAQ Global Select Market under the symbol “CNOB”. Greater Hudson Bank’s common stock is quoted on the OTCQX marketplace under the symbol “GHDS”. On November 13, 2018, the closing price of ConnectOne common stock was $21.08 per share.

The merger cannot be completed unless Greater Hudson’s shareholders approve the merger agreement. We have scheduled a special meeting of Greater Hudson shareholders (referred to as the special meeting) on December 12, 2018 so that you can consider and vote on the approval of the merger agreement. You will also be asked to consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. The Greater Hudson Board of Directors (referred to as the Greater Hudson board) unanimously recommends that you vote to approve the merger agreement and vote to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger.

The date, time and place of the special meeting are as follows:

December 12, 2018
5:00 p.m. (local time)
Greater Hudson Bank
715 Route 304
Bardonia, New York 10954

Only Greater Hudson shareholders of record as of November 2, 2018 are entitled to attend and vote at the special meeting.

Your vote is very important regardless of the number of shares you own. Approval of the merger agreement by Greater Hudson shareholders requires the approval by holders of at least two-thirds of the shares of Greater Hudson common stock outstanding and entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as described in the proxy statement-prospectus. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and in favor of the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. If you do not vote by submitting a proxy card or do not vote in person at the Greater Hudson special meeting, it will have the effect of a vote against the merger agreement, but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The proxy statement-prospectus describes the special meeting of Greater Hudson shareholders, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement-prospectus, including the “RISK FACTORS” beginning on page 18 for a discussion of the risks related to the proposed merger. You can also obtain information about ConnectOne from documents ConnectOne has filed with the Securities and Exchange Commission. ConnectOne’s SEC filings are available over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document ConnectOne files by visiting the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Sincerely,

Edward T. Lutz
President and Chief Executive Officer
Greater Hudson Bank

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of ConnectOne common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated November 13, 2018, and is first being mailed to Greater Hudson shareholders on or about November 15, 2018.

GREATER HUDSON BANK
715 Route 304
Bardonia, NY 10954
____________________________
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be Held December 12, 2018
____________________________

At the direction of the Board of Directors of Greater Hudson Bank, NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Greater Hudson Bank will be held at the main offices of Greater Hudson Bank, 715 Route 304, Bardonia, New York 10954 on December 12, 2018 at 5:00 p.m. (local time) to consider and vote upon the following matters:

(1)

Approval of the Agreement and Plan of Merger, dated as of July 11, 2018, by and among ConnectOne Bancorp, ConnectOne Bank and Greater Hudson Bank pursuant to which Greater Hudson Bank will merge with and into ConnectOne Bank; and

(2)

Approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The merger agreement and proposed merger of Greater Hudson Bank with and into ConnectOne Bank is more fully described in the attached proxy statement-prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement-prospectus.

The Board of Directors has fixed November 2, 2018 as the record date for the determination of Greater Hudson Bank shareholders entitled to notice of and to vote at the special meeting of Greater Hudson Bank shareholders, and only Greater Hudson Bank shareholders of record as of the close of business on that date will be entitled to receive notice of and to vote at said special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any Greater Hudson Bank shareholder. The affirmative vote of holders of at least two-thirds of the shares of Greater Hudson Bank common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OF GREATER HUDSON BANK SHAREHOLDERS IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTING BY PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS FURNISHED TO YOU BY SUCH RECORD HOLDER WITH THESE MATERIALS. IF YOU DO NOT VOTE IN PERSON OR BY PROXY, THE EFFECT WILL BE A VOTE “AGAINST” APPROVAL OF THE MERGER AGREEMENT.

The Greater Hudson Bank Board of Directors unanimously recommends that Greater Hudson Bank shareholders vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal as described above.

By Order of the Board of Directors,

Lynne C. Allan
Corporate Secretary
Greater Hudson Bank

Bardonia, New York

November 13, 2018

ADDITIONAL INFORMATION

The accompanying proxy statement-prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement-prospectus, including any documents incorporated by reference in the proxy statement-prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other special meeting matters or the proxy statement-prospectus, or need assistance voting your shares, please contact Greater Hudson Bank (referred to as Greater Hudson) at the address or telephone number listed below:

Greater Hudson Bank
715 Route 304
Bardonia, New York 10954
Attention: Edward T. Lutz
(845) 215-1000

To obtain timely delivery, you must request the information no later than five business days before the special meeting. This means that you must make your request no later than December 5, 2018.

Neither Greater Hudson nor ConnectOne Bancorp (referred to as ConnectOne) has authorized anyone to provide you with any information other than the information included in this document and the documents to which you are referred in this document. If someone provides you with other information, please do not rely on it as being authorized by Greater Hudson or ConnectOne.

This proxy statement-prospectus offers only the shares of ConnectOne common stock offered in the merger, and offers such shares only where it is legal to do so.

This proxy statement-prospectus has been prepared as of November 13, 2018. Changes that may have occurred in the affairs of ConnectOne or Greater Hudson or their respective subsidiaries since that date are not reflected in this document.

The information contained in this document with respect to ConnectOne was provided solely by ConnectOne, and the information contained in this document with respect to Greater Hudson was provided solely by Greater Hudson.

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

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DESCRIPTION OF CONNECTONE CAPITAL STOCK	61
General	62
Common Stock	62
Dividend Rights	62
Voting Rights	62
Preemptive Rights	62
Liquidation Rights	62
Assessment and Redemption	62
Transfer Agent	62
Listing	63
Anti-Takeover Provisions	63
Blank Check Preferred Stock	64
COMPARISON OF SHAREHOLDERS’ RIGHTS	64
PROPOSAL 2: ADJOURNMENT OF SPECIAL MEETING AND VOTE ON OTHER MATTERS	68
Recommendation of the Greater Hudson Board	68
INFORMATION INCORPORATED BY REFERENCE	69
LEGAL MATTERS	71
EXPERTS	71
OTHER BUSINESS	71

ANNEX A – AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B – FAIRNESS OPINION (REDACTED TO REMOVE CONFIDENTIAL INFORMATION)	B-1
ANNEX C – SECTION 604 AND SECTION 6022 OF THE NEW YORK BANKING LAW	C-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement-prospectus, including the annexes, as well as the documents that have been incorporated by reference into this proxy statement-prospectus.

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: ConnectOne and Greater Hudson have agreed to the acquisition of Greater Hudson by ConnectOne under the terms of the merger agreement that is described in this proxy statement-prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Greater Hudson shareholders must adopt and approve the merger agreement. Greater Hudson will hold a special meeting of shareholders to obtain this approval.

This document serves as both a proxy statement of Greater Hudson and as a prospectus of ConnectOne. As a proxy statement-prospectus, it is being provided to you by the Greater Hudson Board of Directors (referred to as the Greater Hudson board) in connection with the Board’s solicitation of proxies for the special meeting of Greater Hudson shareholders at which Greater Hudson shareholders will be asked (1) to approve the merger agreement by and among ConnectOne, ConnectOne Bank, and Greater Hudson pursuant to which Greater Hudson will be merged with and into ConnectOne Bank and (2) to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

As a prospectus, this document is being provided to you because ConnectOne is offering to exchange shares of its common stock for shares of Greater Hudson common stock upon completion of the merger.

Q: WHAT WILL HAPPEN IN THE MERGER?

A: At the effective time of the Merger, Greater Hudson will merge with and into ConnectOne Bank. As a result, the separate existence of Greater Hudson will cease, and all assets and liabilities of Greater Hudson shall become assets and liabilities of ConnectOne Bank. Each share of Greater Hudson common stock outstanding immediately prior to closing shall be exchanged for 0.245 shares of ConnectOne common stock. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Effect of the Merger” beginning at page 45.

Q: WHY ARE GREATER HUDSON, CONNECTONE AND CONNECTONE BANK PROPOSING THE MERGER?

A: The Boards of Directors of Greater Hudson, ConnectOne and ConnectOne Bank are proposing to merge Greater Hudson with and into ConnectOne Bank because they believe that combining the strengths of these two financial institutions is advisable for Greater Hudson, ConnectOne and ConnectOne Bank, their respective shareholders and the respective customers of Greater Hudson and ConnectOne Bank. Please see “THE MERGER – Greater Hudson’s Reasons for the Merger” and “THE MERGER – Recommendation of the Greater Hudson Board of Directors” at pages 30 and 31 for the various factors considered by the Greater Hudson board in recommending that Greater Hudson’s shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, you will receive, subject to the terms in the merger agreement, for each outstanding share of Greater Hudson common stock that you own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

In addition, in the event Greater Hudson resolves, by sale or workout with the borrower, certain specific credits and receives net proceeds in excess of a designated amount, Greater Hudson may have the right to declare and pay to its shareholders a special cash dividend equal to the excess of the net proceeds over the designated amount. However, there is no assurance that Greater Hudson will be able to pay any such special dividend, or if such dividend may be paid, the amount of any such dividend.

See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Terms of the Merger – What Greater Hudson Shareholders Will Receive in the Merger,” beginning at page 45.

Q: WILL I RECEIVE ANY FRACTIONAL SHARES?

You will not receive any fractional shares of ConnectOne common stock. Instead, you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on the close of trading on the third (3rd) trading day immediately prior to the closing date.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO GREATER HUDSON’S SHAREHOLDERS?

A: The obligation of ConnectOne and Greater Hudson to complete the merger is conditioned upon the receipt of a legal opinion from Windels Marx Lane & Mittendorf, LLP, counsel to ConnectOne, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, you will not recognize gain or loss upon the exchange of your shares of Greater Hudson common stock for shares of ConnectOne common stock. You may recognize a gain or loss on cash received in lieu of fractional shares. If a special dividend is paid, the amount of such special dividend will be taxed as a dividend, as proceeds for the shares of Greater Hudson common stock or otherwise, and in any event, will not negatively impact the reorganization treatment of the merger.

Q: WHAT WILL HAPPEN TO SHARES OF CONNECTONE COMMON STOCK IN THE MERGER?

A: Each share of ConnectOne common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – ConnectOne Common Stock beginning at page 46.

Q: WILL I BE ABLE TO TRADE THE SHARES OF CONNECTONE COMMON STOCK THAT I RECEIVE IN THE MERGER?

A: Yes. The common stock of ConnectOne trades on the NASDAQ Global Select Market under the trading symbol “CNOB”, and the shares issued by ConnectOne in exchange for shares of Greater Hudson will be freely tradable.

Q: WHAT SHAREHOLDER APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

Pursuant to the New York Banking Law, the affirmative vote of two-thirds of the outstanding shares of Greater Hudson common stock is required to approve the Merger. The approval of the shareholders of ConnectOne is not required.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: Yes. Any holder of Greater Hudson common stock who elects to dissent from the merger will be entitled to payment for its shares only to the extent permitted by and in accordance with the provisions of Section 604 of the New York Banking Law, as amended. If you fail to act pursuant to Section 604 and Section 6022 of the New York Banking Law, as amended, you will only be entitled to receive the consideration provided in the merger agreement for your shares. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult with your legal advisor before attempting to do so. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Rights of Dissenting Shareholders,” beginning at page 59 and the text of Section 604 and Section 6022 of the New York Banking Law, as amended, which is attached hereto as Annex C.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger of Greater Hudson with and into ConnectOne Bank must be approved by the Federal Deposit Insurance Corporation (referred to as the FDIC) and the New Jersey Department of Banking and Insurance (referred to as NJDBI). Applications were filed with each of the FDIC and the NJDBI on August 21, 2018. Approvals for the applications to the FDIC and the NJDBI are pending. In addition, the merger must be approved by the holders of at least two-thirds of the outstanding shares of Greater Hudson common stock.

Completion of the merger is also subject to certain other conditions. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT - Conditions to the Merger,” beginning at page 51.

Q: WHAT DOES THE GREATER HUDSON BOARD OF DIRECTORS RECOMMEND?

A: The Greater Hudson board has unanimously approved the merger agreement and the merger and believes that the merger is advisable for Greater Hudson and its shareholders. Accordingly, the Greater Hudson board unanimously recommends that Greater Hudson shareholders vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Q: ARE ANY GREATER HUDSON SHAREHOLDERS ALREADY COMMITTED TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING OF GREATER HUDSON SHAREHOLDERS?

A: Yes. Under voting agreements with ConnectOne, each of the directors of Greater Hudson, acting solely in his or her capacity as a shareholder, has agreed to vote all of the shares of Greater Hudson held by them in favor of approval of the merger agreement. As of the record date for the special meeting of Greater Hudson shareholders, these individuals who are parties to the voting agreements collectively owned approximately 79.28% of the Greater Hudson common stock entitled to vote at the special meeting of Greater Hudson shareholders.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting of shareholders of Greater Hudson will be held at the main offices of Greater Hudson Bank, 715 Route 304, Bardonia, New York 10954 on December 12, 2018 at 5:00 p.m.

Q: WHAT WILL HAPPEN AT THE SPECIAL MEETING?

A: Two proposals will be considered at the special meeting: (1) the proposal to approve the merger agreement and (2) if necessary, approval of one or more adjournments of the special meeting, to permit further solicitation of proxies if there are insufficient votes to approve the merger agreement.

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A: You are entitled to vote at the special meeting if you owned shares of Greater Hudson common stock at the close of business on the record date of November 2, 2018. You will have one vote for each share of Greater Hudson common stock that you owned on the record date. On the record date, there were 12,387,770 shares of Greater Hudson common stock outstanding.

Q: WHAT CONSTITUTES A QUORUM FOR THE SPECIAL MEETING?

A: In order to have a quorum at the special meeting, a majority of the total outstanding shares of Greater Hudson common stock entitled to vote at the special meeting must be represented at the special meeting in person or by proxy. Greater Hudson will count as present at the special meeting, for purposes of determining the presence or absence of a quorum: (i) shares of common stock held by persons attending the special meeting, whether or not they are voting, and (ii) shares of common stock for which Greater Hudson has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Q: IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker, bank or nominee can vote your shares only with your instructions. If you do not provide instructions on how to vote your shares, your broker will not be permitted to vote them, which will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Q: ARE THERE RISKS ASSOCIATED WITH CONNECTONE’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of material risks, see “RISK FACTORS,” beginning at page 18.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement-prospectus, you should indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, so that your shares may be represented and voted at the special meeting of Greater Hudson shareholders. In addition, you may attend the special meeting of Greater Hudson shareholders in person and vote, whether or not you have signed and mailed your proxy card.

If you are a Greater Hudson shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement described in this proxy statement-prospectus and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. If you fail to return your proxy card or do not vote in person or fail to instruct your broker or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Q: MAY I CHANGE OR REVOKE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are two ways for you to revoke your proxy and change or revoke your vote. First, you may send a later-dated, signed proxy card before the special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Corporate Secretary of Greater Hudson at any time prior to the vote being taken at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your vote. If you deliver such a notice or if you do not submit a proxy, you may vote your shares at the special meeting. If you wish to vote in person at the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Q: WHAT IF I FAIL TO SUBMIT MY PROXY CARD?

A: If you fail to return your proxy card or vote in person, or fail to instruct your broker or other nominee to vote your shares, your shares will not be voted. This will have the same effect as a vote against approval of the merger agreement but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. ConnectOne will mail to you instructions for exchanging your Greater Hudson stock certificates promptly after the merger is consummated.

Q: HOW MANY SHARES OF CONNECTONE COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A: ConnectOne expects to issue approximately 3,033,203 shares of common stock pursuant to the merger agreement.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about ConnectOne that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by ConnectOne with the Securities and Exchange Commission (referred to as the SEC). This means that ConnectOne may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Information Incorporated by Reference” beginning at page 69 for a list of documents that ConnectOne has incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN THE PROXY STATEMENT-PROSPECTUS AND DOCUMENTS FILED WITH THE SEC OR BETWEEN DOCUMENTS FILED WITH THE SEC?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement-prospectus may update information contained in one or more of the ConnectOne documents incorporated by reference. Similarly, information in documents that ConnectOne may file after the date of this proxy statement-prospectus may update information contained in this proxy statement-prospectus or information contained in previously filed documents. Later dated documents filed with the SEC and incorporated by reference update and, in the event of a conflict, supersede earlier documents filed with the SEC.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible and currently anticipate that the merger will be completed in early 2019. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Department of Justice may file objections to the merger relating to competitive factors has passed and (b) after the Greater Hudson shareholders have approved the merger agreement at the special meeting.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT-PROSPECTUS?

A: If you have questions about the Greater Hudson special meeting or if you need additional copies of this proxy statement-prospectus, you should contact:

Mr. Edward T. Lutz
Greater Hudson Bank
715 Route 304
Bardonia, NY 10954
Telephone: (845) 215-1000

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the special meeting. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement-prospectus.

The Companies (See page 61 for Greater Hudson and page 61 for ConnectOne)

Greater Hudson Bank
715 Route 304
Bardonia, NY 10954
Telephone: (845) 215-1000

Greater Hudson is an independent New York state chartered full service community bank initially formed in 2002. Greater Hudson conducts a general commercial and retail banking business encompassing a wide range of lending products including commercial and commercial real estate loans, construction loans, term loans and revolving credit arrangements for businesses and consumer loans. It also offers a broad variety of deposit accounts including consumer and commercial checking accounts and a variety of time deposits. Greater Hudson operates out of its main office at 715 Route 304, Bardonia, New York and its six other banking offices.

ConnectOne Bancorp
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Telephone: (201) 816-8900

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank. ConnectOne Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 21 other banking offices.

The Merger (See page 45)

Pursuant to the merger agreement, Greater Hudson will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the merger.

A copy of the merger agreement between ConnectOne, ConnectOne Bank and Greater Hudson is attached to this proxy statement-prospectus as Annex A.

Upon completion of the merger, Greater Hudson shareholders will receive, subject to the terms in the merger agreement, for each outstanding share of Greater Hudson common stock that they own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

The exchange ratio will be adjusted proportionately if ConnectOne makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

ConnectOne will not issue any fractions of a share of common stock. Rather, ConnectOne will pay cash (without interest) for any fractional share interest that any Greater Hudson shareholder would otherwise receive in the merger. All shares of Greater Hudson common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT - Terms of the Merger - What Greater Hudson Shareholders Will Receive in the Merger”, beginning at page 45.

Tax Consequences (See pages 56 to 58)

The tax consequences of the merger are dependent on whether the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of ConnectOne and Greater Hudson to complete the merger is conditioned upon the receipt of a legal opinion from Windels, Marx, Lane & Mittendorf, LLP, counsel to ConnectOne, to the effect that the merger will qualify as a reorganization. Provided that the merger qualifies as a reorganization for United States federal income tax purposes, you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Greater Hudson common stock for shares of ConnectOne common stock. If a special dividend is paid, the amount of any such dividend will be taxed as ordinary dividend income.

Greater Hudson’s Reasons for the Merger (See pages 30 to 31)

The Greater Hudson board has unanimously approved the merger agreement and the merger and believes that the merger is advisable for Greater Hudson and its shareholders. If the merger is consummated, Greater Hudson shareholders will receive ConnectOne common stock in the merger and will become shareholders of a larger and more diversified NASDAQ listed corporation.

In unanimously approving the merger agreement, the Greater Hudson board considered, among other things, the terms of the merger agreement, including the financial terms, the income tax consequences of the transaction, the historical market prices and liquidity of ConnectOne common stock and Greater Hudson common stock, the competitive environment facing Greater Hudson, the business and prospects of ConnectOne and such other reasons as set forth on pages 30 to 31.

Greater Hudson Board Recommendation (See page 31)

The Greater Hudson board unanimously approved the merger agreement and the merger and unanimously recommends that Greater Hudson shareholders vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Opinion of Greater Hudson’s Financial Advisor (See pages 31 to 45)

In connection with the merger, Greater Hudson’s financial advisor, Keefe, Bruyette & Woods, Inc. (referred to as KBW), delivered a written opinion, dated July 11, 2018, to the Greater Hudson board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Greater Hudson common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this proxy statement-prospectus. The opinion was for the information of, and was directed to, the Greater Hudson board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Greater Hudson to engage in the merger or enter into the merger agreement or constitute a recommendation to the Greater Hudson board in connection with the merger, and it does not constitute a recommendation to any holder of Greater Hudson common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Special Meeting Of Greater Hudson’s Shareholders To Be Held On December 12, 2018 (See page 22)

The special meeting of Greater Hudson’s shareholders will be held at the main offices of Greater Hudson Bank, 715 Route 304, Bardonia, New York 10954 on December 12, 2018 at 5:00 p.m. (local time). At the special meeting, Greater Hudson will ask its shareholders to consider and vote upon the following matters:

(1)

Approval of the Agreement and Plan of Merger, dated as of July 11, 2018, by and among ConnectOne Bancorp, ConnectOne Bank and Greater Hudson Bank pursuant to which Greater Hudson Bank will merge with and into ConnectOne Bank; and

(2)

Approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Who can vote (See page 22)

You are entitled to vote at the Greater Hudson special meeting if you owned shares of Greater Hudson common stock at the close of business on the record date of November 2, 2018. You will have one vote for each share of Greater Hudson common stock that you owned on the record date. On the record date, there were 12,387,770 shares of Greater Hudson common stock outstanding.

You may vote either by attending the special meeting of Greater Hudson shareholders and voting your shares, or by completing the enclosed proxy card and mailing it to Greater Hudson in the enclosed postage-paid envelope, as described in the enclosed instructions for Greater Hudson shareholders.

The Greater Hudson board is seeking your proxy to use at the special meeting of Greater Hudson shareholders. Greater Hudson and ConnectOne have prepared this proxy statement-prospectus to assist you in deciding how to vote and whether or not to grant your proxy. If you intend to vote by proxy card, please indicate on your proxy card how you want to vote and then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the special meeting of Greater Hudson shareholders, described in the enclosed instructions for Greater Hudson shareholders.

If you are a Greater Hudson shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. If you fail to return your proxy card or vote in person, or fail to instruct your broker or other nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote against approval of the merger agreement but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Corporate Secretary of Greater Hudson at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, which will have the same effect as a vote against approval of the merger agreement, but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Voting Matters (See page 22)

The approval of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the shares of Greater Hudson common stock outstanding on the record date. The approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement, will require that the number of votes cast in person or by proxy at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal. Each holder of shares of Greater Hudson common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement but will have no effect on the vote to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Voting Agreements (See pages 22 to 23 and page 60)

As of July 11, 2018, the directors of Greater Hudson had sole or shared voting power over 9,761,103 shares of Greater Hudson common stock, or approximately 78.8% of the shares of Greater Hudson common stock outstanding on July 11, 2018. Contemporaneously with the execution of the merger agreement, each of Greater Hudson’s directors entered into an agreement with ConnectOne in which they have agreed to not sell or transfer their shares of Greater Hudson common stock prior to the special meeting of Greater Hudson shareholders and to vote all shares of Greater Hudson common stock that they own on the record date in favor of the merger agreement.

To the best knowledge of ConnectOne and Greater Hudson:

●	As of November 2, 2018, ConnectOne and its directors and executive officers did not hold any shares of Greater Hudson common stock other than shares held in a fiduciary capacity for others.

●	As of November 2, 2018, Greater Hudson’s directors and executive officers, together with their affiliates, did not beneficially own any shares of ConnectOne common stock.

Interests of Greater Hudson Directors and Management in the Merger (See pages 55 to 56)

The directors and executive officers of Greater Hudson have interests in the merger as directors and employees that are different from the interests of the other Greater Hudson shareholders. These interests include, among others:

●

Messrs. Lutz and F. Thomas Cornelius, Greater Hudson’s Chief Financial Officer, and Ms. Lynne Allan, Greater Hudson’s Chief Operating Officer, are parties to change in control or employment agreements that will pay them $421,147, $300,739 and $520,016 respectively if their employment is terminated or they are demoted in connection with the merger;

●

Messrs. Lutz and Cornelius and Ms. Allan hold restricted stock awards covering 9,040, 8,200 and 12,649 shares of Greater Hudson common stock, respectively, on which vesting restrictions will accelerate in connection with the merger;

●

Under the terms of the merger agreement, ConnectOne is required to indemnify the officers and directors of Greater Hudson and maintain insurance covering such officers and directors against claims related to their service as directors or officers for a period of six years following the merger; and

●

Greater Hudson’s main office in Bardonia, New York is leased from an entity owned by Messrs. Kenneth Torsoe and Daniel Rifkin, directors of Greater Hudson. In connection with the merger, the lease for the Bardonia location is being renewed for a five (5) year term, and ConnectOne will have the right to terminate the lease with regard to a portion of the space utilized for administrative offices during the first three (3) years after consummation of the merger. If ConnectOne elects to so terminate, the landlord will be entitled to the payment of three years of rent, less the amount actually paid from the closing of the merger through the termination date. Prior to the lease renewal, Greater Hudson conducted a fair market appraisal as to the value of the lease.

ConnectOne and Mr. Kenneth Torsoe have entered into a Voting and Sell Down Agreement and a Registration Rights Agreement. Under the Voting and Sell Down Agreement, Mr. Torsoe is not required to sell any shares of ConnectOne stock which he may receive in the merger. However, as long as he and certain family members own 4.99% or more of ConnectOne’s outstanding common shares, Mr. Torsoe has agreed pursuant to the Voting and Sell Down Agreement that his ConnectOne shares will be voted with regard to all matters on which a shareholder vote of ConnectOne may be requested by the Board of Directors of ConnectOne in the same manner and proportion as the outstanding voting shares of ConnectOne held by all shareholders other than Mr. Torsoe are voted. Based on Mr. Torsoe’s ownership of Greater Hudson’s outstanding common stock, and the pro forma number of shares of ConnectOne expected to be outstanding upon consummation of the merger (both as of June 30, 2018), it is expected that Mr. Torsoe and his family members referred to in the Voting and Sell Down Agreement would own 6.57% of the outstanding ConnectOne stock, in the aggregate. In the event Mr. Torsoe elects to sell his shares of ConnectOne common stock and gives ConnectOne notice of his demand for registration, under the Registration Rights Agreement, ConnectOne is required to work with Mr. Torsoe to register his shares under Section 5 of the Securities Act. In addition, in the event ConnectOne files a registration statement under Section 5 of the Securities Act on a form which would permit the registration of Mr. Torsoe’s shares, ConnectOne is required to give Mr. Torsoe notice of such proposed filing, and register some or all of Mr. Torsoe’s shares on such registration statement, if requested by Mr. Torsoe. ConnectOne is permitted to suspend its registration of Mr. Torsoe’s shares in the event such continuing registration would require ConnectOne to disclose material non-public information which ConnectOne is not otherwise required to disclose if such disclosure would have a material adverse effect on ConnectOne or relates to a material business transaction involving ConnectOne. ConnectOne shall pay all registration expenses in connection with the registration of shares pursuant to the Registration Rights Agreement. Following closing of the merger, Mr. Torsoe intends to reduce his ownership of ConnectOne common stock so that the aggregate number of shares owned by Mr. Torsoe and his applicable family members is less than 4.99% of ConnectOne’s outstanding common shares. Mr. Torsoe intends to assess market conditions following closing of the merger and sell his shares of ConnectOne common stock in an orderly manner as market conditions are conducive to a sale.

The Greater Hudson board and ConnectOne’s Board of Directors were aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to Greater Hudson’s management, see pages 55 to 56.

Merger Expected to Occur in Early 2019 (See page 46)

The merger of Greater Hudson with and into ConnectOne Bank will become final when a merger agreement attaching certifications by ConnectOne Bank and Greater Hudson as to the requisite shareholder approval having been obtained, is filed with the NJDBI and the New York Superintendent of Financial Services. That certificate may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Department of Justice may file objections to the merger relating to competitive factors has passed, and Greater Hudson’s shareholders approve the merger agreement and the merger. We currently anticipate that the merger will be completed in early 2019, although delays could occur.

We cannot assure you that we can obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before the merger will be completed (See page 55)

Our obligation to complete the merger is subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the NJDBI and the FDIC. Applications were filed with each of the FDIC and the NJDBI on August 21, 2018, and approvals are pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

●	Greater Hudson shareholders must approve the merger agreement at the Greater Hudson special meeting.

●	Greater Hudson and ConnectOne must each receive an opinion of ConnectOne’s counsel with respect to certain tax matters.

●	Greater Hudson and ConnectOne must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications.

The merger agreement attached to this proxy statement-prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger agreement is possible (See pages 52 to 53)

ConnectOne and Greater Hudson may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each entity can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by July 11, 2019, unless the terminating party’s breach is the reason that the merger is not completed.

Greater Hudson may also terminate the merger agreement if:

●

during a specified 10 trading day period, the average closing sale price of ConnectOne common stock on the NASDAQ Global Market is less than 80% of its closing price on July 11, 2018, the day prior to announcement of the merger ($25.20); and

●

such average closing sale price of ConnectOne common stock underperforms the average stock price of the NASDAQ Bank Index by more than 20 percentage points, as measured in accordance with the merger agreement.

Greater Hudson has agreed to pay a fee of $3,200,000 to ConnectOne upon a termination of the merger agreement under certain circumstances described in the merger agreement.

See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Termination” beginning at page 52 for additional information regarding this and other bases for terminating the merger agreement, including Greater Hudson’s “fiduciary out.”

Rights of ConnectOne shareholders differ from those of Greater Hudson shareholders (See pages 64 to 67)

When the merger is completed, each Greater Hudson shareholder will automatically become a ConnectOne shareholder. The rights of ConnectOne shareholders differ from the rights of Greater Hudson shareholders in certain ways, primarily because the rights of ConnectOne shareholders are governed by the New Jersey Business Corporation Act and ConnectOne’s Certificate of Incorporation and By-laws while the rights of Greater Hudson’s shareholders are governed by the New York Banking Law and Greater Hudson’s Certificate of Incorporation and By-laws.

Greater Hudson’s shareholders have dissenters’ appraisal rights (See page 59)

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that Greater Hudson pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with the merger.

Shareholders of Greater Hudson are entitled to exercise their rights as dissenting shareholders under Section 604 of the New York Banking Law, as amended, but only if they comply strictly with all of the procedural and other requirements of Section 604 and Section 6022 of the New York Banking Law. The text of Section 604 and Section 6022 of the New York Banking Law, as amended, is attached to this proxy statement-prospectus as Annex C. For a summary of Section 604 and Section 6022, please see pages 59 to 60.

Legal Proceedings

Two complaints have been filed against Greater Hudson Bank and the members of the Greater Hudson board in the Supreme Court of the State of New York, Rockland County, seeking class action status and asserting that Greater Hudson and the members of the Greater Hudson board violated their fiduciary duties to Greater Hudson shareholders in connection with the proposed merger. It is also alleged that Greater Hudson aided and abetted the individual defendants in their alleged breaches of fiduciary duties, and in one complaint that ConnectOne aided and abetted the individual defendants in their alleged breaches of fiduciary duties.

The asserted factual bases for the allegations of breach of duty include the inclusion of certain deal protection mechanisms, and generally that Greater Hudson and the Greater Hudson board failed in its duty to disclose all material facts in this proxy statement in order to allow Greater Hudson’s shareholders to make an informed decision as to whether to vote in favor of the merger agreement, including failure to adequately disclose: (i) alleged conflicts of interest of the special committee of the Greater Hudson board with respect to the transaction; (ii) the purported sale process the Greater Hudson board engaged in; (iii) the details of the analyses underlying the opinion prepared by Greater Hudson’s financial advisor that the consideration is fair to Greater Hudson shareholders; and (iv) any fee to be received by Greater Hudson’s financial advisor that is contingent upon consummation of the merger.

Greater Hudson and ConnectOne are evaluating the complaint, and intends to vigorously defend the allegations contained in the complaint.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Greater Hudson

The shares of Greater Hudson common stock are traded on the OTCQX marketplace under the trading symbol “GHDS”. The following table sets forth the high and low bid quotations as reported on the OTCQX marketplace for shares of Greater Hudson common stock for each quarter during 2018 year-to-date, 2017 and 2016. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

For the calendar quarterly period ended:	High	Low
2018
March 31, 2018	$5.42	$5.00
June 30, 2018	5.60	5.01
September 30, 2018	6.11	5.35
December 31, 2018 (through November 13, 2018)	5.76	5.00
2017
March 31, 2017	$7.00	$4.15
June 30, 2017	5.18	4.60
September 30, 2017	5.05	4.65
December 31, 2017	6.00	4.90
2016
March 31, 2016	$4.90	$3.90
June 30, 2016	5.00	3.95
September 30, 2016	4.25	3.92
December 31, 2016	4.50	4.00

As of November 2, 2018, there were approximately 302 record holders of Greater Hudson common stock.

Greater Hudson does not pay regular cash dividends on its common stock, although it declared and paid a special cash dividends of $0.05 per share of common stock on December 23, 2016. Under the merger agreement, greater Hudson is prohibited from paying cash dividends on its common stock until consummation or termination of the merger.

ConnectOne

The common stock of ConnectOne trades on the NASDAQ Global Select Market under the trading symbol “CNOB”. The following are the high and low closing sales prices per share for each quarter during 2018 year-to-date, 2017 and 2016, as reported on the NASDAQ Global Select Market.

For the calendar quarterly period ended:	High	Low
2018
March 31, 2018	$31.35	$26.10
June 30, 2018	29.40	24.90
September 30, 2018	25.70	23.70
December 31, 2018 (through November 13, 2018)	23.67	19.36
2017
March 31, 2017	$26.00	$22.45
June 30, 2017	24.40	21.50
September 30, 2017	24.60	21.25
December 31, 2017	27.80	24.70
2016
March 31, 2016	$18.63	$15.17
June 30, 2016	17.30	15.12
September 30, 2016	18.86	15.22
December 31, 2016	26.50	17.78

As of November 13, 2018, there were approximately 464 record holders of ConnectOne’s common stock.

ConnectOne Bancorp has paid a quarterly cash dividend of $0.075 per common share each quarter of 2016, 2017 and 2018.

On July 11, 2018, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale prices of ConnectOne common stock on the NASDAQ Global Select Market and Greater Hudson common stock on the OTCQX marketplace were as follows:
	July 11, 2018
	High	Low	Closing Sale Price
ConnectOne	$25.35	$25.20	$25.20
Greater Hudson	$5.35	$5.35	$5.35

On November 13, 2018, the last practicable full trading day prior to the printing of this proxy statement-prospectus, the reported high and low sales prices and the closing sale prices of ConnectOne common stock on the NASDAQ Global Select Market and Greater Hudson common stock on the OTCQX marketplace were as follows:

	November 13, 2018
	High	Low	Closing Sale Price
ConnectOne	$21.33	$20.70	$21.08
Greater Hudson	$5.11	$5.11	$5.11

Shareholders are urged to obtain current market quotations for shares of ConnectOne common stock and Greater Hudson common stock.

Equivalent value per share

The following table shows the closing sale price of ConnectOne common stock on the NASDAQ Global Select Market on July 11, 2018, the last full trading day prior to announcement of the execution of the merger agreement, and on November 13, 2018, the last practicable full trading day prior to the printing of this proxy statement-prospectus, the closing sale price of Greater Hudson common stock on the OTCQX marketplace on the same two dates and the equivalent value per share of Greater Hudson common stock on the same two dates. The equivalent value per share is calculated by multiplying the per share price of ConnectOne common stock by the assumed exchange ratio of 0.245 of a share of ConnectOne common stock.

			Equivalent Value Per
		Greater	Share of Greater
	ConnectOne	Hudson	Hudson
	Common Stock	Common Stock	Common Stock
July 11, 2018	$25.20	$5.35	$6.174
November 13, 2018	$21.08	$5.11	$5.165

SUMMARY HISTORICAL FINANCIAL DATA

ConnectOne Summary Historical Consolidated Financial Information

The following table sets forth summary consolidated financial data for ConnectOne for each of the periods and as of the dates indicated. The financial data as of and for the years ended December 31, 2013 through 2017 are derived from ConnectOne’s audited consolidated financial statements. The financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 are derived from ConnectOne’s unaudited consolidated financial statements.

	(Unaudited)
	Nine Months Ended
	September 30		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$158,910	$131,113	$181,324	$161,241	$140,967	$94,207	$57,268
Total interest expense	41,856	25,852	36,255	31,096	23,814	14,808	11,082
Net interest income	117,054	105,261	145,069	130,145	117,153	79,399	46,186
Provision for loan losses	20,000	4,000	6,000	38,700	12,605	4,683	350
Net interest income after provision for loan losses	97,054	101,261	139,069	91,445	104,548	74,716	45,836
Other income	4,224	6,180	8,204	9,920	11,173	7,498	6,851
Other expenses	52,454	62,193	78,759	58,507	54,484	54,804	25,278
Income before income taxes	48,824	45,248	68,514	42,858	61,237	27,410	27,409
Income tax expense	7,144	12,608	25,294	11,776	19,926	8,845	7,484
Net income	$41,680	$32,640	43,220	31,082	41,311	18,565	19,925
Basic earnings per share	$1.30	$1.02	$1.35	$1.02	$1.37	$0.80	$1.21
Diluted earnings per share	1.29	1.01	1.34	1.01	1.36	0.79	1.21

	As of and
	for the nine
	months ended
	September 30,
	2018	December 31,
	(Unaudited)	2017	2016	2015	2014	2013
	(Dollars in thousands)
Selected Financial Data:
Total Assets	$5,368,641	$5,108,442	$4,426,348	$4,015,909	$3,448,572	$1,673,082
Total Loans Receivable	4,462,487	4,171,456	3,475,832	3,099,007	2,538,641	960,943
Total Deposits	3,988,765	3,795,128	3,344,271	2,790,966	2,475,607	1,342,005
Shareholders’ Equity	594,871	565,437	531,032	477,344	446,219	168,584

Selected Financial Ratios:
Return on Average Assets	1.09%	0.93%	0.73%	1.13%	0.74%	1.22%
Return on Average Common Stockholders’ Equity	9.61%	7.81	6.30	9.03	6.13	12.87
Tier 1 Capital to Average Assets	9.15%	8.92	9.29	9.07	9.37	9.69

Greater Hudson Summary Historical Consolidated Financial Information

The following table sets forth summary consolidated financial data for Greater Hudson for each of the periods and as of the dates indicated. The financial data as of and for the years ended December 31, 2013 through 2017 are derived from Greater Hudson’s audited consolidated financial statements. The financial data as of September 30, 2018 and for the nine months ended September 30, 2018 and 2017 are derived from Greater Hudson’s unaudited consolidated financial statements.

	(Unaudited)
	Nine Months Ended September 30,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$16,520	$14,944	$19,779	$17,978	$16,647	$15,417	$13,761
Total interest expense	3,482	2,509	3,441	3,059	2,945	2,651	2,211
Net interest income	13,038	12,435	16,338	14,919	13,702	12,766	11,550
Provision for loan losses	6,385	172	393	1,196	238	(48)	1,302
Net interest income after provision for loan losses	6,653	12,263	15,945	13,723	13,464	12,814	10,248
Other income	735	1,092	1,321	1,049	856	1,188	595
Other expenses	10,952	8,963	12,079	10,408	9,654	8,950	8,454
Income before income taxes	(3,564)	4,392	5,187	4,364	4,666	5,052	2,389
Income tax expense	(835)	1,421	2,692	1,363	1,489	2,393	849
Net income	$(2,729)	$2,971	$2,495	$3,001	$3,177	$2,659	$1,540
Basic and diluted earnings per share	$(0.22)	$0.24	$0.20	$0.27	$0.32	$0.27	$0.15

	(Unaudited)
	September 30,	December 31,
	2018	2017	2016	2015	2014	2013
	(Dollars in thousands)
Selected Financial Data:
Total Assets	$528,538	$482,867	$505,601	$432,701	$394,367	$335,787
Total Loans, net of unearned income	376,545	322,633	332,174	282,548	256,745	220,741
Total Deposits	426,556	381,764	398,161	340,011	316,976	267,245
Shareholders’ Equity	53,225	57,615	54,972	44,352	41,532	38,975

Selected Financial Ratios:
Return on Average Assets	.72%	0.51%	0.66%	0.78%	0.72%	0.48%
Return on Average Equity	6.76%	4.30	6.58	7.24	6.51	3.89
Tier 1 Capital to Average Assets	10.62%	11.9	11.4	10.0	10.6	12.2

FORWARD-LOOKING INFORMATION

Information set forth in this proxy statement-prospectus, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger between ConnectOne Bank and Greater Hudson, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission (referred to as the SEC). Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, and the combined company’s plans, objectives, expectations and intentions. Any statements that are not statements of historical fact, including statements containing such words as “will,” “could,” “plans,” “intends,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “anticipate,” “estimated,” or similar expressions, should also be considered forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue influence on these forward-looking statements, which are based upon the current beliefs and expectations of the management of ConnectOne and Greater Hudson. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements.

Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the risk that Greater Hudson’s shareholders may not adopt the merger agreement; (3) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (4) delays in closing the merger or other risks that any of the closing conditions to the merger may not be satisfied in a timely manner; (5) the inability to realize expected cost savings and synergies from the merger in the amounts or in the timeframe anticipated; (6) the diversion of management’s time from ongoing business operations due to issues relating to the merger; (7) costs or difficulties relating to integration matters might be greater than expected; (8) material adverse changes in the ConnectOne’s or Greater Hudson’s operations or earnings; (9) potential litigation in connection with the merger; and (10) the inability to retain Greater Hudson’s customers and employees. Although ConnectOne’s management has taken certain steps to mitigate any negative effect of the aforementioned items, significant unfavorable changes could severely impact the assumptions used and could have an adverse effect on profitability.

Additional factors that could cause ConnectOne’s results to differ materially from those described in the forward-looking statements can be found in ConnectOne’s filings with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

ConnectOne undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus. All subsequent written and oral forward-looking statements concerning the proposed merger or other matters addressed in this proxy statement-prospectus and attributable to ConnectOne or Greater Hudson or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, ConnectOne and Greater Hudson undertake no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

By approving the merger, Greater Hudson shareholders will receive ConnectOne common stock and thus will be investing in ConnectOne common stock. An investment in ConnectOne common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately preceding this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

RISKS PERTAINING TO THE PROPOSED MERGER

Greater Hudson shareholders cannot be certain of the market value of the merger consideration they will receive because the market price of ConnectOne common stock may fluctuate.

Upon completion of the merger, Greater Hudson common shareholders will be entitled to receive, subject to the terms in the merger agreement, for each outstanding share of Greater Hudson common stock that they own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

The market value of the consideration in the merger may vary from the closing price of ConnectOne common stock on the date we announced the merger, on the date that this document is being mailed to Greater Hudson shareholders, on the date of the special meeting of Greater Hudson shareholders and on the date we complete the merger and thereafter. Any change in the market price of ConnectOne common stock prior to completion of the merger will affect the market value of the consideration in the merger that Greater Hudson shareholders will receive upon completion of the merger. Accordingly, at the time of the Greater Hudson special meeting, Greater Hudson shareholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger.

There will be no adjustment to the merger consideration for changes in the market price of either shares of ConnectOne common stock or shares of Greater Hudson common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in ConnectOne’s or Greater Hudson’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond ConnectOne’s or Greater Hudson’s control. Greater Hudson shareholders should obtain current market quotations for shares of ConnectOne common stock and for shares of Greater Hudson common stock before they vote on the merger.

The Internal Revenue Service could challenge the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which could result in adverse tax consequences.

ConnectOne and Greater Hudson have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In particular, ConnectOne and Greater Hudson believe the stock for stock exchange satisfies the “continuity of interest” rule under Section 368(a) of the Internal Revenue Code. However, no ruling is being sought from the Internal Revenue Service (referred to as the IRS) on this issue, and it is possible that the IRS may challenge this position. If the IRS were to challenge successfully the treatment of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, there may be adverse tax consequences to holders of Greater Hudson common stock. In addition, Greater Hudson may be subject to additional tax, for which ConnectOne will become liable as a result of the merger. These tax consequences are described more fully under “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT - Material United States Federal Income Tax Consequences - Tax Consequences if the Merger Fails to Qualify as a Reorganization.”

Greater Hudson’s shareholders will have less influence as a shareholder of ConnectOne than as a shareholder of Greater Hudson.

The shareholders of Greater Hudson currently have the right to control Greater Hudson through their ability to elect the Greater Hudson board and to vote on other matters affecting Greater Hudson. The merger will transfer control of Greater Hudson to ConnectOne. After completion of the merger, former Greater Hudson shareholders will own less than 9.0% of ConnectOne’s outstanding common stock. Consequently, the former Greater Hudson shareholders will exercise much less influence over the management and policies of ConnectOne than they currently exercise over the management and policies of Greater Hudson.

If ConnectOne Bank does not successfully integrate Greater Hudson and any other banks that ConnectOne or ConnectOne Bank may acquire in the future, the combined bank may be adversely affected.

If the merger of Greater Hudson with and into ConnectOne Bank is completed, and if ConnectOne or ConnectOne Bank makes additional acquisitions in the future, ConnectOne or ConnectOne Bank will need to integrate the acquired entities into its existing business and systems. ConnectOne or ConnectOne Bank may experience difficulties in accomplishing this integration or in effectively managing the combined bank after the merger with Greater Hudson, and after any future acquisition. Any actual cost savings or revenue enhancements that ConnectOne or ConnectOne Bank may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry and regulatory and business conditions. Many of these events will be beyond ConnectOne’s or ConnectOne Bank’s control, and ConnectOne and ConnectOne Bank cannot assure you that if the merger is consummated or if ConnectOne or ConnectOne Bank makes any additional acquisitions in the future, it will be successful in integrating those businesses into its own.

ConnectOne may issue additional shares of common stock as a result of the merger or otherwise, which may dilute the ownership and voting power of its shareholders and the book value of its common stock.

ConnectOne is currently authorized to issue up to 50,000,000 shares of common stock of which 32,071,860 shares were outstanding on December 31, 2017 and an additional 3,033,203 shares are estimated to be issued in the merger. In addition, ConnectOne may decide to issue additional shares of common stock for any corporate purposes. The Board of Directors of ConnectOne has authority, without action or vote of ConnectOne shareholders, to issue all or part of the authorized but unissued shares of common stock in public offerings or up to 20% of its outstanding common stock in non-public offerings. Any issuance of shares of ConnectOne common stock will dilute the percentage ownership interest of ConnectOne common shareholders, including Greater Hudson common shareholders who become ConnectOne common shareholders, and may dilute the book value of ConnectOne common stock.

ConnectOne’s future acquisitions could also dilute your ownership of ConnectOne and may cause ConnectOne to become more susceptible to adverse economic events.

ConnectOne may acquire or make investments in banks and other complementary businesses with its common stock in the future. ConnectOne may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in ConnectOne. Future business acquisitions could be material to ConnectOne, and the degree of success achieved in acquiring and integrating these businesses into ConnectOne could have a material effect on the value of ConnectOne common stock. In addition, any such acquisition could require ConnectOne to use substantial cash or other liquid assets or to incur debt. In those events, ConnectOne could become more susceptible to economic downturns and competitive pressures.

If the merger does not occur by July 11, 2019, each of ConnectOne and Greater Hudson is generally free to choose not to proceed with the merger.

Either ConnectOne or Greater Hudson may terminate the merger agreement if the merger has not been completed by July 11, 2019, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although ConnectOne and Greater Hudson expect to close the merger in early 2019, there can be no assurance that all conditions to the merger will be satisfied or waived by July 11, 2019.

The expected benefits of the merger may not be realized if the combined bank does not achieve certain cost savings and other benefits.

ConnectOne’s belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined bank’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined bank.

Greater Hudson’s officers and directors may have conflicts of interest and will receive benefits in the merger that other Greater Hudson shareholders will not receive.

Greater Hudson’s directors and executive officers may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other Greater Hudson shareholders will not receive. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Interests of Management and Others in the Merger” beginning on page 55. Both Boards of Directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

Shareholders may be unable to timely sell shares after completion of the merger.

There will be a time period between the completion of the merger and the time at which former Greater Hudson shareholders actually receive their shares of ConnectOne common stock. Until shares are received, former Greater Hudson shareholders may not be able to sell their ConnectOne shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of ConnectOne common stock during this period.

The merger agreement limits Greater Hudson’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Greater Hudson for greater consideration than what ConnectOne has agreed to pay.

The merger agreement contains provisions that make it more difficult for Greater Hudson to sell its business to a party other than ConnectOne. These provisions include a general prohibition on Greater Hudson soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to Greater Hudson’s agreement that the Greater Hudson board will not withdraw or modify in a manner adverse to ConnectOne the recommendation of the Greater Hudson board in favor of the adoption of the merger agreement. Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by Greater Hudson stockholders, the Greater Hudson board is permitted to withdraw or modify in a manner adverse to ConnectOne the recommendation of the Greater Hudson board in favor of the adoption of the merger agreement if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Greater Hudson stockholders under applicable law. In the event that Greater Hudson pursues such an alternative course, it may be required to pay to ConnectOne a $3,200,000 termination fee.

While Greater Hudson believes these provisions and agreements are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Greater Hudson from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration.

Greater Hudson will be subject to business uncertainties and contractual restrictions while the merger is pending.

The merger agreement places certain restrictions on the conduct of Greater Hudson prior to completion of the merger. Such restrictions, which may only be waived with ConnectOne’s consent, may prevent Greater Hudson from taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT - Conduct of Business Pending the Merger” beginning on page 48 for a description of the restrictive covenants applicable to Great Hudson). If the merger is not completed for any reason, Greater Hudson may be adversely affected by these restrictions without realizing any of the benefits of having completed the merger,

The merger is subject to receipt of consents and approvals from governmental authorities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on Greater Hudson.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, approval by the FDIC and the NJDBI. Although each of ConnectOne and Greater Hudson has agreed not to take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated by the merger agreement or the completion of the merger, there can be no assurance that such approvals will be received, or if they are received, received in a timely manner, or that any such approvals, if received, will not contain conditions that could have a material adverse effect or be materially burdensome.

Litigation relating to the merger could require us to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

On October 8, 2018, and October 29, 2018 purported Greater Hudson shareholders filed putative shareholder class actions against Greater Hudson and the members of the Greater Hudson board in the Supreme Court of the State of New York, Rockland County. The actions generally allege that members of the Greater Hudson board breached their fiduciary duties by making inadequate disclosure of various facts concerning the merger. The action filed on October 29, 2018 also names ConnectOne Bancorp, Inc. as a defendant and alleges that it has aided and abetted the members of the Greater Hudson board in their alleged breaches of fiduciary duties. The action seeks to require Greater Hudson to provide additional disclosure to its shareholders, and enjoin the merger if it does not, as well as unspecified costs and attorneys’ fees and expense. In light of the foregoing, there can be no assurance that the merger will be consummated, or that it will be consummated in a timely manner without undue expense.

RISKS PERTAINING TO CONNECTONE’S BUSINESS

For a discussion of risk factors pertaining to ConnectOne’s business, please refer to ConnectOne’s Annual Report on Form 10-K, which was filed with the SEC on March 6, 2018 and is incorporated by reference in this proxy statement-prospectus.

THE SPECIAL MEETING

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

Greater Hudson will hold its special meeting of shareholders at the main offices of Greater Hudson Bank, 715 Route 304, Bardonia, New York 10954 on December 12, 2018 at 5:00 p.m. (local time).

WHAT WILL BE VOTED ON AT THE SHAREHOLDERS’ MEETING

At the Greater Hudson special meeting, Greater Hudson shareholders will consider and vote upon the following matters:

(1)	Approval of the Agreement and Plan of Merger, dated as of July 11, 2018, by and among ConnectOne, ConnectOne Bank and Greater Hudson pursuant to which Greater Hudson will merge with and into ConnectOne Bank; and

(2)

Approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

If a quorum is not present, or if fewer shares of Greater Hudson common stock are voted in favor of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement. Assuming a quorum is present, the number of votes cast in person or by proxy at the special meeting in favor of the adjournment proposal must exceed the number of votes cast against the adjournment proposal to approve any adjournment of the special meeting.

SHAREHOLDERS ENTITLED TO VOTE

Greater Hudson has set November 2, 2018 as the record date to determine which Greater Hudson shareholders will be entitled to vote at the special meeting. Only Greater Hudson shareholders at the close of business on this record date will be entitled to vote at the special meeting. As of the record date, there were 12,387,770 shares of Greater Hudson common stock outstanding and entitled to be voted at the special meeting, held by approximately 302 shareholders of record. Each holder of shares of Greater Hudson common stock outstanding on the record date will be entitled to one vote for each share held of record.

NUMBER OF SHARES THAT MUST BE REPRESENTED FOR A VOTE TO BE TAKEN

In order to have a quorum at the special meeting, a majority of the total outstanding shares of common stock entitled to vote at the special meeting must be represented at the special meeting in person or by proxy.

Greater Hudson will count as present at the special meeting, for purposes of determining the presence or absence of a quorum:

●	shares of common stock held by persons attending the special meeting, whether or not they are voting, and
●	shares of common stock for which Greater Hudson has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

VOTE REQUIRED; VOTING AGREEMENTS

The approval of the merger agreement will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the shares of Greater Hudson’s common stock outstanding on the record date. The approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement will require that the number of votes cast in person or by proxy at the special meeting in favor of the proposal exceeds the number of votes cast against the proposal. Each holder of shares of Greater Hudson common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against the merger and merger agreement. Abstentions and broker non-votes will have no effect on the approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Contemporaneously with the execution of the merger agreement, each of the directors of Greater Hudson entered into an agreement with ConnectOne to vote all shares of Greater Hudson common stock for which they have voting power on the record date in favor of the approval of the merger agreement. As of the record date of November 2, 2018, such directors had sole or shared voting power over 9,809,343 shares of Greater Hudson common stock, or approximately 79.28% of the shares of Greater Hudson common stock outstanding on November 2, 2018.

VOTING YOUR SHARES

The Greater Hudson Board is soliciting proxies from the Greater Hudson shareholders. This will give you an opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a Greater Hudson shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. If you fail to return your proxy card or vote in person or fail to instruct your broker or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Corporate Secretary of Greater Hudson at any time before it is voted at the applicable special meeting.

You cannot vote shares held by your broker or other nominee in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee will not be permitted to vote those shares.

Greater Hudson shareholders will have four alternative ways to vote:

●	by proxy card; or
●	in person at the special meeting.

Please take a moment to read the instructions for voting at the Greater Hudson special meeting of shareholders, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a Greater Hudson shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and the merger and “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Voting in Person. If you attend the Greater Hudson special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting.

If you fail to return your proxy card or vote in person or fail to instruct your broker or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement but will have no effect on the proposal regarding approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

REVOKING OR CHANGING YOUR VOTE

As a Greater Hudson shareholder, you will be able to revoke or change your vote as many times as you wish, and the last vote received chronologically by any means will supersede your prior vote(s) or revocations(s).

Any Greater Hudson shareholder may revoke a proxy at any time before or at the Greater Hudson special meeting in one or more of the following ways:

●	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Lynne C. Allan, Corporate, Secretary; or
●	Submitting a later-dated proxy card;

A Greater Hudson shareholder should send any written notice of revocation or subsequent proxy to Greater Hudson Bank, Attention: Lynne C. Allan, Corporate Secretary, 715 Route 304, Bardonia, NY 10954, or hand deliver the notice of revocation or subsequent proxy to Lynne C. Allan before the taking of the vote at the Greater Hudson special meeting. Attendance at the Greater Hudson special meeting will not by itself constitute a revocation of a proxy.

SOLICITATION OF PROXIES AND COSTS

The solicitation of proxies for the Greater Hudson special meeting of shareholders is made on behalf of the Greater Hudson board. Greater Hudson will pay the costs of soliciting proxies with respect to its special meeting. In addition to solicitation by mail, directors, officers and employees acting on behalf of Greater Hudson may solicit proxies for the special meeting in person or by telephone, telegraph, facsimile or other means of communication. Greater Hudson will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

Greater Hudson will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Greater Hudson will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

PRINCIPAL SHAREHOLDERS OF GREATER HUDSON

The tables below provides certain information about beneficial ownership of Greater Hudson common stock as of November 2, 2018. The table shows information for:

●	Each of Greater Hudson’s directors;
●	Each of Greater Hudson’s executive officers;
●	All of Greater Hudson’s directors and executive officers as a group; and
●	Each person, or group of affiliated person, who is known to Greater Hudson to beneficially own more than 5% of Greater Hudson’s common stock.

Except as otherwise noted, the persons or entities in the below tables have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. In addition, except as otherwise noted, the address of each person or entity in the below tables is c/o Greater Hudson Bank, 715 Route 304, Bardonia, NY 10954.

Beneficial Owner	Common Stock(1)		Percentage Ownership
Kenneth J. Torsoe	8,367,083		67.55%
Lynne C. Allan	35,800	(6)	*
Steven B. Bakst	49,901	(2)	*
Stephen A. Coyle	417,600	(5)	3.37%
Edward T. Lutz	111,958	(4)(6)	*
Ray S. Pantel	12,001	(5)	*
Daniel E. Rifkin	800,000	(3)	6.45%
F. Thomas Cornelius	15,000	(6)	*
All Directors and Executive Officers (8 persons)	9,809,343		79.19%
____________________

*	Indicates less than 1%.

(1)

In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting or investment power with respect to such security. This includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the person named in the table may possess voting and/or investment power. Except as otherwise noted, all shares are owned of record or beneficially by the named person. The information provided in the above tables and in the footnotes below was provided by the individuals and entities referred to in the tables and while such information is believed to be correct by ConnectOne, it cannot independently verify such information.

(2)	Includes 600 shares held in an Individual Retirement Account (“IRA”) for the benefit of Mr. Bakst’s two children, and 200 shares, to which he disclaims beneficial ownership, held by his spouse in an IRA. 9,750 held in a joint account with his wife, 10,000 held in a IRA and 5,200 in an IRA held by his spouse.

(3)	Includes 632,633 shares held jointly with Mr. Rifkin’s spouse, 66,100 shares held in an IRA and 68,800 shares held in his spouse’s IRA.

(4)	Includes 39,000 shares held jointly with Mr. Lutz’s spouse, 4,500 shares held for benefit of Mr. Lutz’s spouse and 46,358 in a custodial account for benefit of Mr. Lutz.

(5)	All shares are held in director’s name.

(6)	Also includes shares of restricted Common Stock granted under the Bank’s 2011 and 2017 Restricted Stock Plans as follows: Ms. Allan, 5,300 shares granted in each of 2011, 2013, 2014, 2015, and 20,300 in 2017; Mr. Cornelius, 13,850 shares granted in each of 2011, 2013, 2014, and 2017; and Mr. Lutz, 22,100 shares granted in each of 2013, 2014, 2015, and 2017. Each restricted stock award vests over a five-year period. The shares are subject to forfeiture if the award recipient leaves the service of the Bank prior to vesting, except in certain limited circumstances.

PROPOSAL 1:
APPROVAL OF THE MERGER AGREEMENT

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement-prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the merger agreement carefully.

The merger agreement provides that Greater Hudson will merge with and into ConnectOne Bank, with ConnectOne Bank as the surviving bank in the merger. Upon completion of the merger, Greater Hudson shareholders will receive, subject to the terms in the merger agreement, for each outstanding share of Greater Hudson common stock that they own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

See “--Terms of the Merger -What Greater Hudson Shareholders Will Receive in the Merger,” beginning at page 45.

The exchange ratio will be adjusted proportionately if ConnectOne makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

ConnectOne will not issue any fractions of a share of common stock. Rather, ConnectOne will pay cash (without interest) for any fractional share interest any Greater Hudson shareholder would otherwise receive in the merger. All shares of Greater Hudson common stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former Greater Hudson shareholder.

The Boards of Directors of Greater Hudson, ConnectOne and ConnectOne Bank have unanimously approved and adopted the merger agreement and believe that the merger is advisable for their respective shareholders. The Greater Hudson Board unanimously recommends that Greater Hudson shareholders vote “FOR” approval of the merger agreement.

The directors and executive officers of Greater Hudson have interests in the merger as directors or executive officers that are different from the interests of Greater Hudson’s shareholders in general. See “– Interests of Management and Others in the Merger” beginning on page 55. These interests were considered by Greater Hudson’s Board and ConnectOne’s Board before approving the merger agreement and in the case of Greater Hudson’s Board, recommending approval of the merger agreement to Greater Hudson’s shareholders.

BACKGROUND OF THE MERGER

Since the recapitalization of the former Community Bank of Orange by the current Greater Hudson management team in the fall of 2008, the Bank has grown from total assets of $68.0 million at September 30, 2008 to total assets of $519.7 million at June 30, 2018. However, although Greater Hudson has been consistently profitable since 2010, the Greater Hudson board in 2017 began focusing on issues of senior management and board succession, concentration of ownership in Greater Hudson’s stock and the absence of significant liquidity in the trading markets for Greater Hudson’s stock and increased challenges, as a community bank, to accelerating its growth and profitability trajectories.

As a result of these concerns, at a regular meeting of the Greater Hudson board held on January 25, 2018, the Greater Hudson board determined that a sale of Greater Hudson could be in the best interests of Greater Hudson’s shareholders and established a special committee of the Greater Hudson board (referred to as the Strategic Planning Committee), consisting of Messrs. Kenneth J. Torsoe, Daniel Rifkin and Edward Lutz, to explore, evaluate and oversee all matters relating to a potential sale of Greater Hudson. On January 25, 2018, the Strategic Planning Committee authorized Mr. Lutz to engage Keefe, Bruyette & Woods, Inc. (“KBW”) to act as Greater Hudson’s financial advisor with respect to a potential sale of Greater Hudson. KBW was subsequently engaged.

At a special meeting of the Greater Hudson board held on February 26, 2018, representatives of KBW reviewed with the Greater Hudson board the current merger and acquisitions market and Greater Hudson’s performance compared to peer institutions. Representatives of KBW also discussed with the Greater Hudson board eighteen potential bidders for Greater Hudson which appeared to have the financial ability to acquire Greater Hudson. At the conclusion of the meeting, KBW was directed by the Greater Hudson board to initiate contact with four financial institutions, including ConnectOne, that had been discussed with the Greater Hudson board by KBW as potential bidders for Greater Hudson and were determined by the Greater Hudson board, in consultation with KBW, to have the greatest financial ability to acquire Greater Hudson and to be the most likely to be interested in a transaction with Greater Hudson.

During the month of March 2018, representatives of KBW contacted each of the four financial institutions selected by the Greater Hudson board. Three of the four institutions, including ConnectOne, executed non-disclosure agreements (ConnectOne executed a non-disclosure agreement on March 12, 2018), while the fourth institution indicated that it was not interested in pursuing a potential transaction with Greater Hudson. A fifth institution also contacted KBW and expressed interest in participating in any sale process being undertaken by Greater Hudson. This institution also executed a non-disclosure agreement. The non-disclosure agreements executed by each interested bidder, including ConnectOne, had standard terms and conditions, requiring each bidder to agree to keep all non-public Greater Hudson information received confidential, and to only use such information to evaluate a potential transaction with Greater Hudson. None of the agreements contained any standstill provisions. Representatives of Greater Hudson worked with representatives of KBW in March to provide preliminary diligence materials to each of the bidders through an online data room. At Greater Hudson’s direction, KBW informed each of the bidders that indications of interest were due in early April.

At a meeting of the ConnectOne board of directors (the “ConnectOne board”) held on March 27, 2018, management of ConnectOne discussed the potential transaction with Greater Hudson, and the ConnectOne board approved the submission of an indication of interest letter.

On April 5, KBW received indication letters from the four bidders. The transaction terms set forth in these indication letters were as follows: (i) one bidder (referred to as Bidder A) proposed a per share price of between $7.00 and $7.75, with between 55% and 65% of the total consideration to be paid in stock, (ii) another bidder (referred to as Bidder B) proposed a per share price of $7.25 in an all-stock transaction (however Bidder B indicated it was willing to consider a small cash component), (iii) a third bidder proposed a per share price of $7.00, with 70% of the total consideration to be paid in stock and 30% to be paid in cash; and (iv) ConnectOne proposed a per share price of between $7.50 and $8.00, with 80% of the total consideration to be paid in stock and 20% to be paid in cash. On April 7, Party B, which had originally provided an indication of interest letter valuing Greater Hudson at $7.25 per share, submitted an updated, revised indication letter valuing Greater Hudson at $7.75 per share.

On April 9, 2018, the Strategic Planning Committee met with representatives of KBW and legal counsel to review the indications of interest received. Representatives of KBW reviewed the process that had been undertaken to date and reviewed the terms of each of the four indications of interest received. Representatives of KBW reviewed the financial metrics represented by each of the indications received and compared the metrics represented by the indication of interest letters to the metrics of selected bank M&A transactions. The representatives of KBW also provided an overview of each of the four bidders, including their recent financial performance, stock price performance and management team. At the conclusion of the meeting, the Greater Hudson board determined that KBW should seek clarification of certain matters contained in several of the indication of interest letters and, assuming the issues were satisfactorily resolved, the three bidders with the highest indicated values (ConnectOne, Bidder A, and Bidder B) should be invited to conduct a detailed diligence review on Greater Hudson, with the fourth bidder being removed from the process.

During the month of April, each of the three remaining bidders, which included ConnectOne, conducted a detailed diligence review of Greater Hudson. At the conclusion of the diligence review, Bidder B determined that it did not wish to move forward with a proposed transaction with Greater Hudson Bank. The two remaining bidders, ConnectOne and Bidder A provided updated indications of interest in early May 2018. ConnectOne’s May 11, 2018 indication of interest letter proposed an exchange ratio of 0.2567 shares of ConnectOne common stock for each share of Greater Hudson common stock, valuing Greater Hudson at $6.75 per share based upon ConnectOne’s then current market price. Bidder A did not submit an updated indication of interest letter, but instead orally informed representatives of KBW of its updated indication of interest and indicated its price for Greater Hudson was in the mid-$5.00 per share range. Bidder A did not provide any other terms of its proposed transaction.

At a special meeting of the Greater Hudson board held on May 14, 2018, representatives of KBW reviewed the updated indications of interest with the Greater Hudson board. Following this discussion, the Greater Hudson board determined to reject Bidder A’s proposal and proceed with the negotiation of a potential transaction with

ConnectOne. The Greater Hudson board then authorized KBW to contact representatives of ConnectOne with Greater Hudson’s proposed terms for a potential transaction. These terms included (i) an increase in the exchange ratio to 0.27 shares of ConnectOne common stock per share of Greater Hudson common stock, (ii) the inclusion of a cash component in the per share purchase price for Greater Hudson, (iii) an agreed upon amount for cash retention awards to be made to certain Greater Hudson employees and at least one seat on the ConnectOne board following the merger. In addition, the Greater Hudson board directed KBW to clarify with ConnectOne the diligence review ConnectOne needed to complete in order to be in a position to execute a definitive agreement with respect to the transaction. On May 15, 2018, representatives of KBW contacted representatives of ConnectOne regarding Greater Hudson’s proposed terms for a potential transaction. After further discussion between representatives of KBW and representatives of ConnectOne, ConnectOne agreed to (i) increase the proposed exchange ratio to 0.26 shares of ConnectOne common stock per share of Greater Hudson common stock, (ii) provide a seat on the ConnectOne board to a member of the Greater Hudson board to be chosen by ConnectOne and (iii) provide for a retention pool.

On May 14, 2018, after determining to proceed with the negotiation of a potential transaction with ConnectOne, the Greater Hudson board determined that the engagement of new legal counsel was appropriate because ConnectOne was represented by Windels Marx Lane & Mittendorf, LLP (“Windels Marx”), the law firm that represented Greater Hudson in connection with the sale process. On May 16, 2018, Mr. Lutz, President and Chief Executive Officer of Greater Hudson, contacted representatives of Hogan Lovells US LLP (“Hogan Lovells”) regarding the potential engagement of Hogan Lovells by Greater Hudson in connection with a potential transaction with ConnectOne. On May 18, 2018, Greater Hudson executed an engagement letter with Hogan Lovells, formally engaging Hogan Lovells for the transaction with ConnectOne.

ConnectOne management kept the ConnectOne board informed of the progress with Greater Hudson at ConnectOne board meetings held on April 13 and May 11, 2018.

In early May 2018, representatives of ConnectOne informed representatives of KBW that, in order for ConnectOne to continue forward with the transaction and negotiate the definitive agreement for the merger, ConnectOne required Greater Hudson to grant ConnectOne the exclusive right to negotiate with Greater Hudson. On May 18, 2018, Greater Hudson entered into an exclusivity agreement with ConnectOne (the “Exclusivity Agreement”), pursuant to which Greater Hudson agreed to cease all discussions with other potential bidders and only negotiate with ConnectOne for a period of 60 days in order to permit ConnectOne to conduct further diligence and to permit the parties time to negotiate the terms of the definitive merger agreement.

During May 2018, Windels Marx prepared a draft of the merger agreement, which was circulated to all parties on May 24, 2018 for review and negotiation. The draft merger agreement circulated by Windels Marx contemplated that as a condition to ConnectOne entering into a definitive merger agreement, each of the directors and executive officers of Greater Hudson would enter into a voting agreement to vote their shares of Greater Hudson common stock in favor of the merger. Also during May 2018, ConnectOne continued its diligence review of Greater Hudson, its operations and its loan portfolio. As a result of this continued review, ConnectOne became concerned with certain credits in Greater Hudson’s loan portfolio and determined that it needed to undertake an additional review of Greater Hudson’s loan portfolio. As a result of ConnectOne’s need to conduct additional diligence on Greater Hudson’s loan portfolio, representatives of Greater Hudson informed ConnectOne that further negotiation of the transaction would not proceed until ConnectOne had completed its diligence review.

In early June, ConnectOne hired a third party loan review firm to undertake a detailed review of Greater Hudson’s loan portfolio. Starting in mid-June, representatives of ConnectOne discussed the results of the loan review with representatives of Greater Hudson, and discussed impact on pricing of the transaction. Following completion of the third party loan review, representatives of ConnectOne contacted representatives of KBW to propose an exchange ratio of 0.24 shares of ConnectOne common stock per share of Greater Hudson common stock. Following discussions held by members of the Greater Hudson board in consultation with representatives of KBW, representatives of KBW contacted ConnectOne, at Greater Hudson’s direction, to inform ConnectOne that Greater Hudson would not agree to a sale at this exchange ratio and to propose an exchange ratio of 0.26 shares of ConnectOne common stock per share of Greater Hudson common stock and to propose that Greater Hudson be able to resolve (through sale or collection from the borrower) three classified credits that ConnectOne and Greater Hudson disagreed about the risk posed by such classified credits and make a distribution to Greater Hudson stockholders equal to the proceeds of the disposition of such classified credits.

On June 19, 2018, Frank Sorrentino, III, Chairman of the Board of Directors and Chief Executive Officer of ConnectOne, informed Mr. Lutz that ConnectOne proposed a new exchange ratio of 0.245 shares of ConnectOne common stock for each share of Greater Hudson common stock. In addition, because Greater Hudson disagreed with ConnectOne’s view of the risk posed by one classified credit, ConnectOne proposed that, to the extent Greater Hudson was able to resolve the credits either through negotiation with the borrower or through a sale of the credit (“the Loan Disposition Transaction”) and yield net payments in excess of a designated target amount (less the costs and tax effect of the Loan Disposition Transaction), Greater Hudson would be permitted to declare and pay a special cash dividend prior to closing equal to the excess of the net proceeds over the designated target amount.

Following receipt of ConnectOne’s June 19, 2018 proposal, Mr. Lutz had individual conversations with each of the members of the Greater Hudson board. As a result of these conversations, the Greater Hudson board agreed to ConnectOne’s revised proposal and authorized the negotiation of the definitive merger agreement and related transaction documents.

On June 22, 2018, Hogan Lovells provided a revised draft of the merger agreement to ConnectOne and Windels Marx, which reflected the parties’ agreement regarding the exchange ratio. In late June and early July, the terms of the definitive merger agreement and the other transaction documents were negotiated.

At the ConnectOne board meeting of June 26, 2018, management of ConnectOne updated the board on the status of proposed transaction, as well as the proposed new exchange ratio and the potential dividend payment.

Further negotiations regarding the terms of the definitive merger agreement and further due diligence and analyses were conducted by the parties during the weeks of July 2 and July 9. During this time, discussions among the parties continued regarding the Loan Disposition Transaction, the renewal of the lease for Greater Hudson’s Bardonia offices and retention payments for Greater Hudson employees.

On the morning of July 11, 2018, the boards of directors of ConnectOne and ConnectOne Bank met with representatives of ConnectOne’s financial advisor and Windels Marx to review the terms of the merger, the merger agreement and all other related documents. Windels Marx discussed with the ConnectOne board members their fiduciary duties to their shareholders in considering the proposed transaction. Windels Marx then reviewed with the boards the terms of the proposed transaction, the merger agreement and other related agreements and ConnectOne’s financial advisor reviewed its financial analysis of the transaction. The ConnectOne board took no action to approve the merger at this meeting.

On July 3, 2018, Windels Marx circulated a draft of the voting agreement to be entered into by each of the Greater Hudson directors. Because Greater Hudson’s executive officers that are not also members of the Greater Hudson board do not hold shares of Greater Hudson common stock, ConnectOne removed its requirement that the Greater Hudson executive officers enter into voting agreements. The terms of the voting agreement were negotiated between July 3 and July 9. Contemporaneously with the execution of the merger agreement on July 11, 2018, each of the Greater Hudson directors entered into a voting agreement with ConnectOne.

On the afternoon of July 11, 2018, the Greater Hudson board met with representatives of KBW and Hogan Lovells to review the terms of the merger, the merger agreement and the other transaction documents. Hogan Lovells reviewed with the Greater Hudson board its fiduciary duty to Greater Hudson’s shareholders, and reviewed the terms of the proposed merger, the merger agreement and other related agreements. At this meeting, representatives of KBW reviewed the financial aspects of the proposed merger, and rendered to the Greater Hudson board an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view to the holders of Greater Hudson common stock. After further discussion, the Greater Hudson board unanimously approved the merger, the merger agreement and all other transaction documents, authorized Greater Hudson’s management to execute and deliver the merger agreement and recommended that Greater Hudson’s shareholders approve the merger agreement.

The boards of directors of ConnectOne and ConnectOne Bank held a telephonic meeting after the close of the market on July 11. The boards were informed that there were no further changes to the documents that the boards had reviewed that morning and the boards reviewed the final financial metrics of the proposed transaction based upon ConnectOne’s closing price on July 11. After further discussion, the boards of directors of ConnectOne and ConnectOne Bank unanimously approved the merger, the merger agreement and all other transaction documents.

Following completion of the ConnectOne and Greater Hudson board meetings, the merger agreement and ancillary documents were executed and delivered. Prior to the opening of the trading markets on July 12, 2018, ConnectOne and Greater Hudson issued a joint press release announcing the execution of the merger agreement on July 11, 2018.

GREATER HUDSON’S REASONS FOR THE MERGER

In determining that the merger and the merger agreement were fair to and advisable for Greater Hudson and its shareholders, in authorizing and approving the merger, in adopting the merger agreement and in recommending that Greater Hudson shareholders vote for approval of the merger agreement, the Greater Hudson board evaluated the merger and the merger agreement in consultation with members of Greater Hudson’s management, with KBW, as its financial advisor, and with Greater Hudson’s counsel, and also considered a number of factors that the Greater Hudson board viewed as relevant to its decisions. The following discussion of the information and factors considered by the Greater Hudson board is not intended to be exhaustive; however, it does include all material factors considered by the Greater Hudson board.

In reaching its decision to approve the merger agreement, the Greater Hudson board considered the following:

●

the understanding of the Greater Hudson board of the strategic options available to Greater Hudson and the Greater Hudson board’s assessment of those options, including the potential need to raise capital if Greater Hudson remained as an independent institution and the determination that none of those options were more likely to create greater present value for Greater Hudson’s shareholders than the value to be paid by ConnectOne;

●	ConnectOne’s strong capital base;

●

the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service Greater Hudson’s customer base;

●	the geographic fit and increased customer convenience of the expanded branch network of ConnectOne Bank;

●	the enhanced liquidity of the ConnectOne common stock since Greater Hudson shareholders will receive ConnectOne common stock;

●	ConnectOne’s recent history of paying cash dividends;

●	the terms of the merger agreement;

●	the compatibility of the business cultures of the two organizations;

●	the financial condition, results of operations, prospects and stock performance of the two entities;

●	the ability of ConnectOne to execute a merger transaction from a financial and regulatory perspective and its ability to successfully integrate Greater Hudson into its existing franchise; and

●

the opinion, dated July 11, 2018, of KBW to the Greater Hudson board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Greater Hudson common stock of the exchange ratio in the proposed merger, as more fully described below under “—Opinion of Greater Hudson’s Financial Advisor.”

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Greater Hudson’s shareholders identified by the Greater Hudson board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

●	the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

●

the fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Greater Hudson, in light of the fact that ConnectOne was unwilling to enter into the merger agreement absent such provisions; and

●	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger.

This discussion of the information and factors considered by the Greater Hudson board in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Greater Hudson board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Greater Hudson board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Greater Hudson shareholders. Rather, the Greater Hudson board viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Greater Hudson board may have assigned different weights to different factors.

Certain of Greater Hudson’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Greater Hudson’s shareholders generally. The Greater Hudson board was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Greater Hudson shareholders. For a discussion of these interests, see “—Interests of Management and Others in the Merger”.

RECOMMENDATION OF THE GREATER HUDSON BOARD OF DIRECTORS

The Greater Hudson board has unanimously approved the merger agreement, and believes that the proposed merger is advisable for Greater Hudson and its shareholders. Accordingly, the Greater Hudson Board unanimously recommends that Greater Hudson shareholders vote “FOR” approval of the merger agreement.

OPINION OF GREATER HUDSON’S FINANCIAL ADVISOR

Greater Hudson engaged KBW to render financial advisory and investment banking services to Greater Hudson, including an opinion to the Greater Hudson board as to the fairness, from a financial point of view, to the holders of Greater Hudson common stock of the exchange ratio in the proposed merger of Greater Hudson with and into ConnectOne Bank. Greater Hudson selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Greater Hudson board held on July 11, 2018, at which the Greater Hudson board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Greater Hudson board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Greater Hudson common stock. The Greater Hudson board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Greater Hudson board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Greater Hudson common stock. It did not address the underlying business decision of Greater Hudson to engage in the merger or enter into the merger agreement or constitute a recommendation to the Greater Hudson board in connection with the merger, and it does not constitute a recommendation to any holder of Greater Hudson common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Greater Hudson and ConnectOne and bearing upon the merger, including, among other things:

●	a draft of the merger agreement dated July 10, 2018 (the most recent draft then made available to KBW);

●	the audited financial statements for the three fiscal years ended December 31, 2017 of Greater Hudson;

●	the unaudited quarterly financial statements for the quarter ended March 31, 2018 of Greater Hudson;

●	certain unaudited financial results for the two-month period ending May 31, 2018 of Greater Hudson (provided to KBW by representatives of Greater Hudson);

●	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of ConnectOne;

●	the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended March 31, 2018 of ConnectOne;

●

certain regulatory filings of Greater Hudson and ConnectOne and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarter ended March 31, 2018;

●	certain other interim reports and other communications of Greater Hudson and ConnectOne to their respective shareholders; and

●

other financial information concerning the businesses and operations of Greater Hudson and ConnectOne that was furnished to KBW by Greater Hudson and ConnectOne or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

●	the historical and current financial position and results of operations of Greater Hudson and ConnectOne;

●	the assets and liabilities of Greater Hudson and ConnectOne;

●	the nature and terms of certain other merger transactions and business combinations in the banking industry;

●	a comparison of certain financial and stock market information for Greater Hudson and ConnectOne with similar information for certain other companies the securities of which were publicly traded;

●

financial and operating forecasts and projections of Greater Hudson that were prepared by, and provided to KBW and discussed with KBW by, Greater Hudson management and that were used and relied upon by KBW at the direction of such management and with the consent of the Greater Hudson board;

●

publicly available consensus “street estimates” for ConnectOne, as well as assumed long-term ConnectOne growth rates provided to KBW by ConnectOne management, all of which information was discussed with KBW by ConnectOne management and used and relied upon by KBW based on such discussions, at the direction of Greater Hudson management and with the consent of the Greater Hudson board;

●

estimates regarding certain pro forma financial effects of the merger on ConnectOne (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, ConnectOne management and that were used and relied upon by KBW based on such discussions, at the direction of Greater Hudson management and with the consent of the Greater Hudson board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Greater Hudson and ConnectOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Greater Hudson, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Greater Hudson.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Greater Hudson as to the reasonableness and achievability of the financial and operating forecasts and projections of Greater Hudson referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Greater Hudson, upon ConnectOne management as to the reasonableness and achievability of the publicly available consensus “street estimates” of ConnectOne, the assumed ConnectOne long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on ConnectOne, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the ConnectOne “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Greater Hudson and ConnectOne that was provided to KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Greater Hudson and ConnectOne and with the consent of the Greater Hudson board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Greater Hudson or ConnectOne since the date of the last financial statements of each such entity that were made available to KBW. With Greater Hudson’s consent, KBW’s opinion did not consider the potential sale by Greater Hudson of certain designated loans (collectively, the “Designated Loan,” and such sale, the “Designated Loan Sale”) or the potential paydown by the borrowers of the Designated Loan (the “Designated Loan Paydown”) prior to the Effective Time, any shareholder dividend by Greater Hudson resulting therefrom (a “Greater Hudson Dividend”) or any aspect or implication of the foregoing, and KBW assumed that such matters would not be material in any respect to its analyses. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Greater Hudson’s consent, that the aggregate allowances for loan and lease losses for Greater Hudson and ConnectOne are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Greater Hudson or ConnectOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Greater Hudson or ConnectOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

●

that the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of Greater Hudson common stock;

●	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

●	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

●

that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

●

that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Greater Hudson, ConnectOne or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Greater Hudson that Greater Hudson relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Greater Hudson, ConnectOne, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of Greater Hudson common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the Designated Loan Sale, the Designated Loan Paydown and the Greater Hudson Dividend), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to Greater Hudson, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

●	the underlying business decision of Greater Hudson to engage in the merger or enter into the merger agreement;

●	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Greater Hudson or the Greater Hudson board;

●

the fairness of the amount or nature of any compensation to any of Greater Hudson’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Greater Hudson common stock;

●

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Greater Hudson (other than the holders of Greater Hudson common stock solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of ConnectOne or any other party to any transaction contemplated by the merger agreement;

●	any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

●	the actual value of ConnectOne common stock to be issued in the merger;

●

the prices, trading range or volume at which Greater Hudson common stock or ConnectOne common stock would trade following the public announcement of the merger or the prices, trading range or volume at which ConnectOne common stock would trade following the consummation of the merger;

●	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

●

any legal, regulatory, accounting, tax or similar matters relating to Greater Hudson, ConnectOne, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the Designated Loan Sale, the Designated Loan Paydown and the Greater Hudson Dividend), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Greater Hudson and ConnectOne. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Greater Hudson board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Greater Hudson board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Greater Hudson and ConnectOne and the decision of Greater Hudson to enter into the merger agreement was solely that of the Greater Hudson board.

The following is a summary of the material financial analyses presented by KBW to the Greater Hudson board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Greater Hudson board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $6.17 per outstanding share of Greater Hudson common stock based on the 0.245x exchange ratio in the merger and the closing price of ConnectOne common stock on July 10, 2018.

ConnectOne Selected Companies Analyses

Using publicly available information, KBW compared the financial performance, financial condition and market performance of ConnectOne to 12 selected public banks and thrifts that were headquartered in the New York City Metropolitan Statistical Area (“NYC MSA”) with total assets between $2 billion and $10 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

BCB Bancorp, Inc.	Lakeland Bancorp, Inc.
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
Dime Community Bancshares, Inc.	OceanFirst Financial Corp.
First of Long Island Corporation	Oritani Financial Corp.
Flushing Financial Corporation	Peapack-Gladstone Financial Corporation
Kearny Financial Corp.	Provident Financial Services, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) or most recent completed fiscal quarter (“MRQ”) available (which in the case of ConnectOne was the period ended March 31, 2018) or as of the end of such period and market price information as of July 10, 2018. KBW also used 2018 and 2019 earnings per share (“EPS”) estimates taken from publicly available consensus “street estimates” for ConnectOne and the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in ConnectOne’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of ConnectOne and the selected companies:

			Selected Companies
			25th			75th
	ConnectOne		Percentile	Median	Average	Percentile
MRQ Core Return on Average Assets(1)	1.37	%(3)	0.82%	1.06%	0.98%	1.14%
MRQ Core Return on Average Equity(1)	12.08	%(3)	8.16%	9.30%	8.84%	10.60%
MRQ Net Interest Margin	3.22%		2.74%	2.84%	2.98%	3.32%
MRQ Fee Income / Revenue(2)	3.9%		7.2%	10.9%	10.9%	12.3%
MRQ Efficiency Ratio	42.2%		54.2%	57.3%	57.3%	61.0%
____________________

(1)	Core earnings excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

(3)	Adjusted for taxi medallion loan portfolio after-tax charges and income tax benefit related to employee share-based awards.

KBW’s analysis also showed the following concerning the financial condition of ConnectOne and the selected companies:

			Selected Companies
			25th			75th
	ConnectOne		Percentile	Median	Average	Percentile
Tangible Common Equity / Tangible Assets	8.31%		8.33%	8.96%	10.31%	10.48%
Total Capital Ratio	12.66%		13.52%	14.68%	15.68%	15.68%
Loans / Deposits	112.1%		97.1%	106.7%	106.0%	110.2%
Loan Loss Reserves / Loans	0.77%		0.72%	0.85%	0.80%	1.02%
Nonperforming Assets / Loans + OREO	1.54	%(1)	0.97%	0.60%	0.73%	0.47%
Net Charge-offs / Average Loans	1.60	%(2)	0.04%	0.01%	0.03%	(0.00)%
____________________

(1)	Included performing TDRs and non-accrual taxi medallion loans, exclusive of which, Nonperforming Assets / Loans + OREO was 0.51%.

(2)	Included charge-offs related to taxi medallions, exclusive of which, Net Charge-offs / Average Loans was 0.00%.

In addition, KBW’s analysis showed the following concerning the market performance of ConnectOne and, to the extent publicly available, the selected companies (excluding the impact of the 2018 EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 40.0x, and excluding the impact of the LTM dividend payout ratio of one of the selected companies, which ratio was considered to be not meaningful):

			Selected Companies
			25th						75th
	ConnectOne		Percentile		Median		Average		Percentile
One-Year Stock Price Change	12.2%		(5.0)%		2.4%		1.7%		7.7%
Year-To-Date Stock Price Change	(2.1)%		(2.8)%		0.1%		1.2%		5.2%
Price / Tangible Book Value per Share	1.95	x	1.39	x	1.56	x	1.70	x	2.11	x
Price / 2018E EPS	14.0	x	14.4	x	14.8	x	15.2	x	15.2	x
Price / 2019E EPS	10.4	x	13.3	x	13.7	x	15.6	x	14.3	x
Dividend Yield	1.2%		2.2%		2.4%		2.6%		2.9%
LTM Dividend Payout Ratio	17.9%		40.4%		52.6%		48.4%		59.4%

No company used as a comparison in the above selected companies analysis is identical to ConnectOne. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Greater Hudson Selected Companies Analyses

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Greater Hudson to 11 selected public banks and thrifts that were headquartered in the NYC MSA, had total assets between $100 million and $1 billion and MRQ core return on average assets greater than zero. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bancorp of New Jersey, Inc.	Gold Coast Bancorp, Inc.
Berkshire Bancorp Inc.	MSB Financial Corp.
Brunswick Bancorp	Shore Community Bank
Country Bank Holding Company, Inc.	Stewardship Financial Corporation
Empire Bancorp Inc.	VSB Bancorp, Inc.
Esquire Financial Holdings, Inc.

To perform this analysis, KBW used profitability and other financial information for the latest 12 months or most recent completed fiscal quarter available (which in the case of Greater Hudson was the period ended March 31, 2018) or as of the end of such period and market price information as of July 10, 2018. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Greater Hudson’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Greater Hudson and the selected companies:

			Selected Companies
	Greater		25th			75th
	Hudson		Percentile	Median	Average	Percentile
MRQ Core Return on Average Assets(1)	0.41	%(3)	0.57%	0.77%	0.85%	1.17%
MRQ Core Return on Average Equity(1)	3.52	%(3)	4.58%	7.89%	7.87%	11.05%
MRQ Net Interest Margin	3.59%		3.11%	3.24%	3.47%	3.84%
MRQ Fee Income / Revenue(2)	7.1%		2.4%	6.6%	9.7%	14.2%
MRQ Efficiency Ratio	75.0%		75.0%	68.8%	69.4%	65.4%
____________________

(1)	Core earnings excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)	Excluded gains/losses on sale of securities.

(3)	Adjusted for a one-time charge related to staff re-organization and associated legal fees.

KBW’s analysis also showed the following concerning the financial condition of Greater Hudson and the selected companies:

		Selected Companies
	Greater	25th			75th
	Hudson	Percentile	Median	Average	Percentile
Tangible Common Equity / Tangible Assets	11.32%	8.17%	9.86%	11.80%	13.62%
Total Capital Ratio	15.59%	14.11%	16.43%	17.71%	19.32%
Loans / Deposits	84.8%	72.8%	89.6%	82.9%	93.7%
Loan Loss Reserves / Loans	1.21%	1.13%	1.22%	1.29%	1.28%
Nonperforming Assets / Loans + OREO	2.33%	2.46%	1.27%	1.74%	0.72%
Net Charge-offs / Average Loans	0.41%	0.16%	0.01%	0.14%	(0.01)%

In addition, KBW’s analysis showed the following concerning the market performance of Greater Hudson and, to the extent publicly available, the selected companies:

			Selected Companies
	Greater		25th						75th
	Hudson		Percentile		Median		Average		Percentile
One-Year Stock Price Change	12.6%		4.5%		17.4%		20.3%		25.8%
Year-To-Date Stock Price Change	0.9%		(0.1)%		4.3%		10.0%		17.3%
Price / Tangible Book Value per Share	1.17	x	1.15	x	1.30	x	1.37	x	1.57	x
Price / LTM EPS(1)	21.8	x	14.7	x	23.4	x	22.6	x	28.1	x
Dividend Yield	0.0%		0.0%		0.8%		1.3%		2.3%
LTM Dividend Payout Ratio	0.0%		0.0%		16.8%		18.3%		28.8%
____________________

(1)	EPS adjusted for charges related to corporate tax reform.

No company used as a comparison in the above selected companies analysis is identical to Greater Hudson. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis

KBW reviewed publicly available information related to 15 selected Mid-Atlantic and Northeast U.S. whole bank transactions announced since November 8, 2016 with announced transaction values between $25 million and $125 million. Merger-of–equals transactions and terminated transactions were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
SB One Bancorp	Enterprise Bank N.J.
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
Orrstown Financial Services, Inc.	Mercersburg Financial Corporation
Independent Bank Corp.	MNB Bancorp
FVCBankcorp, Inc.	Colombo Bank
RBB Bancorp	First American International Corp.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.
Bangor Bancorp, MHC	First Colebrook Bancorp, Inc.
Brookline Bancorp, Inc.	First Commons Bank, National Association
Community Financial Corporation	County First Bank
Sussex Bancorp	Community Bank of Bergen County, NJ
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
First Bank	Bucks County Bank
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
ACNB Corporation	New Windsor Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements:

●

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

●	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

●

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings).

KBW also reviewed the price per common share paid for the acquired company for the 11 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $6.17 per outstanding share of Greater Hudson common stock and using historical financial information for Greater Hudson as of or for the 12 month period ended March 31, 2018 and the closing price of Greater Hudson common stock on July 10, 2018.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the selected transactions, which multiples were considered to be not meaningful because it was greater than 35.0x):

	ConnectOne /		Selected Transactions
	Greater		25th						75th
	Hudson		Percentile		Median		Average		Percentile
Price / Tangible Book Value per Share	1.35	x	1.47	x	1.58	x	1.64	x	1.80	x
Core Deposit Premium	5.7%		6.3%		8.5%		9.3%		11.8%
Price / LTM EPS(1)	25.2	x(2)	21.8	x	24.6	x	24.9	x	28.7	x
One-Day Market Premium	15.4%		52.2%		68.8%		72.4%		85.8%
____________________

(1)	In the case of six of the selected transactions, EPS for the acquired company was adjusted for deferred tax asset revaluations in the fourth quarter 2017 related to the Tax Cuts and Jobs Act.

(2)	Adjusted for add back of one-time charge as it relates to the Tax Cuts and Jobs Act. Inclusive of charge related to Tax Cuts and Jobs Act, the implied LTM EPS multiple implied by the merger was 37.6x.

KBW also reviewed with the Greater Hudson board for reference purposes the following implied transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $6.17 per outstanding share of Greater Hudson common stock and using historical financial information for Greater Hudson as of May 31, 2018 (adjusted, in the case of tangible common equity, for additional after-tax credit losses) as provided by Greater Hudson management:

ConnectOne /
Greater Hudson
Price / Tangible Book Value per Share	146%
Core Deposit Premium	6.7%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Greater Hudson or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis

KBW analyzed the relative standalone contribution of ConnectOne and Greater Hudson to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for ConnectOne and Greater Hudson as of or for the year ended March 31, 2018, (ii) 2018 and 2019 EPS consensus “street estimates” for ConnectOne, (iii) financial forecasts and projections relating to the net income of Greater Hudson provided by Greater Hudson management, and (iv) market price data as of July 10, 2018. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of ConnectOne and Greater Hudson shareholders in the combined company based on the 0.245x exchange ratio in the merger:

		Greater
	ConnectOne	Hudson
	% of Total	% of Total
Ownership:
At 0.245x exchange ratio	91%	9%
Balance Sheet:
Total Assets	91%	9%
Gross Loans HFI	93%	7%
Total Deposits	90%	10%
Tangible Common Equity(1)	88%	12%
Income Statement:
2018 GAAP Net Income(2)	NM	NM
2018 Adjusted Net Income(3)	93%	7%
2019 GAAP Net Income	93%	7%
Market Capitalization:
Pre-Deal Market Capitalization	92%	8%
____________________

(1)

For reference purposes, using tangible common equity for Greater Hudson as of May 31, 2018 (adjusted for additional after-tax credit losses), the relative standalone contributions of ConnectOne and Greater Hudson would be 89% and 11%, respectively.

(2)	Considered to be not meaningful because the 2018 GAAP net income estimate provided by Greater Hudson management was negative.

(3)	Adjusted, in the case of Greater Hudson, to add back one-time expenses and credit losses.

Forecasted Pro Forma Financial Impact Analysis

KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of ConnectOne and Greater Hudson. Using (i) closing balance sheet estimates as of December 31, 2018 for ConnectOne and Greater Hudson, extrapolated from historical data using growth rates taken from publicly available consensus “street estimates” for ConnectOne in the case of ConnectOne and provided by ConnectOne management in the case of Greater Hudson, (ii) publicly available consensus “street estimates” for ConnectOne, (iii) financial forecasts and projections relating to the net income of Greater Hudson provided by ConnectOne management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by ConnectOne management, KBW analyzed the potential financial impact of the merger on certain projected financial results of ConnectOne. This analysis indicated the merger could be accretive to ConnectOne’s estimated 2019 EPS and estimated 2020 EPS and dilutive to ConnectOne’s estimated tangible book value per share as of December 31, 2018. Furthermore, the analysis indicated that, pro forma for the merger, each of ConnectOne’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2018 could be lower. For all of the above analysis, the actual results achieved by ConnectOne following the merger may vary from the projected results, and the variations may be material.

Greater Hudson Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis of Greater Hudson to estimate a range for the implied equity value of Greater Hudson. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Greater Hudson provided by Greater Hudson management, and assumed discount rates ranging from 15.0% to 19.0%. The range of discount rates of 15.0% to 19.0% assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Greater Hudson could generate over the period from December 31, 2018 to December 31, 2023 as a standalone company, and (ii) the present value of Greater Hudson’s implied terminal value at the end of such period. KBW assumed that Greater Hudson would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Greater Hudson, KBW applied a range of 13.0x to 17.0x Greater Hudson’s estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of Greater Hudson’s common stock of $4.14 per share to $6.11 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Greater Hudson.

ConnectOne Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis of ConnectOne to estimate a range for the implied equity value of ConnectOne. In this analysis, KBW used publicly available consensus “street estimates” of ConnectOne and assumed long-term growth rates for ConnectOne provided by ConnectOne management, and assumed discount rates ranging from 10.0% to 14.0%. The range of discount rates of 10.0% to 14.0% assumed in this analysis was selected taking into account a capital asset pricing model implied cost of capital calculation. The range of values was derived by adding (i) the present value of the estimated excess cash flows that ConnectOne could generate over the period from December 31, 2018 to December 31, 2023 as a standalone company and (ii) the present value of ConnectOne’s implied terminal value at the end of such period. KBW assumed that ConnectOne would maintain a tangible common equity to tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of ConnectOne, KBW applied a range of 13.0x to 17.0x ConnectOne’s estimated 2024 net income. This discounted cash flow analysis resulted in a range of implied values per share of ConnectOne common stock of $28.14 per share to $43.02 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of ConnectOne or the pro forma combined company.

Miscellaneous

KBW acted as financial advisor to Greater Hudson and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker dealer affiliate and each of ConnectOne and Greater Hudson), may from time to time purchase securities from, and sell securities to, Greater Hudson and ConnectOne. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Greater Hudson or ConnectOne for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Greater Hudson agreed to pay KBW a total cash fee equal to 1.20% of the aggregate merger consideration, portions of which became payable to KBW with the rendering of its opinion and the filing by ConnectOne on September 7, 2018 of the Registration Statement on Form S-4 in connection with the merger and the substantial portion of which is contingent upon the closing of the merger. The portion of KBW’s fee that is contingent upon the closing of the merger is currently estimated to be approximately $771,000. Greater Hudson also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking or financial advisory services to Greater Hudson. During the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to ConnectOne and received compensation for such services. KBW acted as an underwriter in connection with ConnectOne’s December 2016 registered offering of ConnectOne common stock and also as an underwriter in connection with ConnectOne’s January 2018 registered offering of subordinated notes. In connection with the foregoing offerings, KBW received fees (including underwriting discounts) of approximately $1.8 million in the aggregate from ConnectOne. KBW may in the future provide investment banking and financial advisory services to Greater Hudson or ConnectOne and receive compensation for such services.

CERTAIN GREATER HUDSON UNAUDITED PROSPECTIVE FINANCIAL INFORMATION

Although Greater Hudson periodically may issue limited financial guidance to investors, Greater Hudson does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the merger, Greater Hudson’s management prepared and provided to the Greater Hudson board in connection with its evaluation of the transaction, and to its financial advisor, KBW, including in connection with KBW’s financial analyses described above under the section entitled “—Opinion of Greater Hudson’s Financial Advisor,” certain unaudited prospective financial information regarding Greater Hudson’s operations for fiscal years 2018 through 2023 (the “Greater Hudson Projections”). The below summary of the Greater Hudson Projections is included for the purpose of providing Greater Hudson shareholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Greater Hudson shareholder.

Greater Hudson’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement-prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this proxy statement-prospectus has been prepared by, and is the responsibility of, Greater Hudson management. Crowe Horwath LLP has neither examined, compiled nor performed any procedures with respect to the accompanying unaudited prospective financial information and, accordingly, Crowe Horwath LLP does not express an opinion or any other form of assurance with respect thereto.

While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Greater Hudson’s business) that are inherently subjective and uncertain and are beyond the control of Greater Hudson’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Greater Hudson’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized.

None of Greater Hudson, ConnectOne or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

GREATER HUDSON UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.

Greater Hudson has not made and makes no representation to ConnectOne or any shareholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding Greater Hudson’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Greater Hudson urges all Greater Hudson shareholders not to place undue reliance on such information.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2018 through 2023 for Greater Hudson on a standalone basis. The Greater Hudson Projections were prepared in March 2018 by Greater Hudson’s management solely for internal purposes and were provided to the Greater Hudson board in connection with its evaluation of the transaction, and to Greater Hudson’s financial advisor, KBW, in connection with KBW’s financial analyses described above under the section entitled “—Opinion of Greater Hudson’s Financial Advisor.” The Greater Hudson Projections were not updated to account for any circumstances or events occurring after the date they were initially prepared.

	Year Ended December 31,
	2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Net Income(1)		$5.6	$6.1	$6.5	$7.1	$7.6
Total Assets(2)	$543	$597	$657	$723	$795	$859
____________________

(1)	Greater Hudson management prepared a projection of Net Income for the fiscal year ending 2019 and a growth rate of 8.0% annually thereafter. The Net Income amounts in the table are extrapolations based on the fiscal year 2019 projection and the applied annual growth rate.

(2)	Greater Hudson management prepared a projection of Total Assets for the fiscal year ending 2018 and a growth rate of 10.0% annually thereafter. The Total Assets amounts in the table are extrapolations based on the fiscal year 2018 projection and the applied annual growth rate.

In the discounted cash flow analysis of Greater Hudson performed by KBW in connection with its opinion, estimated excess cash flows that Greater Hudson could generate over the period from December 31, 2018 to December 31, 2023 as a stand-alone company were derived from the estimated net income and total assets data for Greater Hudson described in the table above, calculated generally as any portion of estimated net income in excess of an amount assumed to be retained by Greater Hudson to maintain the assumed tangible common equity to tangible assets ratio.

TERMS OF THE MERGER

Effect of the Merger

Upon completion of the merger, the separate legal existence of Greater Hudson will cease. All property, rights, powers, duties, obligations, debts and liabilities of Greater Hudson will automatically be deemed transferred to ConnectOne Bank, as the surviving bank in the merger. Promptly after the Effective Time (as defined in the merger agreement), ConnectOne shall increase the size of its Board of Directors by one (1) (or otherwise create a vacancy on the Board of Directors of ConnectOne) and appoint an individual who, immediately prior to the Effective Time, served as a member of the Greater Hudson board to fill such vacancy. Such additional director shall be recommended by the Greater Hudson board prior to the Effective Time, and shall be subject to approval by ConnectOne. At the next annual meeting of shareholders of ConnectOne after the Effective Time, such additional director shall be nominated to the Board of Directors of ConnectOne for a term of one (1) year and ConnectOne shall recommend that its shareholders vote in favor of the election of such nominee and, in connection with each of ConnectOne’s subsequent annual meetings, such additional director shall be given the same consideration with respect to continued service on the Board of Directors of ConnectOne as all other directors on the Board of Directors of ConnectOne. Each of the directors of ConnectOne immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and by-laws of ConnectOne. Except as described above, the directors and officers of ConnectOne Bank immediately prior to the effective time of the merger will be the directors and officers of ConnectOne Bank, as the surviving bank in the merger.

What Greater Hudson Shareholders Will Receive in the Merger

Upon completion of the merger, Greater Hudson shareholders will receive, subject to the terms in the merger agreement, for each outstanding share of Greater Hudson common stock that they own at the effective time of the merger, two hundred forty-five one-thousandths (0.245) of a share of ConnectOne common stock, no par value.

The exchange ratio will be adjusted proportionately if ConnectOne makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Certain shares of Greater Hudson common stock, if any, held by Greater Hudson or by ConnectOne or its subsidiaries will be canceled in the merger and will not be converted into ConnectOne common stock.

For your shares of Greater Hudson common stock, you will not receive any fractional shares of ConnectOne common stock. Instead, you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on the date that all regulatory approvals are received. All shares of Greater Hudson common stock held by a Greater Hudson shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

The price of ConnectOne common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this proxy statement-prospectus was mailed; (3) when the Greater Hudson shareholders meet to vote on the merger; or (4) when Greater Hudson shareholders receive ConnectOne stock certificates from the Exchange Agent following the merger. We urge you to obtain current market quotations for the ConnectOne common stock and the Greater Hudson common stock.

After Greater Hudson shareholders surrender their Greater Hudson stock certificates to the Exchange Agent following the effective time of the merger, former Greater Hudson shareholders will receive a certificate representing their shares of ConnectOne common stock.

In addition, in the event Greater Hudson resolves, by sale or workout with the borrower, certain specific credits and receives net proceeds in excess of a designated amount, Greater Hudson may have the right to declare and pay to its shareholders a special cash dividend equal to the excess of the net proceeds over the designated amount. However, there is no assurance that Greater Hudson will be able to pay any such special dividend, or if such dividend may be paid, the amount of any such dividend.

ConnectOne Common Stock

Each share of ConnectOne common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

EFFECTIVE DATE

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as ConnectOne and Greater Hudson mutually select. Neither regulatory approval nor the required approvals of Greater Hudson’s shareholders can be waived. ConnectOne and Greater Hudson presently expect to close the merger in early 2019. See “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT - Conditions to the Merger” at page 51 and “THE MERGER -Regulatory Approvals” at page 55.

REPRESENTATIONS AND WARRANTIES

The merger agreement contains customary representations and warranties relating to, among other things:

Greater Hudson

●	Organization of Greater Hudson and its subsidiaries.

●	Capital structure of Greater Hudson.

●	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

●	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

●	Accuracy of reports filed with regulatory authorities.

●	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

●	Liabilities incurred since December 31, 2017.

●	Broker’s and other fees.

●	Greater Hudson’s receipt of an opinion from KBW.

●	Absence of material adverse changes, since December 31, 2017, in Greater Hudson’s consolidated business, results of operations or financial condition.

●	Absence of undisclosed material pending or threatened legal proceedings.

●	Filing of tax returns and payment of taxes.

●	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

●

Accuracy of information supplied by Greater Hudson for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of ConnectOne common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

●	Compliance with applicable laws and regulations.

●	Disclosure of material contracts.

●	Disclosure of transactions with management.

●	Absence of undisclosed regulatory orders.

●	Quality of title to assets and properties.

●	Maintenance of adequate insurance.

●	Absence of material environmental violations, actions or liabilities.

●	Indemnification obligations of Greater Hudson and its subsidiaries.

●	Validity and binding nature of loans reflected as assets in Greater Hudson’s financial statements.

●	Investment securities, deposits and other borrowings on Greater Hudson’s statement of condition.

●	Approval by two-thirds of the holders of Greater Hudson’s common stock is sufficient to approve the merger.

●	Adequacy of loan loss provision and reserve for OREO properties.

●	Absence of any action, fact, agreement, plan or other circumstances that could lead to the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

●	Intellectual property matters.

●	Absence of prior regulatory applications.

●	No ownership of ConnectOne capital stock.

●	Absence of cybersecurity breaches.

●	Absence of investment management, investment advisory or sub-advisory services by Greater Hudson.

ConnectOne

●	Organization of ConnectOne and its subsidiaries.

●	Capital structure of ConnectOne.

●	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

●	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

●	Accuracy of reports filed with regulatory authorities.

●	Broker’s and other fees.

●	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

●	Accuracy of reports filed by ConnectOne with the SEC.

●	Absence of material adverse changes, since March 31, 2018, in ConnectOne’s consolidated business, results of operations or financial condition.

●	Absence of undisclosed material pending or threatened legal proceedings.

●	Filing of tax returns and payment of taxes.

●	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

●

Accuracy of information supplied by ConnectOne for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of ConnectOne common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

●	Compliance with applicable laws and regulations.

●	Subsidiaries having a Community Reinvestment Act rating of at least “satisfactory.”

●	Absence of regulatory orders.

●	Absence of material environmental violations, actions or liabilities.

●	Absence of any action, fact, agreement, plan or other circumstances that could lead to the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

●	No denials of prior regulatory applications.

CONDUCT OF BUSINESS PENDING THE MERGER

In the merger agreement, ConnectOne and Greater Hudson each agreed to use commercially reasonable efforts to maintain and preserve intact its respective business organizations, properties, leases, employees and advantageous business relationships. ConnectOne and Greater Hudson each also agreed to not take any action that would adversely affect or delay their respective ability to perform their covenants and agreements set forth in the merger agreement on a timely basis or that would adversely affect or delay their respective ability to obtain any necessary approvals, waivers or consents of any governmental entity or third party to consummate the merger.

In addition, Greater Hudson agreed to conduct its business and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by ConnectOne. Subject to certain exceptions referred to in the merger agreement, Greater Hudson also agreed in the merger agreement that Greater Hudson will not, without the written consent of ConnectOne except as otherwise specifically provided in the merger agreement:

●	declare or pay dividends on any of its capital stock;

●	repurchase, redeem or otherwise acquire any of its capital stock;

●	issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares;

●	amend its Certificate of Incorporation or By-laws;

●	make any capital expenditures in excess of $25,000 in the aggregate;

●	enter into any new line of business or offer any new products or services;

●	acquire any business or any assets outside of the ordinary course of business;

●

take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to July 11, 2019;

●

change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by Greater Hudson’s independent auditors;

●	adopt, amend, or terminate any employee benefit plan;

●

increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

●	other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

●	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

●	file any application to relocate or terminate the operations of any of its banking offices;

●	create, renew, amend or terminate any material contract;

●	settle any claim involving any material restrictions on Greater Hudson’s operations;

●	except in the ordinary course of business consistent with past practices, waive or release any material right;

●	make loans that fall outside of parameters set forth in the merger agreement;

●	incur any borrowings that fall outside of parameters set forth in the merger agreement;

●	make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

●

except pursuant to commitments existing on the date of the merger agreement and disclosed to ConnectOne, make any construction loans outside the ordinary course of business consistent with past practices, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New York, the State of New Jersey or the State of Connecticut;

●	establish any new branch or other office facilities;

●	elect to the Board any person who is not a current member of Greater Hudson’s Board;

●	change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

●

after an acquisition proposal (other than the proposed merger) has been (i) directly made to Greater Hudson’s shareholders, (ii) publicly disclosed or (iii) made known to senior management or the Greater Hudson’s Board, except to the extent permitted under the merger agreement, take any intentional act, or intentionally omit to take any act, that causes Greater Hudson’s representations in the merger agreement to be inaccurate in any material respect;

●	take any other action outside of the ordinary course of business; or

●	agree to do any of the foregoing.

Greater Hudson also agreed in the merger agreement, among other things:

●

to submit the proposed merger to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this proxy statement and prospectus is a part, is declared effective by the SEC;

●

through Greater Hudson’s Board, subject to applicable fiduciary obligations, to recommend that Greater Hudson’s shareholders approve the merger agreement, and such other matters as are submitted to Greater Hudson’s shareholders in connection with the merger agreement;

●	to provide ConnectOne with certain financial statements as reasonably requested by ConnectOne in order to enable ConnectOne to comply with its reporting obligations under the Exchange Act;

●	to cooperate with ConnectOne to conform certain policies and procedures to the policies and procedures followed by ConnectOne; and

●

to provide ConnectOne with any information about Greater Hudson reasonably requested by ConnectOne for use in any subsequent filings that ConnectOne may be required to make in transactions unrelated to the merger.

Greater Hudson has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 20% of the assets or voting power of Greater Hudson or any of its subsidiaries. The parties refer to any such proposal as an acquisition proposal.

Similarly, Greater Hudson has agreed not to participate in any negotiations concerning, or to provide any confidential information with respect to, an acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that Greater Hudson’s Board may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In the event that Greater Hudson receives any such proposal, Greater Hudson is required to promptly (and in any event within 48 hours of receipt) disclose to ConnectOne the identity of the person making the proposal and the substance of such proposal.

ConnectOne and Greater Hudson jointly agreed, among other things:

●	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

●	to provide access to each other and to each other’s representatives;

●

subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party that is required in connection with the merger;

●	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

●	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

ConnectOne has agreed:

●	to use its reasonable best efforts to cause the ConnectOne common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market;

●

to permit the Greater Hudson employees who remain in ConnectOne’s employ after the merger is consummated to participate in ConnectOne’s employee benefit plans to the same extent as similarly situated employees of ConnectOne and generally to credit such employees with the years of service earned as employees of Greater Hudson;

●

to indemnify any current or former director or officer of Greater Hudson against any claim, including any claim which relates in any way to the merger, this proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the Greater Hudson’s Board, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and Greater Hudson’s Certificate of Incorporation and By-laws had the merger not occurred;

●

to cause the persons serving as officers and directors of Greater Hudson immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount that ConnectOne must spend for such insurance;

●

to provide severance to any Greater Hudson employee (other than those subject to employment or change in control agreements) who is terminated by ConnectOne Bank without cause following the effective time of the merger in accordance with Greater Hudson’s current severance plan; and.

●	to permit Greater Hudson to pay retention bonuses to certain employees in an amount that has been agreed upon by ConnectOne and Greater Hudson.

CONDITIONS TO THE MERGER

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to Greater Hudson and to ConnectOne

●	Greater Hudson’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

●

the registration statement of which this proxy statement and prospectus is a part shall not be subject to an order – typically referred to as a stop order – demanding that we cease using these documents;

●

the parties shall have received all necessary approvals of governmental entities, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

●	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

●	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

●

no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or obtain other substantial monetary or other relief against one or more of the parties which ConnectOne determines in good faith, based upon the advice of its counsel, could have a material adverse effect;

●

Greater Hudson and ConnectOne shall have received from ConnectOne’s counsel the tax opinion described under “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Material United States Federal Income Tax Consequences”;

●	the shares of ConnectOne common stock issuable in the merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance; and

●

no governmental entity has imposed a condition or requirement on ConnectOne or ConnectOne Bank (either before or after the effective time of the merger) that the Board of ConnectOne reasonably determines (i) is onerous, (ii) reasonably likely to have a material imposition on their operations, business or prospects or (iii) will require ConnectOne or ConnectOne Bank to raise capital within one year of the effective time of the merger.

Additional Conditions Applicable to ConnectOne

In addition to the foregoing, ConnectOne’s obligations to close the merger are also conditioned, among other things, on the following:

●

except for representations made as of a particular date, Greater Hudson’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

●

Greater Hudson’s representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

●	Greater Hudson shall have performed in all material respects the covenants that it is required to perform under the merger agreement;

●

all consents of third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those that would not materially adversely affect Greater Hudson or ConnectOne if not obtained, shall have been obtained; and

●	none of such consents shall contain any term or condition which would materially adversely affect ConnectOne.

Additional Conditions Applicable to Greater Hudson

In addition to the foregoing, Greater Hudson’s obligations to close the merger are also conditioned, among other things, on the following:

●

except for representations made as of a particular date, ConnectOne’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

●

ConnectOne’s representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date; and

●	ConnectOne shall have performed in all material respects the covenants which it is required to perform under the merger agreement.

Except for the requirements of Greater Hudson shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, either party may waive each of the conditions described above in the manner and to the extent described in “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT – Amendment; Waiver” below. However, neither of the parties anticipates waiving the condition that a tax opinion be delivered by ConnectOne’s counsel.

AMENDMENT; WAIVER

Subject to applicable law, at any time prior to completion of the merger, the parties may:

●	amend the merger agreement;

●	extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement;

●	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; or

●

waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Greater Hudson shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

TERMINATION

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

●	by agreement of ConnectOne and Greater Hudson;

●	by either ConnectOne or Greater Hudson:

●

if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action;

	●	if the merger is not consummated on or before July 11, 2019;

	●	if Greater Hudson’s shareholders fail to approve the merger;

●

if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

	●	if the other party materially breaches any covenant in the merger agreement; or

	●	if the conditions to such party’s obligations to close are not capable of being satisfied on or before July 11, 2019.

●	by Greater Hudson, if it approves an acquisition proposal, but only if:

	●	at least four business days prior to entering into a definitive agreement relating to the acquisition proposal, Greater Hudson provides ConnectOne with a copy of that agreement;

	●	Greater Hudson’s Board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties; and

●

after considering any response that ConnectOne may have after reviewing that definitive agreement, the Greater Hudson Board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to Greater Hudson’s shareholders than the merger agreement and any transaction then being proposed by ConnectOne.

We refer to this termination right as Greater Hudson’s “fiduciary out.”

In addition, Greater Hudson will have the right to terminate the merger agreement in the event that both of the following events occur at any time during the five day period commencing on the date (referred to as the determination date) on which all bank regulatory approvals for the merger have been received:

●	the quotient obtained by dividing the Average Closing Price (as defined below) by the Starting Price (as defined below) (the “ConnectOne Ratio”) shall be less than 0.80; and

●

(x) the ConnectOne Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price (as defined below) by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

For purposes of the merger agreement, the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of ConnectOne Common Stock for the ten (10) consecutive full trading days on which such shares are actually traded on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the tenth (10th) day prior to the Closing Date, provided that if shares of the ConnectOne Common Stock are not actually traded on the NASDAQ Global Select Market on such day, the Determination Date shall be the immediately preceding day to the tenth (10th) day prior to the Closing Date on which shares of ConnectOne Common Stock actually trade on the NASDAQ Global Select Market.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of ConnectOne Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported therein, in another authoritative source) on the Starting Date.

TERMINATION FEES

Greater Hudson has agreed to pay a fee of $3,200,000 to ConnectOne if:

(i)	Greater Hudson exercises its fiduciary out;

(ii)

ConnectOne terminates the merger agreement under circumstances where, prior to Greater Hudson shareholder approval, Greater Hudson refuses to recommend that its shareholders approve the merger or adopts an alternative acquisition proposal, breaches its non-solicitation obligations with respect to alternative acquisition proposals in any material respect adverse to ConnectOne or recommends that Greater Hudson shareholders tender their shares (or fail to reject) a tender offer or exchange offer for 20% or more of the Greater Hudson common stock; or

(iii)

Greater Hudson or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by a tender or exchange offer to acquire 50% or more of the voting power in Greater Hudson or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Greater Hudson or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Greater Hudson or any of its subsidiaries (referred to as a termination fee acquisition proposal) within 12 months after any of the terminations referred to in subclause (B)(x), (y) or (z) of the paragraph immediately following this clause (iii).

NASDAQ LISTING

Greater Hudson’s obligation to complete the merger is subject to the condition that the ConnectOne common stock issuable in the merger be authorized for listing on the NASDAQ Global Select Market.

EXPENSES

ConnectOne and Greater Hudson will each pay their own costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

EXCHANGE OF GREATER HUDSON STOCK CERTIFICATES AND PAYMENT OF CONSIDERATION

The conversion of Greater Hudson common stock into the right to receive ConnectOne common stock will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the Exchange Agent designated by ConnectOne will send a transmittal form to Greater Hudson shareholders, along with instructions, to use in exchanging Greater Hudson stock certificates for ConnectOne stock certificates, as well as for cash in lieu of fractional shares. The Exchange Agent will mail certificates representing shares of ConnectOne common stock and checks for cash in lieu of fractional share interests to former shareholders of Greater Hudson as soon as reasonably possible following the closing and its receipt of certificates representing former shares of Greater Hudson common stock and other related documentation required by the Exchange Agent.

Greater Hudson shareholders should not return their Greater Hudson stock certificates with the enclosed proxy card. They should not send their Greater Hudson stock certificates to the Exchange Agent until they receive the transmittal form after the closing.

Until the merger has been consummated and the certificates representing shares of Greater Hudson common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the ConnectOne common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of Greater Hudson common stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the shares of ConnectOne common stock (and cash in lieu of fractional shares) into which such shares have been converted.

None of the parties will be liable to any Greater Hudson shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of ConnectOne common stock will be issued to any shareholder of Greater Hudson upon completion of the merger. For each fractional share that would otherwise be issued, ConnectOne will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the average (rounded to four decimal places) of the daily closing sales prices of ConnectOne common stock as reported on the NASDAQ Global Select Market for the 10 consecutive trading days ending on the date that all regulatory approvals are received. All shares of Greater Hudson common stock held by a Greater Hudson shareholder immediately prior to the effective time will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

REGULATORY APPROVALS

Completion of the merger requires approval by the FDIC and the NJDBI. Approval by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Greater Hudson’s shareholders. Applications were filed with each of the FDIC and the NJDBI on August 21, 2018, and approvals are pending. We cannot assure you that the necessary regulatory approvals and waivers will be granted, or that they will be granted on a timely basis without conditions unacceptable to ConnectOne.

INTERESTS OF MANAGEMENT AND OTHERS IN THE MERGER

In considering the recommendation of the Greater Hudson Board regarding the merger, Greater Hudson shareholders should know that certain directors and officers of Greater Hudson have interests in the merger in addition to their interests as shareholders of Greater Hudson. All those additional interests are described below, to the extent they are material and are known to Greater Hudson. The Greater Hudson Board and the ConnectOne and ConnectOne Bank Boards were aware of these interests and considered them, among other matters, in approving the merger agreement.

The directors and officers of Greater Hudson have interests in the merger as directors and employees that are different from the interests of the other Greater Hudson shareholders. These interests include, among others:

●

Messrs. Lutz and F. Thomas Cornelius, Greater Hudson’s Chief Financial Officer, and Ms. Lynne Allan, Greater Hudson’s Chief Operating Officer, are parties to change in control or employment agreements that will pay them $421,147, $300,739 and $520,016 respectively if their employment is terminated or they are demoted in connection with the merger;

●

Messrs. Lutz and Cornelius and Ms. Allan hold restricted stock awards covering 9,040, 8,200 and 12,649 shares of Greater Hudson common stock, respectively, on which vesting restrictions will accelerate in connection with the merger;

●

Under the terms of the merger agreement, ConnectOne is required to indemnify the officers and directors of Greater Hudson a period of six years and maintain insurance covering such officers and directors against claims related to their service as directors or officers for a period of six years; and

●

Greater Hudson’s main office in Bardonia, New York is leased from an entity owned by Messrs. Kenneth Torsoe and Daniel Rifkin, directors of Greater Hudson. In connection with the merger, the lease for the Bardonia location is being renewed for a five (5) year term, and ConnectOne will have the right to terminate the lease with regard to a portion of the space utilized for administrative offices during the first three (3) years after consummation of the merger. If ConnectOne elects to so terminate, the landlord will be entitled to the payment of three years of rent, less the amount actually paid from the closing of the merger through the termination date. Prior to the lease renewal, Greater Hudson conducted a fair market appraisal as to the value of the lease.

ConnectOne and Mr. Kenneth Torsoe have entered into a Voting and Sell Down Agreement and a Registration Rights Agreement. Under the Voting and Sell Down Agreement, Mr. Torsoe is not required to sell any shares of ConnectOne stock which he may receive in the merger. However, as long as he and certain family members own 4.99% or more of ConnectOne’s outstanding common shares, Mr. Torsoe has agreed pursuant to the Voting and Sell Down Agreement that his ConnectOne shares will be voted with regard to all matters on which a shareholder vote of ConnectOne may be requested by the Board of Directors of ConnectOne in the same manner and proportion as the outstanding voting shares of ConnectOne held by all shareholders other than Mr. Torsoe are voted. Based on Mr. Torsoe’s ownership of Greater Hudson’s outstanding common stock, and the pro forma number of shares of ConnectOne expected to be outstanding upon consummation of the merger (both as of June 30, 2018), it is expected that Mr. Torsoe and his family members referred to in the Voting and Sell Down Agreement would own 6.57% of the outstanding ConnectOne stock, in the aggregate. In the event Mr. Torsoe elects to sell his shares of ConnectOne common stock and gives ConnectOne notice of his demand for registration, under the Registration Rights Agreement, ConnectOne is required to work with Mr. Torsoe to register his shares under Section 5 of the Securities Act. In addition, in the event ConnectOne files a registration statement under Section 5 of the Securities Act on a form which would permit the registration of Mr. Torsoe’s shares, ConnectOne is required to give Mr. Torsoe notice of such proposed filing, and register some or all of Mr. Torsoe’s shares on such registration statement, if requested by Mr. Torsoe. ConnectOne is permitted to suspend its registration of Mr. Torsoe’s shares in the event such continuing registration would require ConnectOne to disclose material non-public information which ConnectOne is not otherwise required to disclose if such disclosure would have a material adverse effect on ConnectOne or relates to a material business transaction involving ConnectOne. ConnectOne shall pay all registration expenses in connection with the registration of shares pursuant to the Registration Rights Agreement. Following closing of the merger, Mr. Torsoe intends to reduce his ownership of ConnectOne common stock so that the aggregate number of shares owned by Mr. Torsoe and his applicable family members is less than 4.99% of ConnectOne’s outstanding common shares. Mr. Torsoe intends to assess market conditions following closing of the merger and sell his shares of ConnectOne common stock in an orderly manner as market conditions are conducive to a sale.

ACCOUNTING TREATMENT

The assets and liabilities of Greater Hudson as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of ConnectOne. Any excess of purchase price over the net estimated fair values of the acquired assets and liabilities of Greater Hudson will be allocated to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit intangibles and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives. ConnectOne will include in its results of operations the results of Greater Hudson’s operations after completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Greater Hudson common stock, who will exchange their shares of Greater Hudson common stock for a combination of shares of ConnectOne common stock pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Greater Hudson common stock who for United States federal income tax purposes is:

●	An individual who is a citizen or resident of the United States;

●

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

●

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

●	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Greater Hudson common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Greater Hudson common stock, you should consult your tax advisor.

This discussion addresses only those Greater Hudson shareholders that hold their Greater Hudson common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”; any section of the Code, a “Section”), and does not address all the United States federal income tax consequences that may be relevant to particular Greater Hudson shareholders in light of their individual circumstances or to Greater Hudson shareholders that are subject to special rules, such as:

●	financial institutions;

●	investors in pass-through entities;

●	insurance companies;

●	tax-exempt organizations;

●	dealers in securities;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	persons that hold Greater Hudson common stock as part of a straddle, hedge, constructive sale or conversion transaction;

●	certain expatriates or persons that have a functional currency other than the U.S. dollar;

●	persons who are not U.S. holders; and

●	shareholders who acquired their shares of Greater Hudson common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

ConnectOne and Greater Hudson have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by ConnectOne and Greater Hudson, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications to be contained in the opinion of Windels, Marx, Lane & Mittendorf, LLP to be delivered at closing and the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this proxy statement and prospectus, it is the opinion of Windels, Marx, Lane & Mittendorf, LLP, counsel to ConnectOne, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of ConnectOne and Greater Hudson to complete the merger is conditioned upon the receipt at closing of an opinion from Windels, Marx, Lane & Mittendorf, LLP, counsel to ConnectOne, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by ConnectOne and Greater Hudson. This opinion will not be binding on the Internal Revenue Service or the courts. ConnectOne and Greater Hudson have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Greater Hudson shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of Greater Hudson Common Stock if the Merger Qualifies as a Reorganization Under Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences to holders of Greater Hudson common stock will be as follows:

●	Greater Hudson shareholders generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of CNOB common stock (as discussed below);

●

the aggregate basis of the ConnectOne common stock received in the merger will be the same as the aggregate basis of the Greater Hudson common stock for which it is exchanged, decreased by any basis attributable to fractional share interests in ConnectOne common stock for which cash is received; and

●

the holding period of ConnectOne common stock received in exchange for shares of Greater Hudson common stock will include the holding period of the Greater Hudson common stock for which it is exchanged.

Cash Received Instead of a Fractional Share of ConnectOne Common Stock. A holder of Greater Hudson common stock who receives cash instead of a fractional share of ConnectOne common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of ConnectOne common stock for cash. As a result, a holder of Greater Hudson common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Treatment of the Special Dividend. If a special dividend is paid, the amount of such special dividend will be taxed as a dividend, as proceeds for the shares of Greater Hudson common stock or otherwise and, in any event, will not negatively impact the reorganization treatment of the merger. We have been advised that the special dividend, if paid, would constitute a de minimis amount compared to the amount of the merger consideration. The dividend treatment would vary with the type (e.g., individual or corporation) of U.S. holder, and each U.S. holder who may receive a special dividend should consult with its tax advisors regarding the possible tax treatments that may apply to it.

Backup Withholding and Information Reporting. Payments of cash to a holder of Greater Hudson common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to ConnectOne and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax Treatment of the Entities. No gain or loss will be recognized by ConnectOne or Greater Hudson as a result of the merger. The tax basis of the assets of Greater Hudson in the hands of ConnectOne will be the same as the tax basis of the assets in the hands of Greater Hudson immediately prior to the merger.

Reporting Requirements. A Greater Hudson shareholder who receives ConnectOne common stock as a result of the merger will be required to retain records pertaining to the merger. Certain Greater Hudson shareholders are subject to certain reporting requirements with respect to the merger. In particular, such shareholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include the shareholder’s adjusted tax basis in its Greater Hudson common stock and other information regarding the reorganization. Greater Hudson’s shareholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

You are urged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

RIGHTS OF DISSENTING SHAREHOLDERS

Dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that Greater Hudson pay the fair value for their shares instead of receiving the consideration offered to shareholders in connection with the merger.

Shareholders of Greater Hudson are entitled to exercise their rights as dissenting shareholders under Section 604 of the New York Banking Law, but only if they comply strictly with all procedural and other requirements of Section 604 and Section 6022 of the New York Banking Law, copies of which are attached to this document as Annex C.

The following is intended as a brief summary of the material provisions of the New York statutory procedures that a Greater Hudson shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Greater Hudson common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 604 and 6022 of the New York Banking Law, the full text of which appears in Annex C of this joint proxy statement/prospectus.

In the event you wish to dissent, you must deliver to Greater Hudson written notice of your intent to demand payment. If you intend to demand payment of the fair value of your shares of Greater Hudson common stock, you must deliver, before the special meeting of shareholders at which the merger is submitted to a vote, or at such meeting but before the vote, a written notice of intent to demand payment for your shares if the proposed merger is completed. This written notice of intent must be separate from the proxy card. A vote against the merger agreement alone will not constitute a written notice of intent to demand payment. Greater Hudson shareholders who elect to exercise dissenters’ rights should mail or deliver a written notice of intent to demand payment to: Greater Hudson Bank, 715 Route 304, Bardonia, NY 10954, Attention: Edward T. Lutz.

In the event you wish to dissent, you must NOT vote for approval of the merger agreement. If you intend to demand payment of the fair value of your shares of Greater Hudson common stock, you must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to demand payment for your shares under Section 604 and Section 6022 of the New York Banking Law. You will also terminate your right to demand payment if you submit a signed proxy card and (1) fail to vote against approval of the merger agreement or (2) fail to note that you are abstaining from voting. If you do either of these two things, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. However, you will not terminate your right to demand payment if you do not submit a proxy card.

In the event you wish to dissent, you must demand payment for your shares of Greater Hudson common stock and deposit certificates for certificated shares. If the merger agreement is approved by Greater Hudson shareholders, within ten (10) days after the special meeting, Greater Hudson shall give notice of the approval of the merger by registered mail to each shareholder who filed a written objection excepting any who voted for or consented in writing to the proposed action. Within twenty (20) days thereafter, any shareholder to whom Greater Hudson was required to give such notice, and who elects to dissent shall file with Greater Hudson further written notice of such election to dissent, stating his or her name and residence address, the number and classes of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares.

You must demand payment for your shares of Greater Hudson common stock using the form provided with Greater Hudson’s written dissenters’ notice and, on or within thirty (30) days of such demand, submit the certificates representing your shares to Greater Hudson which shall conspicuously note thereon that a notice of election has been filed and shall return the certificate to the shareholder. If you do not demand payment or deposit your certificates for certificated shares as required by the written dissenters’ notice, and do not submit your stock certificates for notation in each instance in the time period provided above, you will not be entitled to payment for your shares under Sections 604 and 6022 of the New York Banking Law.

If you fail to strictly comply with any of the conditions of the New York Banking Law and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares. If the merger is completed, each holder of shares of Greater Hudson common stock who perfected dissenters’ rights in accordance with Sections 604 and 6022 of the New York Banking Law, shall receive from ConnectOne within seven (7) days of the consummation of the merger, a written offer to pay for his or her shares at a specified price which ConnectOne considers to be their fair value. Such offer shall be accompanied by ConnectOne’s balance sheet as of the latest available date, which shall not be earlier than twelve (12) months before the making of such offer, and a profit and loss statement for not less than a twelve (12) month period ended on the date of such balance sheet. If within thirty (30) days after the making of such offer, ConnectOne and any shareholder agree upon the price to be paid for such shareholder’s shares, payment therefore shall be made within sixty (60) days after the making of such offer upon the surrender of the certificates representing such shares.

If ConnectOne fails to make such offer within such period of seven days, or if it makes the offer and any dissenting shareholder fails to agree with it within the period of thirty (30) days thereafter upon the price to be paid for their shares:

●

ConnectOne shall, within twenty (20) days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of Greater Hudson is located to determine the rights of dissenting shareholders and to fix the fair value of their shares.

●

If ConnectOne fails to institute such proceeding within such period of twenty (20) days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty (30) days after the expiration of such twenty (20) day period. If such proceeding is not instituted within such thirty (30) day period, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

If you are considering dissenting and demanding payment of the fair value of your shares, you should note that the fair value of your shares determined under the New York Banking Law could be more than, the same as, or less than the consideration you would receive under the terms of the merger agreement if you did not demand payment of the fair value of your shares. Investment banking opinions as to the fairness from a financial point of view of consideration payable in a transaction such as the merger are not opinions as to, and do not address in any way, fair value under New York Banking Law. If a dissenting shareholder petitions the court to determine the fair value of the shares, the court will assess costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the court, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts in amounts the court finds equitable against Greater Hudson if the court finds that Greater Hudson did not substantially comply with the requirements of Sections 604 and 6022 of the New York Banking Law, or against either Greater Hudson or the dissenters.

If you fail to comply strictly with the procedures described in Sections 604 and 6022 of the New York Banking Law and summarized above, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult with your legal advisor before attempting to do so.

VOTING AGREEMENTS

As a condition to ConnectOne’s execution of the merger agreement, contemporaneously with the execution of the merger agreement, each of the directors of Greater Hudson entered into a voting agreement with ConnectOne. Under the voting agreements, the directors have agreed to vote in favor of the merger and against any competing proposal. As of the record date of November 2, 2018, such directors had sole or shared voting power over 9,809,343 shares of Greater Hudson common stock, or approximately 79.28% of the shares of Greater Hudson common stock outstanding on the record date.

INFORMATION ABOUT CONNECTONE

GENERAL

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank (the “Bank”). ConnectOne’s business currently consists of the operation of ConnectOne Bank. The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 21 other banking offices across New Jersey and New York.

As of June 30, 2018, ConnectOne had:

●	consolidated total assets of $5.3 billion;

●	total deposits of $3.9 billion;

●	total loans of $4.4 billion; and

●	total shareholders’ equity of $578.6 million.

ConnectOne’s principal executive offices and telephone number are:

301 Sylvan
Avenue Englewood Cliffs, New Jersey 07632
(201) 816-8900

INFORMATION ABOUT GREATER HUDSON

GENERAL

Greater Hudson Bank was founded in 2002 and is a New York chartered community bank specializing in providing customized banking services, SBA loans, commercial mortgages, and business lines of credit to Hudson Valley-based businesses, nonprofits, and municipal agencies. Greater Hudson operates through its main office in Bardonia, New York and six additional branch offices located in Westchester, Rockland and Orange Counties in New York.

As of June 30, 2018, Greater Hudson had:

●	consolidated total assets of $519.6 million;

●	total deposits of $415.7 million;

●	total loans of $356.9 million; and

●	total shareholders’ equity of $52.7 million.

Greater Hudson’s principal executive offices and telephone number are:

715 Route 304
Bardonia, NY 10954
(845) 215-1000

DESCRIPTION OF CONNECTONE CAPITAL STOCK

The authorized capital stock of the ConnectOne presently consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, none of which is outstanding. As of September 4, 2018, 32,239,928 shares of ConnectOne common stock were outstanding.

The following is merely a summary of the terms of the ConnectOne’s capital stock. The full terms of ConnectOne’s capital stock are set forth in ConnectOne’s Certificate of Incorporation. A conformed copy of ConnectOne’s Certificate of Incorporation is attached as Exhibit 3(i)(A) to ConnectOne’s Form 8-K filed with the SEC on July 1, 2014.

GENERAL

ConnectOne is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

COMMON STOCK

The following description contains certain general terms of ConnectOne’s common stock.

Dividend Rights

The holders of ConnectOne’s common stock are entitled to dividends when, as, and if declared by the ConnectOne Board out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends, if after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.

The primary source of dividends paid to the ConnectOne’s shareholders is dividends paid to ConnectOne by ConnectOne Bank. Thus, as a practical matter, any restrictions on the ability of ConnectOne Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by ConnectOne. Under the New Jersey Banking Act of 1948, as amended, dividends may be paid by ConnectOne Bank only if, after the payment of the dividend, the capital stock of ConnectOne Bank will be unimpaired and either ConnectOne Bank will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce ConnectOne Bank’s surplus. The payment of dividends is also dependent upon the Bank’s ability to maintain adequate capital ratios pursuant to applicable regulatory requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The dividend rights of holders of ConnectOne’s common stock are qualified and subject to the dividend rights of holders of ConnectOne’s preferred stock that may be issued in the future as described below in the section titled “BLANK CHECK PREFERRED STOCK”.

Voting Rights

Each holder of ConnectOne’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Preemptive Rights

Holders of shares of ConnectOne’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.

Liquidation Rights

In the event of liquidation, dissolution or winding up of ConnectOne, or upon any distribution of its capital assets, after the payment of debts and liabilities and subject to the prior rights of the holders of preferred stock, holders of ConnectOne’s common stock are entitled to receive, on a pro rata per share basis, all remaining assets of ConnectOne.

Assessment and Redemption

All outstanding shares of ConnectOne’s common stock are fully paid and non-assessable. ConnectOne’s common stock is not redeemable at the option of the issuer or the holders thereof.

Transfer Agent

Broadridge Corporate Issuer Solutions is presently the transfer agent for ConnectOne’s common stock.

Listing

ConnectOne’s common stock is listed on the NASDAQ Global Select Market under the symbol “CNOB”.

Anti-Takeover Provisions

Provisions of New Jersey and federal law and the terms of the certificate of incorporation of ConnectOne contain provisions which could make a takeover or purchase of ConnectOne more difficult, even if a significant percentage of ConnectOne’s shareholders believe any such transaction is in their best interests. The following is a summary of these provisions:

Certificate of Incorporation

Provisions of ConnectOne’s Certificate of Incorporation may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of ConnectOne without negotiation with ConnectOne’s Board of Directors. The effect of these provisions is discussed briefly below.

The shares of ConnectOne’s common stock authorized by its Certificate of Incorporation but not issued provide ConnectOne’s Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a shareholder vote. ConnectOne’s Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for ConnectOne’s preferred stock being issued, in an effort to deter attempts to gain control of ConnectOne. For a further discussion, see “Anti-Takeover Provisions – Blank Check Preferred Stock” below.

ConnectOne’s certificate of incorporation provides that any merger, consolidation, liquidation or dissolution of the corporation must be approved by a vote of two-thirds of ConnectOne’s outstanding shares of common stock.

New Jersey Shareholders Protection Act.

A provision of New Jersey law, the New Jersey Shareholders Protection Act, prohibits certain transactions involving an “interested shareholder’ and a corporation. An “interested shareholder” is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation. The Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a New Jersey corporation subject to the Shareholders Protection Act for a period of five years after the date the interested shareholder acquired his stock, unless the transaction was approved by the corporation’s board of directors prior to the time the interested shareholder acquired his stock. After the five-year period expires, the prohibition on business combinations with an interested shareholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the board of directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested shareholder; and (iii) that the shareholders of the corporation receive a price in accordance with the Shareholders Protection Act.

Bank Regulatory Requirements.

Under the Federal Change in Bank Control Act (referred to as the Control Act), a 60 day prior written notice must be submitted to the Federal Reserve Bank (referred to as the FRB) if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended (referred to as the BHCA), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

BLANK CHECK PREFERRED STOCK

ConnectOne has 5,000,000 authorized shares of preferred stock typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. ConnectOne’s Certificate of Incorporation authorizes ConnectOne’s Board of Directors to issue new shares of ConnectOne’s preferred stock without further shareholder action.

ConnectOne’s Certificate of Incorporation gives the Board of Directors of ConnectOne authority at any time to:

●	divide any or all of the authorized but unissued shares of preferred stock into classes and to divide such classes into series;

●	determine the designation, number of shares, relative rights, preferences and limitations of any class or series of preferred stock;

●	increase the number of shares of any class or series of preferred stock;

●	decrease the number of shares in a class or series, but not to a number less than the number of shares of such class or series then outstanding;

●	change the designation, number of shares, relative rights, preferences and limitations of any class or series; and

●	determine the relative rights and preferences which are subordinate to, or equal with, the shares of any other class or series.

With respect to any class or series of preferred stock, ConnectOne’s Certificate of Incorporation further gives the Board of Directors of ConnectOne at any time to determine:

●

the dividend rate on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, would be payable;

●	whether the shares of such class or series would be redeemable and, if so, the terms of redemption;

●

the rights of holders of shares of such class or series in the event of the liquidation, dissolution or winding up of ConnectOne, whether voluntary or involuntary, or any other distribution of its assets;

●	whether the shares of such class or series would be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

●	whether the shares of such class or series would be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

●	the extent of voting powers, if any, of the shares of such class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of ConnectOne’s common stock do not have preemptive rights with respect to any newly issued stock. ConnectOne’s Board could adversely affect the voting power of holders of ConnectOne’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of ConnectOne that the Board does not believe to be in the best interests of its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of ConnectOne shareholders are governed by New Jersey corporate law and ConnectOne’s Certificate of Incorporation and By-laws. The rights of Greater Hudson shareholders are governed by New York banking law and its Certificate of Incorporation and By-laws. There are differences between ConnectOne and Greater Hudson that will affect the relative rights of ConnectOne shareholders and Greater Hudson shareholders.

The following discussion describes and summarizes the material differences between the rights of ConnectOne common shareholders and Greater Hudson common shareholders. With respect to each issue described below, the information set forth in the left column describes the rights Greater Hudson common shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by ConnectOne common shareholders. If the merger is completed, any Greater Hudson common shareholder who becomes a common shareholder of ConnectOne will be entitled to and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you should review the Certificate of Incorporation and By-laws of ConnectOne, the Certificate of Incorporation and By-laws of Greater Hudson, the New York statutes and the New Jersey statutes. Copies of the respective Certificates of Incorporation and By-laws of both ConnectOne and Greater Hudson may be obtained from the secretary of each entity.

Greater Hudson	ConnectOne

Voting Rights

Under the New York Banking Law and the Greater Hudson’s Organization Certificate, each share of Greater Hudson common stock is entitled to one vote per share.	Under New Jersey law and ConnectOne’s Certificate of Incorporation, each share of the ConnectOne’s common stock also will be entitled to one vote per share.

Cumulative voting is not permitted.	Cumulative voting is not permitted.

The New York Banking Law requires a supermajority affirmative vote of two-thirds of the outstanding shares to approve certain extraordinary transactions, including a merger or consolidation.

Under New Jersey corporate law, the affirmative vote of a majority of the votes cast is required to approve any merger, consolidation or disposition of substantially all of a corporation’s assets unless a greater voting requirement is provided for under the corporations certificate of incorporation. ConnectOne’s certificate of incorporation provides that any merger, consolidation, liquidation or dissolution of the corporation must be approved by a vote of two-thirds of ConnectOne’s outstanding shares of common stock.

Rights on Liquidation

In the event of a dissolution, liquidation or winding up of Greater Hudson, the holders of Greater Hudson Common Stock, after the payment of debts and liabilities, are entitled to payment of any remaining capital on a pro rata per share basis.

In the event of any liquidation, dissolution or winding up of ConnectOne Bank, ConnectOne, as the holder of 100% of ConnectOne Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of ConnectOne Bank, including all deposit accounts and accrued interest thereon all assets of ConnectOne Bank available for distribution.

In the event of liquidation, dissolution or winding up of ConnectOne, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of ConnectOne available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Greater Hudson	ConnectOne

Rights of Preemption

Under the New York Banking Law, stockholders may have preemptive rights unless those rights are eliminated in a bank’s organization certificate. Since Greater Hudson’s Organization Certificate does not eliminate these rights, Greater Hudson shareholders have pre-emptive rights.

Under New Jersey law applicable to the ConnectOne, shareholders will only have preemptive rights if these rights are provided in the company’s certificate of incorporation. The Certificate of Incorporation does not provide for preemptive rights, and therefore upon consummation of the Merger, Greater Hudson shareholders will no longer have preemptive rights.

Rights to Call a Special Meeting of the Shareholders

Greater Hudson’s by-laws provide that a special meeting of the shareholders may be called by the Board or the President or by the Board of Directors or by any one or more stockholders owning, in the aggregate, not less than fifty-one percent (51%) of the stock of Greater Hudson.

A special meeting of the shareholders may be called at any time by the chairman of the board, if any, the Chief Executive Officer, the president or the board of directors. A special meeting of the shareholders shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by an assistant secretary or some other officer, upon application of a majority of the directors.

In addition, upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, the Superior Court of the State of New Jersey, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in such order.

Shareholders’ Rights to Amend Corporate Governing Documents

Bylaws may be amended, repealed or adopted by majority vote of the shareholders. A by-law adopted by the stockholders may also be amended, repealed or adopted by the board, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as herein provided.

ConnectOne’s bylaws may amended or repealed by the vote of the holders a majority of the votes cast at a meeting of shareholders, with certain exceptions. Any by-law, whether adopted, amended or repealed by the shareholders or directors, may, subject to the forgoing, be amended or reinstated by the shareholders or the directors.

Nomination of Directors by Shareholders

Nominations by shareholders shall be made in writing and shall be delivered or mailed to the vice chairman/chairman of Greater Hudson’s governance committee not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, with certain exceptions set forth in Greater Hudson’s by-laws.

Nominations by shareholder shall be made only if timely written notice has been given to ConnectOne’s Secretary, Generally, to be timely, such notice shall be delivered to or mailed and received to ConnectOne’s main office not less than 50 days nor more than 75 days prior to the meeting with certain exceptions.

Greater Hudson	ConnectOne

Rights to Remove a Director

One or more or all directors of Greater Hudson may be removed for cause or, unless otherwise provided in the Organization Certificate, without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors.

One or more or all of ConnectOne’s directors may be removed for cause or without cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors.

Shareholders’ Rights to Reports

Any person who has been a Greater Hudson stockholder of record for at least six months immediately preceding his or her demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent of any class of the outstanding shares, upon at least five days’ written demand shall have the right to examine in person or by agent or attorney, during usual business hours, Greater Hudson’s minutes of the proceedings of its stockholders and record of stockholders and to make extracts therefrom.

Any person who shall have been a ConnectOne shareholder of record for at least six months immediately preceding his or her demand, or any person holding, or so authorized in writing by the holders of, at least 5% of the outstanding shares of any class or series, upon at least five days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom, at the places where the same are kept pursuant New Jersey statute.

PROPOSAL 2:
ADJOURNMENT OF SPECIAL MEETING AND VOTE ON OTHER MATTERS

Greater Hudson is also submitting a proposal for consideration at the special meeting to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that Greater Hudson may not have received the favorable vote of at least two-thirds of the shares of Greater Hudson’s common stock outstanding on the record date that are necessary to approve the merger agreement by the time of the special meeting. In that event, a majority of the Greater Hudson board may determine to seek one or more adjournments of the special meeting in order to solicit additional proxies. This proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt and approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card in such manner as determined by a majority of the Greater Hudson board. If the special meeting is adjourned for 30 days or less and the time and place of the adjourned special meeting is announced at the special meeting, Greater Hudson is not required to give notice of the time and place of the adjourned special meeting unless the Greater Hudson board fixes a new record date for the special meeting.

The proposal approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement requires that the votes cast in person or by proxy at the special meeting in favor of the proposal exceeds the votes cast against the proposal. The Greater Hudson board retains full authority to the extent set forth in Greater Hudson’s By-laws and New York banking law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Greater Hudson shareholder.

RECOMMENDATION OF THE GREATER HUDSON BOARD

The Greater Hudson board unanimously recommends that Greater Hudson shareholders vote “FOR” approval of one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

INFORMATION INCORPORATED BY REFERENCE

ConnectOne filed a registration statement on Form S-4 to register with the SEC the ConnectOne common stock to be issued to Greater Hudson shareholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of ConnectOne in addition to being a proxy statement of Greater Hudson for Greater Hudson’s special meeting of shareholders. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow ConnectOne to omit certain information included in the registration statement from this document.

The following documents filed by ConnectOne (Commission File No. 001-11486) with the SEC are hereby incorporated in this proxy statement-prospectus:

●	Annual Report on Form 10-K for the year ended December 31, 2017;

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively;

●

Current Reports filed on Form 8-K on January 11, 2018, January 16, 2018, January 17, 2018, March 13, 2018, March 28, 2018, April 13, 2018, May 15, 2018, May 23, 2018 (As amended on September 25, 2018), June 27, 2018, July 12, 2018 (other than Item 7.01), July 19, 2018, July 26, 2018, July 31, 2018, September 4, 2018, September 26, 2018, October 9, 2018, October 12, 2018, October 17, 2018, October 25, 2018 and November 7, 2018.

●	The definitive proxy statement for the 2017 annual meeting of shareholders;

All documents filed by ConnectOne pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of (1) the date of the Greater Hudson special meeting of shareholders, or (2) the termination of the merger agreement, are hereby incorporated by reference into this document and will be deemed a part of this document from the date they are filed (other than the portions of those documents or information deemed to have been furnished and not filed in accordance with SEC rules).

Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

ConnectOne files reports, proxy statements and other information with the SEC. ConnectOne’s SEC filings are also available over the internet at the SEC’s website at http://www.sec.gov. The SEC website contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document files by visiting the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, you can obtain, without charge, any of the documents, excluding any exhibits to those documents that ConnectOne files with the SEC by requesting them in writing or by telephone at the following addresses:

ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632
(201) 816-8900
Attention: Investor Relations

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY December 5, 2018 TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF GREATER HUDSON SHAREHOLDERS. If you request any documents, ConnectOne will mail them to you by first class mail, or another equally prompt means, within two business days after it receives your request.

CONNECTONE AND GREATER HUDSON HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR CONNECTONE AND GREATER HUDSON THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS CONNECTONE HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

LEGAL MATTERS

The validity of the shares of ConnectOne common stock to be issued in the merger has been passed upon for ConnectOne by Windels, Marx, Lane & Mittendorf, LLP, counsel to ConnectOne. Windels, Marx, Lane & Mittendorf, LLP will also render the opinion referred to under “PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT — Material United States Federal Income Tax Consequences.”

EXPERTS

The audited consolidated financial statements of ConnectOne and its subsidiaries as of December 31, 2017 and 2016 and for the years then ended presented herein have been audited by Crowe LLP, independent registered public accountants, whose report is incorporated by reference in this proxy statement-prospectus and given upon their authority as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this proxy statement-prospectus, Greater Hudson does not know of any other matter that will be presented for consideration at its special meeting of shareholders other than as described in this proxy statement-prospectus. However, if any other matter is to be voted upon, the form of proxies submitted to shareholders of Greater Hudson will be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Greater Hudson special meeting.

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 11, 2018, is by and among ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (“ConnectOne”), ConnectOne Bank, a New Jersey state chartered commercial bank and wholly-owned subsidiary of ConnectOne (“Bank”), and Greater Hudson Bank, a New York state chartered commercial bank (“Greater Hudson”). ConnectOne, the Bank and Greater Hudson are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. ConnectOne and the Bank desire to acquire Greater Hudson and the Parties’ respective Boards of Directors have each determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of their respective companies and their respective shareholders. The acquisition will be accomplished by (i) merging Greater Hudson with and into the Bank, with the Bank as the surviving entity (the “Merger”), and (ii) Greater Hudson’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of Greater Hudson, ConnectOne and the Bank have duly adopted and approved this Agreement and the Board of Directors of Greater Hudson has directed that the Agreement be submitted to the Greater Hudson shareholders for approval.

B. Simultaneously with the execution of this Agreement, each member of the Board of Directors of Greater Hudson, and each executive officer of Greater Hudson, have executed and delivered to ConnectOne a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreements”).

C. Simultaneously with the execution of this Agreement, Kenneth J. Torsoe has executed and delivered to ConnectOne that certain Sell-Down Agreement in the form attached hereto as Exhibit B (the “Sell-Down Agreement”).

D. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with any applicable provisions of the Bank Merger Act, as amended (12 U.S.C. 1828(c)), the New Jersey Banking Act of 1948, as amended, the New York Banking Law, as amended, the Bank Holding Company Act, as amended (the “BHC”), and any applicable regulations of the Federal Deposit Insurance Corporation (the “FDIC”), the New York State Department of Financial Services (“New York Department”), the New Jersey Department of Banking and Insurance (the “New Jersey Department”) and the Board of Governors of the Federal Reserve System (the “FRB”), at the Effective Time, Greater Hudson shall merge with and into the Bank, with the Bank as the resulting or surviving institution (the “Surviving Bank”). The Bank and Greater Hudson shall execute and deliver a separate merger agreement in the form attached hereto as Exhibit 1.1 (the “Bank Merger Agreement”) that references the terms and conditions of this Agreement, for delivery to all applicable bank regulatory agencies, for approval of the Merger.

1.2 Closing, Closing Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern time, at the offices of Windels Marx Lane & Mittendorf, 120 Albany Street Plaza, 6th Floor, New Brunswick, NJ 08901, on a date determined by mutual written agreement of the Parties, which date (the “Closing Date”) shall be not more than five (5) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing). Simultaneous with or immediately following the consummation of the Closing, the Parties shall cause to be filed with the New jersey Department an original and one copy of a certificate of merger relating to the Merger, in the form and substance of the certificate of merger annexed hereto as Exhibit 1.2A (the “Certificate of Merger”). The Merger shall be effective as of the time of filing of the Certificate of Merger (the “Effective Time”).

1.3 Effect of the Merger. At the Effective time, Greater Hudson shall be merged with and into the Bank and the separate existence of Greater Hudson shall cease. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and Greater Hudson and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of the Bank and Greater Hudson shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and Greater Hudson and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. In addition, any reference to either of the Bank or Greater Hudson in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of such contract or document; and any pending action or other judicial proceeding to which either of the Bank or Greater Hudson is a party shall not be deemed to have been abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Bank or Greater Hudson if the Merger had not occurred.

1.4 Conversion of Greater Hudson Common Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Section 2.2(e) of this Agreement, each share of Greater Hudson’s common stock, $0.01 per share par value (“Greater Hudson Common Stock”), issued and outstanding immediately prior to the Effective Time including all unvested awards of restricted stock, which shall be 100% vested as of the Closing Date (other than (i) shares of Greater Hudson Common Stock that are held by Greater Hudson as treasury stock and (ii) shares of Greater Hudson Common Stock held directly or indirectly by ConnectOne or Greater Hudson or any of their respective Subsidiaries (except for Trust Account Shares or DPC Shares)), shall by virtue of this Agreement and without any action on the part of Greater Hudson, ConnectOne, Bank or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive two hundred forty-five one-thousandths (0.245) of a share of common stock, no par value, of ConnectOne (“ConnectOne Common Stock”) (such shares, the “Per Share Stock Consideration” and the ratio of the Per Share Stock Consideration to one, the “Exchange Ratio”).

(b) At the Effective Time, (i) all shares of Greater Hudson Common Stock that are held by Greater Hudson as treasury stock and (ii) all shares of Greater Hudson Common Stock that are held directly or indirectly by ConnectOne or Greater Hudson or any of their respective Subsidiaries (other than shares of Greater Hudson Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of ConnectOne Common Stock which are similarly held, whether held directly or indirectly by ConnectOne or Greater Hudson, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by ConnectOne or Greater Hudson or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Greater Hudson Common Stock, and shares of ConnectOne Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of ConnectOne or other consideration shall be delivered in exchange therefor. All shares of ConnectOne Common Stock that are owned by Greater Hudson or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of ConnectOne.

(c) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Greater Hudson Common Stock (the “Certificates”) shall cease to have any rights as shareholders of Greater Hudson, except the right to receive the Per Share Stock Consideration for each such share of Greater Hudson Common Stock held by them. The consideration which any holder of Greater Hudson Common Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration.” The aggregate consideration which all of the Greater Hudson shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration.”

(d) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of ConnectOne Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, proportional and appropriate adjustments shall be made to the Exchange Ratio.

1.5 Exchange Agent. Greater Hudson and ConnectOne hereby appoint Broadridge Corporate Issuer Solutions (or such other party as ConnectOne shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Greater Hudson Common Stock hereunder.

1.6 ConnectOne Common Stock. Except for shares of ConnectOne Common Stock owned by Greater Hudson or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of ConnectOne as contemplated by Section 1.4 of this Agreement, the shares of ConnectOne Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected and such shares shall remain issued and outstanding.

1.7 Certificate of Incorporation. The certificate of incorporation of the Bank as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

1.8 By-Laws. The by-laws of the Bank as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

1.9 Directors of the Surviving Bank. At the Effective Time, the directors of the Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank; provided, however, that at the Effective Time, the number of persons constituting the board of directors of the Bank shall be increased by one (1) director (or otherwise create a vacancy on the Board of Directors of the Bank) and the Board of Directors of the Bank shall appoint an individual who, immediately prior to the Effective Time, served as a member of the Board of Greater Hudson to fill such vacancy for a term expiring at the Bank’s next annual meeting. Such additional director shall be recommended by the Board of Greater Hudson prior to the Effective Time, and shall be subject to approval by ConnectOne. At the Bank’s next annual meeting, the Bank shall nominate and ConnectOne shall elect such additional director to the Bank’s Board of Directors for a term of one (1) year and, in connection with each of the Bank’s subsequent annual meetings, such additional director shall be given the same consideration with respect to continued service on the Board of Directors of the Bank as all other directors on the Board of Directors of the Bank. The directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and by-laws of the Surviving Bank.

1.10 Officers of the Bank. Immediately after the Effective Time, the officers of the Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.12 Withholding Rights. ConnectOne shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Greater Hudson Common Stock, the minimum amounts (if any) that ConnectOne is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of the Code or applicable state law. To the extent that amounts are so withheld by ConnectOne, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Greater Hudson Common Stock in respect of which such deduction and withholding was made by ConnectOne.

1.13 Dissenters’ Rights. Notwithstanding any other provision hereof, each outstanding share of Greater Hudson Common Stock, the holder of which has perfected his or her right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Greater Hudson shall give ConnectOne prompt notice upon receipt by Greater Hudson of any such demands for payment of the fair value of shares of Greater Hudson Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and ConnectOne shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Greater Hudson shall not, except with the prior written consent of ConnectOne, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank or ConnectOne.

ARTICLE II

EXCHANGE OF SHARES

2.1 ConnectOne to Make Shares and Cash Available. At or prior to the Effective Time, ConnectOne shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of ConnectOne Common Stock and cash (to be paid in lieu of the issuance of fractional shares) in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of ConnectOne Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Greater Hudson Common Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Greater Hudson Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Greater Hudson and ConnectOne shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Greater Hudson Common Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash to be paid in lieu of fractional shares constituting Merger Consideration or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to ConnectOne Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ConnectOne Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of ConnectOne Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of ConnectOne Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Greater Hudson of the shares of Greater Hudson Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ConnectOne Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ConnectOne Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of ConnectOne. In lieu of the issuance of any such fractional share, ConnectOne shall pay to each former shareholder of Greater Hudson who otherwise would be entitled to receive a fractional share of ConnectOne Common Stock an amount in cash determined by multiplying such fractional interest by the ConnectOne Common Stock Average Price. All shares of Greater Hudson Common Stock held by any such former shareholder of Greater Hudson immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Greater Hudson for six (6) months after the Effective Time shall be paid to ConnectOne. Any shareholders of Greater Hudson who have not theretofore complied with this Article II shall thereafter look only to ConnectOne for payment of the shares of ConnectOne Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the ConnectOne Common Stock deliverable in respect of each share of Greater Hudson Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of ConnectOne (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of ConnectOne, Greater Hudson, the Exchange Agent or any other person shall be liable to any former holder of shares of Greater Hudson Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ConnectOne, the posting by such person of a bond in such reasonable and customary amount as ConnectOne may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or ConnectOne, as the case may be, will issue, in exchange for such lost, stolen or destroyed Certificate, the shares of ConnectOne Common Stock and cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GREATER HUDSON

References herein to the “Greater Hudson Disclosure Schedule” shall mean all of the disclosure schedules relating to Greater Hudson and its Subsidiaries required by this Article III and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by Greater Hudson to ConnectOne. Each exception set forth in the Greater Hudson Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles III, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles III, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the Greater Hudson Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the Greater Hudson Disclosure Schedule, Greater Hudson hereby represents and warrants to ConnectOne and the Bank as follows:

3.1 Corporate Organization.

(a) Greater Hudson is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New York. The deposit accounts of Greater Hudson are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Greater Hudson’s Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Greater Hudson’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Greater Hudson. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of Greater Hudson have previously been made available to ConnectOne; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The minute books of Greater Hudson and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2015 (or since the date of formation with respect to any such entity formed on or after December 31, 2015) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to ConnectOne.

(c) Except as set forth in Section 3.1(c) of the Greater Hudson Disclosure Schedule, Greater Hudson and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity.

3.2 Capitalization.

(a) The authorized capital stock of Greater Hudson consists, and at Closing will consist, solely of 20,000,000 shares of Greater Hudson Common Stock. As of the date hereof, there were 12,380,420 shares of Greater Hudson Common Stock outstanding (excluding treasury shares but including 49,830 shares of Greater Hudson Common Stock granted under the Greater Hudson Restricted Stock Plans (the “Greater Hudson Restricted Shares”)) and 7,350 shares of Greater Hudson Common Stock held by Greater Hudson as treasury stock. As of the date hereof, there were no shares of Greater Hudson Common Stock reserved for issuance other than 52,655 shares of Greater Hudson Common Stock reserved for future grants under the Greater Hudson Restricted Stock Plans, the issuance of which is prohibited pursuant to Section 5.1(b) hereof, and which are therefore not entitled to be exchanged for the Per Share Stock Consideration. Section 3.2(a) of the Greater Hudson Disclosure Schedule sets forth with respect to each grant of Greater Hudson Restricted Shares the name of the holder, the number of shares of Greater Hudson Common Stock covered thereby, the date of grant and the vesting schedule. All of the issued and outstanding shares of Greater Hudson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Greater Hudson Disclosure Schedule, Greater Hudson does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Greater Hudson Common Stock or any other equity security of Greater Hudson or any securities representing the right to purchase or otherwise receive any shares of Greater Hudson Common Stock or any other equity security of Greater Hudson.

(b) Section 3.2(b) of the Greater Hudson Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Greater Hudson. Except as set forth in Section 3.2(b) of the Greater Hudson Disclosure Schedule, Greater Hudson owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Greater Hudson has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Greater Hudson calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which Greater Hudson or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Greater Hudson or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on Greater Hudson or any of its Subsidiaries.

(c) No bonds, debentures, trust-preferred securities or other similar indebtedness of Greater Hudson are issued or outstanding.

3.3 Authority; No Violation.

(a) Greater Hudson has full corporate power and authority to execute and deliver this Agreement and, subject to (i) the Parties (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (B) obtaining the other approvals listed in Section 3.4 of this Agreement and (ii) Greater Hudson obtaining the approval of Greater Hudson’s shareholders as contemplated herein, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, Greater Hudson’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of Greater Hudson and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (2) approved this Agreement, the Merger and the other transactions contemplated hereby, (3) directed that this Agreement and the Merger (the “Greater Hudson Shareholder Matters”) be submitted to Greater Hudson’s shareholders for approval at the Greater Hudson Shareholders’ Meeting and (4) resolved to recommend that Greater Hudson’s shareholders approve the Merger and this Agreement at the Greater Hudson Shareholders’ Meeting (the “Greater Hudson Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Greater Hudson. Except for the approval of the Greater Hudson Shareholder Matters by the requisite vote of Greater Hudson’s shareholders, no other corporate proceedings on the part of Greater Hudson are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Greater Hudson and (assuming due authorization, execution and delivery by ConnectOne and the Bank) this Agreement constitutes a valid and binding obligation of Greater Hudson, enforceable against Greater Hudson in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Greater Hudson, nor the consummation by Greater Hudson of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Greater Hudson with any of the terms, will (i) violate any provision of the organization certificate or by-laws of Greater Hudson or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Greater Hudson Disclosure Schedule, (x) violate any Law or Order applicable to Greater Hudson or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Greater Hudson or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Greater Hudson or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the New Jersey Department and the New York Department and approval of such applications and notices, (c) the filing of applications and waiver requests, as applicable, with the FRB, (d) the filing with the Securities and Exchange Commission (“SEC”) and the declaration of effectiveness by the SEC of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement for the meeting of shareholders of Greater Hudson to vote upon the Merger will be included as a proxy statement and prospectus (the “Proxy Statement”), (e) the approval of the Greater Hudson Shareholder Matters by the requisite vote of the shareholders of Greater Hudson, (f) the filing of the Certificate of Merger with the New Jersey Department, (g) approval of the listing of the ConnectOne Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Greater Hudson Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole) are necessary on behalf of Greater Hudson in connection with (1) the execution and delivery by Greater Hudson of this Agreement and (2) the consummation by Greater Hudson of the Merger and the other transactions contemplated hereby.

3.5 Reports.

(a) Greater Hudson and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2015 with (i) the New York Department, (ii) the FDIC, and (iii) any other bank regulator that regulates Greater Hudson or any of its Subsidiaries (collectively with the FDIC and the New York Department, the “Greater Hudson Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Greater Hudson Regulatory Agencies in the regular course of the business of Greater Hudson and its Subsidiaries, and except as set forth in Section 3.5 of the Greater Hudson Disclosure Schedule, no Greater Hudson Regulatory Agency has initiated any proceeding or, to the Knowledge of Greater Hudson, investigation into the business or operations of Greater Hudson or any of its Subsidiaries since December 31, 2015, the effect of which is reasonably likely to have a Material Adverse Effect on Greater Hudson or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, the Bank or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any Greater Hudson Regulatory Agency with respect to any report or statement relating to any examinations of Greater Hudson or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Greater Hudson or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b) The records, systems, controls, data and information of Greater Hudson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Greater Hudson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described Section 3.6(c) of this Agreement.

(c) Except as set forth in Section 3.5(d) of the Greater Hudson Disclosure Schedule, since December 31, 2015, neither Greater Hudson nor any of its Subsidiaries nor, to the Knowledge of Greater Hudson, any member of Greater Hudson’s Board of Directors or executive officer of Greater Hudson or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Greater Hudson or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) Greater Hudson has previously made available to ConnectOne copies of (a) the consolidated statements of financial condition of Greater Hudson and its Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2017, 2016 and 2015, in each case accompanied by the audit report of Crowe Horwath LLP (the “Accounting Firm”), independent public accountants with respect to Greater Hudson, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of Greater Hudson and its Subsidiaries as of March 31, 2018 and 2017 and the related unaudited consolidated statements of income for the three (3) months then ended (collectively, the “Greater Hudson Financial Statements”). The consolidated statements of financial condition of Greater Hudson (including the related notes, where applicable) included within the Greater Hudson Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of Greater Hudson and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Greater Hudson Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows of Greater Hudson and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Greater Hudson Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of Greater Hudson and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Greater Hudson Financial Statements (including the notes thereto), as of December 31, 2017 and March 31, 2018, neither Greater Hudson nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of Greater Hudson and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2018, neither Greater Hudson nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business or except in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement.

(c) Greater Hudson and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2017, there has not been any material change in the internal controls utilized by Greater Hudson to assure that its consolidated financial statements conform with GAAP. Greater Hudson is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect Greater Hudson’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves Greater Hudson’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Greater Hudson Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to Greater Hudson within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Greater Hudson Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of Greater Hudson’s then independent public accountants) for Greater Hudson and its Subsidiaries since December 31, 2015.

3.7 Broker’s and Other Fees. Neither Greater Hudson nor any Subsidiary of Greater Hudson nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except as set forth Section 3.7 of the Greater Hudson Disclosure Schedule. Section 3.7 of the greater Hudson Disclosure Schedule also sets forth the retention agreement of any such firm listed thereon (the “Advisory Firm”). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Greater Hudson Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in Section 3.7 of the Greater Hudson Disclosure Schedule), there are no fees payable by Greater Hudson or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by NJCB or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Greater Hudson Disclosure Schedule or as contemplated by this Agreement, since December 31, 2017, Greater Hudson and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).

(b) Except as set forth in Section 3.8(b) of the Greater Hudson Disclosure Schedule, since March 31, 2018, neither Greater Hudson nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of March 31, 2018 (which amounts have been previously disclosed to ConnectOne), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving Greater Hudson or any of its Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Greater Hudson Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(c) of the Greater Hudson Disclosure Schedule, since December 31, 2017, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Greater Hudson,

(ii) any grant, award or issuance of any option to purchase Greater Hudson Common Stock or any other equity of Greater Hudson (a “Greater Hudson Stock Option”) (in any event, identifying in Section 3.8(d) of the Greater Hudson Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances since December 31, 2017) or amendment or modification to the terms of any Greater Hudson Stock Options,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Greater Hudson’s capital stock,

(iv) any split, combination or reclassification of any of Greater Hudson’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of Greater Hudson’s capital stock,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by Greater Hudson or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by Greater Hudson or its Subsidiaries,

(viii) any material change in the investment policies or practices of Greater Hudson or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as disclosed in Section 3.9(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to any, and there are no pending or, to Greater Hudson’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Greater Hudson or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of Greater Hudson Disclosure Schedule, there is no Order imposed upon Greater Hudson, any of its Subsidiaries or the assets of Greater Hudson or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis, (i) Greater Hudson and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) Greater Hudson and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Greater Hudson Financial Statements. The unpaid Taxes of Greater Hudson and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Greater Hudson Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Greater Hudson Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Greater Hudson and its Subsidiaries in filing their Tax Returns. Neither Greater Hudson nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, the Tax Returns of Greater Hudson and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Greater Hudson Financial Statements. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, there are no current, pending or, to the Knowledge of Greater Hudson, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Greater Hudson or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Greater Hudson Disclosure Schedule, as of the date of this Agreement, neither Greater Hudson nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to Greater Hudson or any of its Subsidiaries. Greater Hudson has made available to ConnectOne true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by Greater Hudson or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by Greater Hudson or any of its Subsidiaries since December 31, 2015. There are no material Liens with respect to any Taxes upon any of Greater Hudson’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where Greater Hudson or any of its Subsidiaries does not file Tax Returns that Greater Hudson or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than Greater Hudson and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Greater Hudson), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Greater Hudson Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of Greater Hudson or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from Greater Hudson or any of its Subsidiaries or from ConnectOne or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Greater Hudson Disclosure Schedule. The terms of each of Greater Hudson’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).

(e) Neither Greater Hudson nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither Greater Hudson nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Greater Hudson Disclosure Schedule (i) Greater Hudson and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) Greater Hudson and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Tax” or “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Greater Hudson Disclosure Schedule, none of Greater Hudson, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Greater Hudson Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Greater Hudson Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Greater Hudson Pension Plans and the Greater Hudson Welfare Plans, the “Greater Hudson Benefit Plans”). Since December 31, 2015, neither Greater Hudson nor any of its ERISA Affiliates has (i) established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Greater Hudson Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate”, with respect to Greater Hudson, means any entity required to be aggregated with Greater Hudson under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, and with respect to ConnectOne, means any entity required to be aggregated with ConnectOne under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) Greater Hudson has made available to ConnectOne true and complete copies of each of the following with respect to each of the Greater Hudson Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Greater Hudson Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Greater Hudson Benefit Plan has not been reduced to writing, a summary of all material terms of such Greater Hudson Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Greater Hudson Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications with the IRS or any Governmental Entity that relate to any Greater Hudson Benefit Plan; (vii) correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Greater Hudson Benefit Plan since December 31, 2015; and (viii) all material written contracts relating to each Greater Hudson Benefit Plan, including fidelity or ERISA bonds and administrative service agreements.

(c) Except as set forth in Section 3.11(c) of the Greater Hudson Disclosure Schedule, at December 31, 2017, the fair value of plan assets of each Greater Hudson Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Greater Hudson Financial Statements for the year ended December 31, 2017.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Greater Hudson Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of Greater Hudson and its Subsidiaries which have not been paid have been properly recorded on the books of Greater Hudson and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Greater Hudson Benefit Plan that has subjected or could subject Greater Hudson, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Each of the Greater Hudson Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Greater Hudson Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Greater Hudson Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each Greater Hudson Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Greater Hudson Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Greater Hudson Pension Plan are invested in or consist of Greater Hudson Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Greater Hudson Benefit Plans. None of Greater Hudson, any of its Subsidiaries, or any plan fiduciary of any Greater Hudson Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of Greater Hudson, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Greater Hudson Benefit Plans or any trusts related thereto. None of the Greater Hudson Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Greater Hudson Disclosure Schedule, no Greater Hudson Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Greater Hudson Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Greater Hudson Financial Statements, or otherwise noted on the Greater Hudson Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Greater Hudson Welfare Plan, and any Greater Hudson Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Greater Hudson Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of Greater Hudson or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Greater Hudson Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of Greater Hudson or any of its Subsidiaries to severance pay or a bonus or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of Greater Hudson or any of its Subsidiaries.

(m) Neither Greater Hudson nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Greater Hudson Benefit Plans or to amend or modify any existing Greater Hudson Benefit Plan.

(n) With respect to the Greater Hudson Benefit Plans, no event has occurred and, to the Knowledge of Greater Hudson, there exists no condition or set of circumstances in connection with which Greater Hudson, any Subsidiary of Greater Hudson or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Greater Hudson Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on Greater Hudson.

(o) Neither Greater Hudson nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of Greater Hudson, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of Greater Hudson or any of its Subsidiaries. No work stoppage, slowdown or labor strike against Greater Hudson or any of its Subsidiaries is pending or, to the Knowledge of Greater Hudson, threatened. Greater Hudson and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither Greater Hudson nor any of its Subsidiaries has incurred, nor do they expect to incur without ConnectOne’s prior written consent, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against Greater Hudson or any of its Subsidiaries pending or, to the Knowledge of Greater Hudson, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to Greater Hudson and its Subsidiaries, there are no pending or, to the Knowledge of Greater Hudson, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Greater Hudson Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of Greater Hudson and its Subsidiaries whose salary, bonus and commission payments, if any, for the twelve months ended December 31, 2017 was in excess of $75,000 (calculated on a per annum basis with respect to any such employee who was not employed by Greater Hudson and its Subsidiaries for the entire year), (ii) any increase in annual compensation not disclosed in Section 3.8(b) of the Greater Hudson Disclosure Schedule which is anticipated to be implemented on or before December 31, 2018, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to Greater Hudson or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by Greater Hudson and its Subsidiaries during the twelve months ended March 31, 2018. To the Knowledge of Greater Hudson, no employee named in Section 3.11(r) of the Greater Hudson Disclosure Schedule has any current plans to terminate employment or service with Greater Hudson or any Subsidiary. Other than as set forth in Section 3.11(r) of the Greater Hudson Disclosure Schedule, all employees of Greater Hudson and its Subsidiaries are employed at will.

(s) Section 6.10(b) of the Greater Hudson Disclosure Schedule accurately sets forth, with respect to Greater Hudson and its Subsidiaries, the amounts payable upon consummation of the Merger under the agreements described therein.

(t) Since December 31, 2017, Greater Hudson has properly recorded and accounted for, and will through the Effective Time properly record and account for, all employee vacation and/or personal time taken by all employees of Greater Hudson.

3.12 Greater Hudson Information.

(a) The information relating to Greater Hudson to be contained in the Proxy Statement, as of the date the Proxy Statement is first mailed to shareholders of Greater Hudson, and up to and including the date of the meeting of shareholders of Greater Hudson to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to ConnectOne and its Subsidiaries included in the Proxy Statement.

(b) The information relating to Greater Hudson and its Subsidiaries provided by Greater Hudson to be contained in the regulatory applications and notifications relating to the Merger, including without limitation any applications and notifications to the FDIC, the New Jersey Department, and the New York Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Greater Hudson Disclosure Schedule, each of Greater Hudson and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Greater Hudson and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to Greater Hudson or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole). Except as disclosed in Section 3.13(a) of the Greater Hudson Disclosure Schedule, Greater Hudson and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole. Without limiting the foregoing, none of Greater Hudson, or its Subsidiaries, or to the Knowledge of Greater Hudson, any director, officer, employee, agent or other person acting on behalf of Greater Hudson or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Greater Hudson or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Greater Hudson or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Greater Hudson or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Greater Hudson or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Greater Hudson or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Greater Hudson or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, Greater Hudson and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and Greater Hudson has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of Greater Hudson or its Subsidiaries. Greater Hudson has a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Greater Hudson Disclosure Schedule, since December 31, 2015, no person or group has adversely commented in writing to Greater Hudson or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of Greater Hudson and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. Greater Hudson has made available to ConnectOne true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which Greater Hudson or any of its Subsidiaries is a party.

(b) Except as disclosed in Section 3.14(b) of the Greater Hudson Disclosure Schedule, (i) neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of Greater Hudson and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which Greater Hudson or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of Greater Hudson or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither Greater Hudson nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Greater Hudson or any of its Subsidiaries, (II) provides for material payments to be made by Greater Hudson or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires Greater Hudson or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires Greater Hudson or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract (x) involving the payment of more than $50,000 or (y) with a remaining term of greater than six months and reasonably expected to involve the payment of more than $25,000 (other than contracts relating to banking credit or deposit transactions in the Ordinary Course of Business, which shall not be deemed material for purposes of clause (i)) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Greater Hudson Disclosure Schedule or Section 3.16(a) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries, nor to the Knowledge of Greater Hudson, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Greater Hudson or its Subsidiaries will be the creditor) or arrangement to which Greater Hudson is a party.

(d) Except as set forth in Section 3.14(d) of the Greater Hudson Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder will cause Greater Hudson or ConnectOne to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between Greater Hudson or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from ConnectOne, Greater Hudson, or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety (90) days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by Greater Hudson or any of its Subsidiaries.

(g) Section 3.14(g) of the Greater Hudson Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2017 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of Greater Hudson and each officer of Greater Hudson with the position of vice president or higher, specifying the assumptions in such schedule.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Greater Hudson Disclosure Schedule, is referred to herein as a “Greater Hudson Contract.” Greater Hudson has previously made available to ConnectOne true and complete copies of each Greater Hudson Contract.

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 3.15 of the Greater Hudson Disclosure Schedule, a

“Regulatory Agreement”), nor has Greater Hudson or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Greater Hudson nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16 Properties and Insurance.

(a) Section 3.16(a) of the Greater Hudson Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by Greater Hudson and/or any of its Subsidiaries other than any such property or interests categorized as “other real estate owned” (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by Greater Hudson or any of its Subsidiaries as lessee or lessor (or licensee or licensor, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Greater Hudson Property” and collectively as the “Greater Hudson Properties”).

(b) Section 3.16(b) of the Greater Hudson Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. Greater Hudson has made available to ConnectOne copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties to the extent in the possession of Greater Hudson or its Subsidiaries.

(c) Section 3.16(c) of the Greater Hudson Disclosure Schedule sets forth the street address of all real property leased by Greater Hudson or any of its Subsidiaries under the Greater Hudson Real Property Leases and the names of such leases. Greater Hudson has made available to ConnectOne true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to ConnectOne. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither Greater Hudson nor any of its Subsidiaries nor, to the Knowledge of Greater Hudson, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by Greater Hudson or any of its Subsidiaries, other than defaults that have been cured by Greater Hudson or its Subsidiaries or waived in writing. Greater Hudson and its Subsidiaries have not leased or sub-leased any Greater Hudson Property to any third parties.

(d) Greater Hudson or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Greater Hudson Disclosure Schedule and (B) Permitted Liens. Greater Hudson or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Greater Hudson Property. Each Greater Hudson Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve its intended purpose, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Greater Hudson Properties are considered by Greater Hudson to be adequate for the current business of Greater Hudson and its Subsidiaries. There are no pending or, to the Knowledge of Greater Hudson, threatened condemnation or eminent domain proceedings that affect any Greater Hudson Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Greater Hudson Property subject to a Real Property Lease, except as expressly provided in such Real Property Lease, neither Greater Hudson nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Greater Hudson Properties have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither Greater Hudson nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Greater Hudson Property, and no such Taxes or assessments are pending or, to the Knowledge of Greater Hudson, threatened. No Greater Hudson

Property or the use or occupancy thereof violates in any material way any applicable Laws, covenants, conditions or restrictions. Greater Hudson has made available to ConnectOne true and complete copies of all agreements that pertain to the ownership, management or operation of the Greater Hudson Properties.

(e) The tangible assets and other personal property owned or leased by Greater Hudson and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Greater Hudson Disclosure Schedule sets forth all leases of tangible assets and other personal property by Greater Hudson or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Greater Hudson Disclosure Schedule, (i) neither Greater Hudson nor any of its Subsidiaries is in material default under any Personal Property Lease and, to the Knowledge of Greater Hudson, none of the other counterparties thereto is in material default under any Personal Property Lease, (ii) no written or, to the Knowledge of Greater Hudson, oral notice has been received by Greater Hudson or by any of its Subsidiaries from any lessor under any Personal Property Lease that Greater Hudson or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of Greater Hudson, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, material modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither Greater Hudson’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of Greater Hudson, there are no disputes with respect to such Personal Property Leases, (vi) neither Greater Hudson nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither Greater Hudson nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases other than Permitted Liens. No shareholder or member of the Board of Directors of Greater Hudson has possession of or any right to use any tangible assets and other personal property owned or leased by Greater Hudson and/or any of its Subsidiaries. Greater Hudson has made available to ConnectOne true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease.

(f) The business operations and all insurable properties and assets of Greater Hudson and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Greater Hudson, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of Greater Hudson adequate for the business engaged in by Greater Hudson and its Subsidiaries. Greater Hudson and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Greater Hudson Disclosure Schedule sets forth a complete and accurate list of all material primary and excess insurance coverage held by Greater Hudson and/or its Subsidiaries. Copies of all insurance policies reflected on such list have been made available to ConnectOne. Neither Greater Hudson nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Greater Hudson Property, Greater Hudson or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by Greater Hudson or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that Greater Hudson or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) Section 3.16(g) of the Greater Hudson Disclosure Schedule sets forth an accurate description of any bank owned life insurance coverage (“BOLI”) maintained by Greater Hudson.

3.17 Environmental Matters. Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.17 are the sole representations and warranties of Greater Hudson regarding Environmental Matters. Except as set forth in Section 3.17 of the Greater Hudson Disclosure Schedule:

(a) Each of Greater Hudson and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of Greater Hudson, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of Greater Hudson, threatened, before any Governmental Entity or other forum in which Greater Hudson, any of its Subsidiaries, any Participation Facility or to the Knowledge of Greater Hudson, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by Greater Hudson or any of its Subsidiaries, any Participation Facility or any Loan Property.

(c) To the Knowledge of Greater Hudson, during the period of (x) Greater Hudson’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Greater Hudson’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Greater Hudson’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of Greater Hudson, prior to the period of (x) Greater Hudson’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Greater Hudson’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) Greater Hudson’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property].

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (w) “Loan Property” means any property classified by Greater Hudson or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which Greater Hudson or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any Laws, statutes or regulations, of the United States or New York dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

3.18 Opinion. Prior to the execution of this Agreement, the Board of Directors of Greater Hudson has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the Advisory Firm to the effect that as of the date of such opinion and based upon and subject to certain factors, assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Greater Hudson Common Stock. Such opinion has not been amended or rescinded as of the date hereof. A copy of such opinion will be delivered to ConnectOne, solely for informational purposes, as soon as reasonably practicable following the date hereof.

3.19 Indemnification. Except as provided in the Greater Hudson Contracts or the organization certificate or by-laws of Greater Hudson or the governing documents of any Greater Hudson Subsidiary as in effect on the date hereof, neither Greater Hudson nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Greater Hudson (a “Covered Person”), and, to the Knowledge of Greater Hudson, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or by-laws of Greater Hudson or any Subsidiary of Greater Hudson, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by Greater Hudson or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of Greater Hudson:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither Greater Hudson nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) Greater Hudson or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or Greater Hudson’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Greater Hudson;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Greater Hudson;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets), under the terms of which the obligor was, as of June 1, 2018, over ninety (90) days delinquent in payment of principal or interest. Section 3.20(b) of the Greater Hudson Disclosure Schedule sets forth (a) all of the Loans of Greater Hudson or any of its Subsidiaries that as of June 1, 2018, were classified by Greater Hudson, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of June 1, 2018 as impaired in accordance with ASC 310 and (c) each asset of Greater Hudson that as of June 1, 2018, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of December 31, 2017 and March 31, 2018, the allowance for loan losses in the Greater Hudson Financial Statements was adequate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Greater Hudson Regulatory Agencies. As of December 31, 2017 and March 31, 2018, the reserve for OREO properties

(or if no reserve, the carrying value of OREO properties) in the Greater Hudson Financial Statements was adequate pursuant to GAAP, and remains so as of the date hereof, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Greater Hudson Regulatory Agencies.

(d) Greater Hudson has made available to ConnectOne a schedule setting forth a list of all Loans as of June 1, 2018 by Greater Hudson and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of Greater Hudson or any of its Subsidiaries. Except as set forth in Section 3.20(d) of the Greater Hudson Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such Loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Greater Hudson Disclosure Schedule, none of the agreements pursuant to which Greater Hudson or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Greater Hudson Disclosure Schedule, since December 31, 2015, neither Greater Hudson nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime,” “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Greater Hudson Disclosure Schedule, neither Greater Hudson nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither Greater Hudson nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Greater Hudson or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither Greater Hudson nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Greater Hudson Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Greater Hudson Disclosure Schedule.

(c) Set forth in Section 3.22(c) of the Greater Hudson Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of Greater Hudson and its Subsidiaries as of June 1, 2018.

(d) Except as set forth in Section 3.22(d) of the Greater Hudson Disclosure Schedule, none of the deposits of Greater Hudson or any of its Subsidiaries is a “brokered” or “listing service” deposit. Section 3.22(d) of the Greater Hudson Disclosure sets forth a listing of all municipal or public deposits held by Greater Hudson, including the name of the depositor, the amount of the deposit and whether or not the deposit is collateralized.

3.23 Vote Required. Assuming that a quorum is present at the Greater Hudson Shareholders’ Meeting, approval by holders of two-thirds of the outstanding shares of Greater Hudson Common Stock shall be sufficient to constitute approval by Greater Hudson’s shareholders of each of the Greater Hudson Shareholder Matters. A majority of the outstanding capital stock of Greater Hudson Common Stock, represented in person or by proxy, constitutes a quorum for purposes of the Greater Hudson Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Greater Hudson Disclosure Schedule:

(a) Each of Greater Hudson and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of its Licensed Intellectual Property. To the Knowledge of Greater Hudson, any such Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property of Greater Hudson and its Subsidiaries constitute all Intellectual Property necessary for the operation of the respective businesses of Greater Hudson and each of its Subsidiaries as presently conducted. Each of Greater Hudson and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of Greater Hudson and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Neither Greater Hudson nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that Greater Hudson or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Knowledge of Greater Hudson, no Person has infringed, diluted, misappropriated or otherwise violated any of Greater Hudson’s or any of its Subsidiaries’ rights in its Owned Intellectual Property.

(f) Greater Hudson and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Greater Hudson or any of its Subsidiaries, and to the Knowledge of Greater Hudson, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.

(g) Greater Hudson’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by Greater Hudson and each of its Subsidiaries in connection with their respective businesses and (ii) to the Knowledge of Greater Hudson, have not materially malfunctioned or failed within the past two years.

(h) Greater Hudson and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant in all material respects with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any material violations of any of the foregoing.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of Greater Hudson Disclosure Schedule, since December 31, 2015, no regulatory agency has objected to, denied, or advised Greater Hudson or any Subsidiary of Greater Hudson to withdraw, and to the Knowledge of Greater Hudson, no third party has submitted an objection to a Governmental Entity having jurisdiction over Greater Hudson or any Subsidiary of Greater Hudson regarding, any application, notice, or other request filed by Greater Hudson or any Subsidiary of Greater Hudson with any Governmental Entity having jurisdiction over Greater Hudson or such Subsidiary.

3.27 Ownership of ConnectOne Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Greater Hudson nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of ConnectOne (other than Trust Account Shares and DPC Shares).

(b) Neither Greater Hudson nor any of its Subsidiaries is an “interested stockholder” of ConnectOne as defined under Section 14A:10A-3 of the New Jersey Business Corporation Act.

3.28 Disclosure. The representations or warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article III not misleading.

3.29 Cybersecurity. To the Knowledge of Greater Hudson, no third party has gained unauthorized access to any hardware, software, databases or embedded control systems (“Systems”) or IT Assets owned or controlled by Greater Hudson or any of its Subsidiaries, and Greater Hudson and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems and IT Assets are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Greater Hudson and each of its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank.

3.30 Services Not Provided. Neither Greater Hudson nor any of its Subsidiaries provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended. Neither Greater Hudson nor any of its Subsidiaries is a broker-dealer required to be registered under the Exchange Act with the SEC. Neither Greater Hudson nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local governmental authority or regulatory authority under any applicable Law. Greater Hudson does not have trust powers, and does not provide fiduciary services.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Greater Hudson in this Article III, neither Greater Hudson nor any other Person makes any express or implied representation or warranty with respect to Greater Hudson, its Subsidiaries, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Greater Hudson hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Greater Hudson nor any other Person makes or has made any representation or warranty to ConnectOne or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Greater Hudson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Greater Hudson in this Article III, any oral or written information presented to ConnectOne or any of its Affiliates or representatives in the course of their due diligence investigation of Greater Hudson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Greater Hudson acknowledges and agrees that neither ConnectOne nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONNECTONE

References herein to the “ConnectOne Disclosure Schedule” shall mean all of the disclosure schedules relating to ConnectOne and its Subsidiaries required by this Article IV and Articles V and VI of this Agreement, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles IV, V and VI of this Agreement, which have been delivered on the date hereof by ConnectOne to Greater Hudson. Each exception set forth in the ConnectOne Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual Section or subsection of Articles IV, V or VI of this Agreement and shall be deemed disclosure with respect to such referenced Section or subsection and also any other Section or subsection of Articles IV, V or VI of this Agreement to which the relevance of such item is reasonably apparent. For the avoidance of doubt, subject to the preceding sentence, a representation or warranty may be qualified by a section of the ConnectOne Disclosure Schedule even if such representation or warranty does not expressly state that it is so qualified. Except as set forth in the ConnectOne Disclosure Schedule or as disclosed in any ConnectOne Report filed by ConnectOne with the SEC since December 31, 2015 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), ConnectOne hereby represents and warrants to Greater Hudson as follows:

4.1 Corporate Organization.

(a) ConnectOne is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. ConnectOne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ConnectOne. ConnectOne is registered as a bank holding company under the BHC. Copies of the certificate of incorporation and by-laws of ConnectOne have previously been made available to Greater Hudson; such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Bank is a commercial bank organized under the laws of the State of New Jersey. The deposit accounts of the Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Copies of the certificate of incorporation and by-laws of the Bank have previously been made available to Greater Hudson; such copies are true and complete copies of such documents as in effect as of the date of this Agreement. Each of ConnectOne’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of ConnectOne’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ConnectOne.

(c) The minute books of ConnectOne and each of its Subsidiaries contain true and complete records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2015 (or since the date of formation with respect to any such entity formed on or after December 31, 2015) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Greater Hudson.

(d) Except as set forth in Section 4.1(d) of the ConnectOne Disclosure Schedule or as set forth in the ConnectOne Reports, ConnectOne and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 4.1(d) of the ConnectOne Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Bank holds pursuant to satisfaction of obligations due to the Bank and which are disclosed in Section 4.1(d) of the ConnectOne Disclosure Schedule.

4.2 Capitalization.

(a) The authorized capital stock of ConnectOne consists solely of 50,000,000 shares of ConnectOne Common Stock and 5,000,000 shares of preferred stock, no par value (“ConnectOne Preferred Stock”). As of the date hereof, there were 31,971,353 shares of ConnectOne Common Stock outstanding, no shares of ConnectOne Preferred Stock issued and outstanding, 1,326,666 shares of ConnectOne Common Stock held as treasury stock and no shares of ConnectOne Preferred Stock held as treasury stock. As of the date hereof, there were no shares of ConnectOne Common Stock reserved for issuance except for 179,178 shares of ConnectOne Common Stock reserved for issuance pursuant to ConnectOne’s 2012 Equity Compensation Plan and 2017 equity Compensation Plan (collectively, the “ConnectOne Stock Incentive Plans”) and 602,651 shares of ConnectOne Common Stock reserved for issuance pursuant to ConnectOne’s dividend reinvestment and stock purchase plan (the “ConnectOne DRIP”). All of the issued and outstanding shares of ConnectOne Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) The ConnectOne Financial Statements (as defined below) disclose ConnectOne’s outstanding equity awards (the “ConnectOne Equity Awards”). Except for shares of capital stock issuable pursuant to the ConnectOne Equity Awards and pursuant to the ConnectOne DRIP, as of the date hereof ConnectOne does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ConnectOne Common Stock or any other equity security of ConnectOne or any securities representing the right to purchase or otherwise receive any shares of ConnectOne Common Stock or any other equity security of ConnectOne. Assuming the receipt of all necessary approvals from ConnectOne’s shareholders with respect to the ConnectOne Shareholder Matters, the shares of ConnectOne Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Section 4.2(c) of the ConnectOne Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of ConnectOne. Except as set forth in Section 4.2(c) of the ConnectOne Disclosure Schedule, ConnectOne owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of ConnectOne has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of ConnectOne calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary. The authorized capital stock of the Bank consists of 5,000,000 shares of common stock, of which 2,062,197 are issued and outstanding on the date hereof. There is one share of the Bank’s common stock outstanding; such share is owned by ConnectOne.

(d) Except as set forth in the ConnectOne Financial Statements, no bonds, debentures, trust-preferred securities or other similar indebtedness of ConnectOne are issued or outstanding.

4.3 Authority; No Violation.

(a) ConnectOne has full corporate power and authority to execute and deliver this Agreement and subject to (i) the Parties’ (A) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (B) obtaining the other approvals listed in Section 4.4 of this Agreement, (ii) obtaining all bank regulatory approvals and making all bank regulatory notifications required to effectuate the Merger and (iii) obtaining the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. On or prior to the date of this Agreement, ConnectOne’s Board of Directors has (1) determined that this Agreement and the Merger are fair to and in the best interests of ConnectOne and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable and (2) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Bank. Except as set forth above, no other corporate proceedings on the part of ConnectOne or the Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ConnectOne and the Bank and (assuming due authorization, execution and delivery by Greater Hudson) this Agreement constitutes a valid and binding obligation of ConnectOne and the Bank, enforceable against each in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by ConnectOne or the Bank, nor the consummation by ConnectOne or the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by ConnectOne or the Bank with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or by-laws of ConnectOne or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the ConnectOne Disclosure Schedule, (x) violate any Law or Order applicable to ConnectOne or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ConnectOne or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ConnectOne or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the New Jersey Department and New York Department and approval of such applications and notices, (c) the filing of applications and waivers, as applicable, with the FRB, (d) the filing of the S-4 with the SEC and the declaration by the SEC of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the New Jersey Department, (f) approval of the listing of the ConnectOne Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the ConnectOne Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party (other than consents or approvals of third parties the absence of which will not have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole) are necessary on behalf of ConnectOne or the Bank in connection with (1) the execution and delivery by ConnectOne or the Bank of this Agreement and (2) the consummation by ConnectOne or the Bank of the Merger and the other transactions contemplated hereby.

4.5 Reports.

(a) ConnectOne and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31,2015 with (i) the FRB, (ii) the FDIC, (iii) the New Jersey Department and (iv) any other bank regulator that regulates ConnectOne or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “ConnectOne Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the ConnectOne Regulatory Agencies in the regular course of the business of ConnectOne and its Subsidiaries, and except as set forth in Section 4.5(a) of the ConnectOne Disclosure Schedule, no ConnectOne Regulatory Agency has initiated any proceeding or, to the Knowledge of ConnectOne, investigation into the business or operations of ConnectOne or any of its Subsidiaries since December 31, 2015 the effect of which is reasonably likely to have a Material Adverse Effect on ConnectOne or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger. There is no unresolved violation, criticism, or exception by any ConnectOne Regulatory Agency with respect to any report or statement relating to any examinations of ConnectOne or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on ConnectOne or to delay approval of the Merger by any Governmental Entity having jurisdiction over the Merger, ConnectOne, Greater Hudson or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger.

(b) ConnectOne has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2015 (the “ConnectOne Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the ConnectOne Reports complied, and each ConnectOne Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the ConnectOne Reports. None of ConnectOne’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of ConnectOne has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and, to the Knowledge of ConnectOne, no enforcement action has been initiated by the SEC against ConnectOne or its officers or directors relating to disclosures contained in any ConnectOne Report.

(c) The records, systems, controls, data and information of ConnectOne and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ConnectOne or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in Section 4.6(c) of this Agreement.

(d) Except as set forth in Section 4.5(d) of the ConnectOne Disclosure Schedule, since December 31, 2015, neither ConnectOne nor any of its Subsidiaries nor, to the Knowledge of ConnectOne, any member of ConnectOne’s Board of Directors or executive officer of ConnectOne or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of ConnectOne or any of its Subsidiaries or their respective internal accounting controls.

4.6 Financial Statements.

(a) ConnectOne has previously made available to Greater Hudson copies of (i) the consolidated statements of financial condition of ConnectOne and its Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2017,

2016 and 2015, in each case accompanied by the audit report of Crowe Horwath LLP, independent public accountants with respect to ConnectOne, (ii) the notes related thereto, (iii) the unaudited consolidated statement of financial condition of ConnectOne and its Subsidiaries as of March 31, 2018 and 2017 and the related unaudited consolidated statements of income and cash flows for the three (3) months ended march 31, 2018 and 2017 and (iv) the notes related thereto (collectively, the “ConnectOne Financial Statements”). The consolidated statements of financial condition of ConnectOne (including the related notes, where applicable) included within the ConnectOne Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, and the consolidated statements of financial condition of the ConnectOne (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position of ConnectOne and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the ConnectOne Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, and the consolidated statements of income, changes in shareholders’ equity and cash flows of ConnectOne (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated results of operations, changes in shareholders’ equity and cash flows and the consolidated financial position of the ConnectOne and its Subsidiaries for the respective fiscal periods therein set forth; each of the ConnectOne Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the ConnectOne Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of ConnectOne and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the ConnectOne Financial Statements (including the notes thereto), as of December 31, 2017, neither ConnectOne nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of ConnectOne and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2018, neither ConnectOne nor any of its Subsidiaries has incurred any material liabilities except in the Ordinary Course of Business, except in connection with this Agreement, the Merger or the other transaction contemplated by this Agreement, or as disclosed in any ConnectOne Report.

(c) ConnectOne and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. ConnectOne has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to ConnectOne and its Subsidiaries is made known to the management of ConnectOne by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ConnectOne Reports. Since March 31, 2018, there has not been any material change in the internal controls utilized by ConnectOne to assure that its consolidated financial statements conform with GAAP. ConnectOne is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect ConnectOne’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves ConnectOne’s management or other employees who have a significant role in such internal controls.

(d) For purposes of this Agreement, the term “ConnectOne’s Accounting Firm” shall mean Crowe Horwath LLP. ConnectOne’s Accounting Firm is and has been throughout the periods covered by the ConnectOne Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (y) “independent” with respect to ConnectOne within the meaning of the rules of the applicable bank regulatory authorities and the Public Company Accounting Oversight Board.

4.7 Broker. Neither ConnectOne nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement except as set forth Section 4.7 of the ConnectOne Disclosure Schedule.

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the ConnectOne Disclosure Schedule, as disclosed in a ConnectOne Report or as contemplated by this Agreement, since March 31, 2018, ConnectOne and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business (except for the incurrence of expenses in connection with this Agreement).

(b) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 4.8(d) of the ConnectOne Disclosure Schedule or disclosed in a ConnectOne Report, since march 31, 2018, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on ConnectOne,

(ii) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by ConnectOne or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy, or

(iii) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.

(a) Except as disclosed in any ConnectOne Report or as may be set forth in Section 4.9(a) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries is a party to any, and there are no pending or, to ConnectOne’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against ConnectOne or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the ConnectOne Disclosure Schedule, there is no Order imposed upon ConnectOne, any of its Subsidiaries or the assets of ConnectOne or any of its Subsidiaries.

4.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of ConnectOne and its Subsidiaries on a consolidated basis, (i) ConnectOne and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) ConnectOne and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the ConnectOne Financial Statements. The unpaid Taxes of ConnectOne and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the ConnectOne Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the ConnectOne Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of ConnectOne and its Subsidiaries in filing their Tax Returns. Neither ConnectOne nor any of its Subsidiaries has

waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, the Tax Returns of ConnectOne and its Subsidiaries which have been examined by the IRS or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the ConnectOne Financial Statements. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, there are no current, pending or, to the Knowledge of ConnectOne, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to ConnectOne or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 4.10(a) of the ConnectOne Disclosure Schedule, as of the date of this Agreement, neither ConnectOne nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to ConnectOne or any of its Subsidiaries. ConnectOne has made available to Greater Hudson true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by ConnectOne or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by ConnectOne or any of its Subsidiaries since December 31, 2015. There are no material Liens with respect to any Taxes upon any of ConnectOne’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where ConnectOne or any of its Subsidiaries does not file Tax Returns that ConnectOne or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 4.10(b) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than ConnectOne and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was ConnectOne), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 4.10(c) of the ConnectOne Disclosure Schedule, neither ConnectOne nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; (vii) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 4.10(c) of the ConnectOne Disclosure Schedule. The terms of each of ConnectOne’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance).

(e) Neither ConnectOne nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither ConnectOne nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code.

(f) Except as set forth in Section 4.10(f) of the ConnectOne Disclosure Schedule, (i) ConnectOne and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) ConnectOne and its Subsidiaries have maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of ConnectOne and its Subsidiaries on a consolidated basis.

4.11 Employee Benefits; Labor and Employment Matters.

(a) Except as set forth in Section 4.11(c) of the ConnectOne Disclosure Schedule, at December 31, 2017, the fair value of plan assets of each “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA maintained by ConnectOne (the “ConnectOne Pension Plans”) equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the ConnectOne Financial Statements for the year ended December 31, 2017.

(b) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each ConnectOne Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the ConnectOne and its Subsidiaries which have not been paid have been properly recorded on the books of the ConnectOne and its Subsidiaries.

(c) No event has occurred and no condition exists with respect to any ConnectOne Benefit Plan that has subjected or could subject ConnectOne, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(d) Each of the ConnectOne Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each ConnectOne Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the ConnectOne Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could reasonably be expected to disqualify any such plan. Each ConnectOne Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any ConnectOne Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any ConnectOne Pension Plan are invested in or consist of ConnectOne Common Stock.

(e) There are no pending, or, to the Knowledge of ConnectOne, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the ConnectOne Benefit Plans or any trusts related thereto. None of the ConnectOne Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(f) With respect to the ConnectOne Benefit Plans, no event has occurred and, to the Knowledge of ConnectOne, there exists no condition or set of circumstances in connection with which ConnectOne, any Subsidiary of ConnectOne or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such ConnectOne Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on ConnectOne.

(g) Neither ConnectOne nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of ConnectOne, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of ConnectOne or any of its Subsidiaries. No work stoppage, slowdown or labor strike against ConnectOne or any of its Subsidiaries is pending or, to the Knowledge of ConnectOne, threatened. ConnectOne and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws.

(h) There is no unfair labor practice charge or complaint against ConnectOne or any of its Subsidiaries pending or, to the Knowledge of ConnectOne, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(i) With respect to ConnectOne and its Subsidiaries, there are no pending or, to the Knowledge of ConnectOne, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(j) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the ConnectOne Benefit Plans. None of ConnectOne, any of its Subsidiaries, or any plan fiduciary of any ConnectOne Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(k) Neither ConnectOne nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional ConnectOne Benefit Plans or to amend or modify any existing ConnectOne Benefit Plan.

4.12 ConnectOne Information.

(a) The information relating to ConnectOne and the Bank to be contained in the S-4, as of the date the Proxy Statement is mailed to shareholders of Greater Hudson, and up to and including the date of the meeting of shareholders of greater Hudson to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to ConnectOne and its Subsidiaries included in the S-4. The S-4 (except for such portions thereof that relate to Greater Hudson or any of its Subsidiaries) will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to ConnectOne and its Subsidiaries provided by ConnectOne to be contained in the regulatory applications, notifications and waiver requests relating to the Merger, including without limitation any applications, notifications and waiver requests to the FDIC, the New York Department, the New Jersey Department and the FRB, will be accurate in all material respects.

4.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 4.13(a) of the ConnectOne Disclosure Schedule, each of ConnectOne and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of ConnectOne and each of its Subsidiaries has complied with, and is not in default in any respect under, any applicable Law of any federal, state or local Governmental Entity relating to ConnectOne or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole). Except as disclosed in Section 4.13(a) of the ConnectOne Disclosure Schedule, ConnectOne and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or would reasonably be expected to have a Material Adverse Effect on ConnectOne. Without limiting the foregoing, none of ConnectOne, or its Subsidiaries, or to the Knowledge of ConnectOne, any director, officer, employee, agent or other person acting on behalf of ConnectOne or any of its Subsidiaries has, directly or indirectly, (i) used any funds of ConnectOne or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of ConnectOne or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the USA PATRIOT ACT of 2001, as amended, the Bank Secrecy Act of 1970, as amended,, the money laundering Laws of any jurisdiction, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of ConnectOne or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of ConnectOne or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for ConnectOne or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for ConnectOne or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(b) CRA. Without limiting the foregoing, ConnectOne and its Subsidiaries have complied in all material respects with the CRA and ConnectOne has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of ConnectOne or its Subsidiaries. The Bank has a CRA rating of at least “satisfactory.” Except as listed in Section 4.13(b) of the ConnectOne Disclosure Schedule, since December 31, 2015, no person or group has adversely commented in writing to ConnectOne or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of ConnectOne and its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Except as set forth in Section 4.14 of the ConnectOne Disclosure Schedule, or as disclosed in any ConnectOne Report, neither ConnectOne nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, whether or not set forth on Section 4.15 of the ConnectOne Disclosure Schedule, a “ConnectOne Regulatory Agreement”), nor has ConnectOne or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any ConnectOne Regulatory Agreement. Neither ConnectOne nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.15 Environmental Matters. Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 4.15 are the sole representations and warranties of ConnectOne regarding Environmental Matters. Except as set forth in Section 4.15 of the ConnectOne Disclosure Schedule or as disclosed in any ConnectOne Report:

(a) Each of ConnectOne and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of ConnectOne, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of ConnectOne, threatened, before any Governmental Entity or other forum in which ConnectOne, any of its Subsidiaries, any Participation Facility or to the Knowledge of ConnectOne, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by ConnectOne or any of its Subsidiaries, any Participation Facility or to the Knowledge of ConnectOne.

(c) To the Knowledge of ConnectOne, during the period of (x) ConnectOne’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) ConnectOne’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) ConnectOne’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of ConnectOne, prior to the period of (x) ConnectOne’s or any of its Subsidiaries’, (y) ConnectOne’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) ConnectOne’s or any of its Subsidiaries’ interest in a Loan Property, ownership or operation of any of their respective current or former properties, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 4.15: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other substances or materials regulated under any Environmental Law; (w) “Loan Property” means any property classified by ConnectOne or any of its Subsidiaries as an OREO property, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which ConnectOne or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations, of the United States and New Jersey dealing with Environmental Matters, including without limitation, CERCLA, the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including RCRA, the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq.; the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq.,; the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.; the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq.; the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the environment, natural resources, safety, or sanitation, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any substance, product or waste which is hazardous or toxic or which is regulated by any Environmental Law whatsoever.

4.16 Reorganization. Neither ConnectOne nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.17 Prior Regulatory Applications. Except as disclosed in Section 4.17 of the ConnectOne Disclosure Schedule, since December 31, 2015, no regulatory agency has objected to, denied, or advised ConnectOne or any Subsidiary of ConnectOne to withdraw, and to the Knowledge of ConnectOne, no third party has submitted an objection to a Governmental Entity having jurisdiction over ConnectOne or any Subsidiary of ConnectOne regarding, any application, notice, or other request filed by ConnectOne or any Subsidiary of ConnectOne with any Governmental Entity having jurisdiction over ConnectOne or such Subsidiary.

4.18 Disclosure. The representations or warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in this Article IV not misleading.

4.19 No Other Representations or Warranties.

(a) Except for the representations and warranties made by ConnectOne in this Article IV, neither ConnectOne nor any other Person makes any express or implied representation or warranty with respect to ConnectOne, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and ConnectOne hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither ConnectOne nor any other Person makes or has made any representation or warranty to Greater Hudson or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to ConnectOne, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by ConnectOne in this Article IV, any oral or written information presented to Greater Hudson or any of its Affiliates or representatives in the course of their due diligence investigation of ConnectOne, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) ConnectOne acknowledges and agrees that neither Greater Hudson nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III of this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of Greater Hudson. Except as expressly provided in this Agreement or with the prior written consent of ConnectOne, during the period from the date of this Agreement to the Effective Time, Greater Hudson shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practice and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Greater Hudson or ConnectOne to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of Greater Hudson or ConnectOne to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Greater Hudson Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by ConnectOne (which consent shall not be unreasonably withheld, delayed or conditioned), Greater Hudson shall not, and shall not permit any of its Subsidiaries to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of Greater Hudson or any Subsidiary of Greater Hudson, or any securities convertible into or exercisable for any shares of the capital stock of Greater Hudson or any Subsidiary of Greater Hudson, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Greater Hudson Equity Award or (v) enter into any agreement with respect to any of the foregoing;

(c) amend its organization certificate, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair, and in either case, involving expenditures in the aggregate of no more than $25,000;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(h) change its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP or regulatory accounting principles, as concurred with in writing by Greater Hudson’s independent auditors;

(i) (1) enter into, establish, adopt, amend, modify or terminate any Greater Hudson Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between Greater Hudson or any Subsidiary of Greater Hudson and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Greater Hudson Benefit Plan or agreement as in effect as of the date hereof, except for normal increases in compensation to non-executive employees made in the Ordinary Course of Business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual non-executive employee, or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, or shares or any other awards; provided however, that the forgoing shall not prohibit Greater Hudson from paying year end performance bonuses in an aggregate amount not to exceed $400,000 to the individuals, and in the amounts, set forth on Section 5.1(i) of the Greater Hudson Disclosure Schedule, provided that (x) greater Hudson has fully accrued the amount of such payments, and (y) the amount payable to any individual, and the methodology used to determine the amount payable to any individual, is consistent with Greater Hudson’s past practice in paying year end performance bonuses;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, material properties (including, without limitation, any Greater Hudson Property) or other material rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Greater Hudson Property or any part thereof; provided, however, that notwithstanding the forgoing, Greater Hudson shall be permitted to sell that certain loan described on Section 5.1(j) of the Greater Hudson Disclosure Schedule, subject to the terms and conditions contained therein;

(k) other than in the Ordinary Course of Business or as permitted by Section 5.1(q) of this Agreement, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which Greater Hudson or any of its Subsidiaries is a party or by which Greater Hudson or any of its Subsidiaries or their respective properties is bound;

(n) settle any claim, action or proceeding involving any liability of Greater Hudson or any of its Subsidiaries for money damages or involving any material restrictions upon the operations of Greater Hudson or any of its Subsidiaries;

(o) except in the Ordinary Course of Business, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(p) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with Greater Hudson’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) under the Lending Manual, such action must be approved by the Board or the Loan Committee of the Board of Directors of Greater Hudson, (C) such transaction involves an extension of new credit with an aggregate principal amount in excess of $500,000, in the case of secured loans, and $250,000, in the case of unsecured loans, (D) such transaction involves the renewal or extension of maturity of an existing loan or credit equivalent lease where there has been (i) no change in the risk rating of the credit, (ii) no adverse change to the financial condition of the borrower and any guarantors, (iii) no change to any of the terms of the credit, or any of the collateral securing the credit, (iv) no new funds are provided to the borrower, (v) such renewal or extension of maturity is in accordance with the Lending

Manual, and (vi) the aggregate principal amount of such existing loan or credit equivalent lease is in excess of $1,000,000; provided that Greater Hudson shall notify ConnectOne within two (2) Business Days of the approval of any renewal or maturity extension pursuant to this Section 5.1(p), or (E) such transaction involves an extension of new credit with an aggregate principal amount of $500,000 or less and such transaction is not made in accordance with the credit criteria set forth in Section 5.1(p) of the Greater Hudson Disclosure Schedule. For any proposed extension of credit for which Greater Hudson shall seek the prior consent of ConnectOne, Greater Hudson shall send the credit write-up for the proposed credit to each of Elizabeth Magennis, Chief Lending Officer (email address: emagennis@cnob.com) and Michael McGrover, Chief Credit Officer (email address: mmcgrover@cnob.com); and if ConnectOne has not (i) objected in writing to the proposed credit or (ii) requested reasonable additional information on the proposed credit, within two (2) Business Days of receipt of the credit write-up, ConnectOne shall be deemed to have consented to the origination of such credit. If Greater Hudson sends additional information on the proposed credit to ConnectOne, and ConnectOne does not (i) request any further additional information on the proposed credit or (ii) object in writing to the proposed credit, within two (2) Business Days of receipt of the initial additional information, ConnectOne shall be deemed to have consented to the origination of such credit. Any objection or request for additional information shall be sent by e-mail to each of Lynne Allan, Greater Hudson’s Chief Operating Officer (e-mail address lallan@greaterhudsonbank.com), F. Thomas Cornelius, Greater Hudson’s SVP/Chief Financial Officer (e-mail address tcornelius@greaterhudsonbank.com) and Damiane Doyle, Greater Hudson’s SVP/Senior Marketing Director (e-mail address ddoyle@greaterhudsonbank.com.

(q) incur any additional borrowings beyond those set forth in Section 5.1(q) of the Greater Hudson Disclosure Schedule other than Federal Home Loan Bank borrowings with a final maturity of five (5) years or less and reverse repurchase agreements, in either case in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Greater Hudson or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this Section 5.1(q));

(r) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Greater Hudson as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(s) except pursuant to commitments existing at the date hereof which have previously been disclosed to ConnectOne, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the State of New York, the State of New Jersey or the State of Connecticut;

(t) establish, or make any commitment relating to the establishment of, any new branch or other office facilities;

(u) elect to the Board of Directors any person who is not a member of the Board of Directors of Greater Hudson as of the date hereof;

(v) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(w) after a Greater Hudson Acquisition Proposal (whether or not conditional) or the intention to make a Greater Hudson Acquisition Proposal (whether or not conditional) shall have been communicated directly to Greater Hudson’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Greater Hudson or any member of Greater Hudson’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of Greater Hudson’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(x) take any other action outside of the Ordinary Course of Business; or

(y) agree to do any of the foregoing.

5.2 Covenants of ConnectOne. Except as expressly provided in this Agreement or with the prior written consent of Greater Hudson, during the period from the date of this Agreement to the Effective Time, ConnectOne shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Greater Hudson or ConnectOne to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of Greater Hudson or ConnectOne to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the ConnectOne Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Greater Hudson (which consent shall not be unreasonably withheld, delayed or conditioned), ConnectOne shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, by-laws or other similar governing documents;

(b) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-off Date;

(c) take any action that is intended to, or may reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

(d) take any action, or knowingly fail to take any action, which action or failure to act prevents or may reasonably be expected to prevent, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) agree to or make any commitment to, take, or adopt any resolutions of the Board of Directors of ConnectOne in support of, any of the actions prohibited by this Section 5.2; or

(g) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, Greater Hudson and its Subsidiaries shall not, and Greater Hudson and its Subsidiaries shall not authorize or permit their respective representatives to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Greater Hudson Acquisition Proposal; provided that in the event that, prior to the time that Greater Hudson’s shareholders’ approval of the Greater Hudson Shareholder Matters (the “Greater Hudson Shareholder Approval”) is obtained but not after, (1) Greater Hudson receives, after the execution of this Agreement, an unsolicited bona fide Greater Hudson Acquisition Proposal from a person other than ConnectOne, and (2) Greater Hudson’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor and outside legal counsel, such Greater Hudson Acquisition Proposal constitutes a Greater Hudson Superior Proposal or would reasonably be likely to result in a Greater Hudson Superior Proposal and (B) that, after considering the advice of outside legal counsel, failure to take such actions would be inconsistent with its fiduciary duties to Greater Hudson’s shareholders under applicable Law, Greater Hudson may, and may permit its Subsidiaries and its and its Subsidiaries’ respective representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Greater Hudson Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between ConnectOne and Greater Hudson dated March 9, 2018 (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to ConnectOne or shall be provided to ConnectOne prior to or concurrently with the time it is provided to such person. Greater Hudson will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than ConnectOne with respect to any Greater Hudson Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Greater Hudson Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Greater Hudson Acquisition Proposal.

(b) Neither Greater Hudson’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to ConnectOne) or refuse to make the Greater Hudson Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Greater Hudson Acquisition Proposal, or (ii) cause or permit Greater Hudson or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Greater Hudson Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Greater Hudson Shareholders Meeting, Greater Hudson’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Greater Hudson Subsequent Determination”) after the fourth (4th) Business Day following ConnectOne’s receipt of a written notice (the “Notice of Superior Proposal”) from Greater Hudson (A) advising that Greater Hudson’s Board of Directors has decided that a bona fide unsolicited written Greater Hudson Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of Greater Hudson or its Subsidiaries that would have been such a breach if committed by Greater Hudson or its Subsidiaries) constitutes a Superior Proposal (it being understood that Greater Hudson shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Greater Hudson proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, (A) ConnectOne does not make, after being provided with reasonable opportunity to negotiate with Greater Hudson, within three (3) Business Days of receipt of a Notice of Superior Proposal, a written offer that the Board of Directors of Greater Hudson determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Greater Hudson Acquisition Proposal no longer being a Superior Proposal and (B) Greater Hudson’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Greater Hudson’s shareholders under applicable Law and that such Greater Hudson Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by ConnectOne pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Greater Hudson Board Recommendation or the making of a Greater Hudson Subsequent Determination by Greater Hudson’s Board of Directors shall not change the approval of Greater Hudson’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) In addition to the obligations of Greater Hudson set forth in Sections 5.3(a) and (b) of this Agreement, in the event that Greater Hudson or any of its Subsidiaries or any representative of Greater Hudson or its Subsidiaries receives (i) any Greater Hudson Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that Greater Hudson’s Board of Directors believes is reasonably likely to lead to or that contemplates a Greater Hudson Acquisition Proposal, Greater Hudson promptly (and in any event within 48 hours of receipt) shall advise ConnectOne in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Greater Hudson Acquisition Proposal or request and the identity of the person making such Greater Hudson Acquisition Proposal or request. Greater Hudson shall keep ConnectOne reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Greater Hudson Acquisition Proposal or request. Without limiting any of the foregoing, Greater Hudson shall promptly (and in any event within 48 hours) notify ConnectOne in writing if it determines to begin providing non-public information or to engage in negotiations concerning a Greater Hudson Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) For purposes of this Agreement:

(i) “Greater Hudson Acquisition Proposal” means, other than the transactions contemplated by this Agreement, (A) a tender or exchange offer to acquire 20% or more of the voting power in Greater Hudson, a proposal for a merger, consolidation or other business combination involving the Greater Hudson or any other proposal or offer to acquire in any manner 20% or more of the voting power in, or 20% or more of the business, assets or deposits of, Greater Hudson.

(ii) “Superior Proposal” means an unsolicited bona fide written Greater Hudson Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that Greater Hudson’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by ConnectOne in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor and outside legal counsel, (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside legal counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) ConnectOne shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Greater Hudson shall cooperate with ConnectOne in the preparation of the Proxy Statement to be included within the S-4. Each of Greater Hudson and ConnectOne shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Greater Hudson shall thereafter mail the Proxy Statement to its shareholders. With Greater Hudson’s cooperation, ConnectOne shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) ConnectOne shall promptly prepare and file with the FDIC, the New Jersey Department and the FRB all applications, notifications and waiver requests required to obtain the approval or nonobjection of the Merger from the FDIC, the New Jersey Department and the FRB. The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Greater Hudson and ConnectOne shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to Greater Hudson or ConnectOne, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Greater Hudson or ConnectOne to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”). In furtherance and not in limitation of the foregoing, each of Greater Hudson and ConnectOne shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require Greater Hudson or ConnectOne to take any actions specified in this Section 6.1(b) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(c) ConnectOne and Greater Hudson shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act and any other statement, filing, notice or application made by or on behalf of ConnectOne, Greater Hudson or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). ConnectOne agrees promptly to advise Greater Hudson if, at any time prior to the Greater Hudson Shareholders’ Meeting, any information provided by ConnectOne for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Greater Hudson with the information needed to correct such inaccuracy or omission. ConnectOne shall promptly furnish Greater Hudson with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to ConnectOne and the ConnectOne Subsidiaries, to comply with all applicable legal requirements. Greater Hudson agrees promptly to advise ConnectOne if, at any time prior to the Greater Hudson Shareholders’ Meeting, any information provided by Greater Hudson for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide ConnectOne with the information needed to correct such inaccuracy or omission. Greater Hudson shall promptly furnish ConnectOne with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Greater Hudson and the Greater Hudson Subsidiaries, to comply with all applicable legal requirements. Greater Hudson and ConnectOne shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all Filing Documents.

(d) ConnectOne and Greater Hudson shall promptly furnish each other with copies of written communications received by ConnectOne or Greater Hudson, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) Greater Hudson shall permit, and shall cause each of Greater Hudson’s Subsidiaries to permit, ConnectOne and its representatives reasonable access upon reasonable advance notice and during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of Greater Hudson and its Subsidiaries) to their respective properties, and shall disclose and make available to ConnectOne and its representatives all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which ConnectOne and its representatives may have a reasonable interest, all to the extent reasonably requested by ConnectOne. However, Greater Hudson shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. Greater Hudson will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) During the period from the date of this Agreement to the Effective Time, Greater Hudson will cause one or more of its designated representatives to confer with representatives of ConnectOne on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, Greater Hudson will deliver to ConnectOne its internally prepared consolidated income statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), Greater Hudson will deliver to ConnectOne its call reports filed with the New York Department and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2018), Greater Hudson will deliver to ConnectOne its consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and ConnectOne shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

6.3 Shareholders Meeting. Greater Hudson shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of the Greater Hudson Shareholder Matters (the “Greater Hudson Shareholders’ Meeting”). Greater Hudson will, through its Board of Directors, unless legally required to do otherwise for the discharge by Greater Hudson’s Board of Directors of its fiduciary duties as advised by its legal counsel and pursuant to the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of the Greater Hudson Shareholder Matters and (with ConnectOne’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) such other matters as may be submitted by Greater Hudson to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of ConnectOne and Greater Hudson shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Greater Hudson or ConnectOne or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Other Transactions. Greater Hudson acknowledges that ConnectOne may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning Greater Hudson and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of ConnectOne or in SEC reports in connection with such transactions. ConnectOne shall provide Greater Hudson and its counsel with copies of such registration statements and provide Greater Hudson with the opportunity to comment on any information regarding Greater Hudson contained in such registrations statements prior to their filing. Greater Hudson agrees to provide ConnectOne with any information, certificates, documents or other materials about Greater Hudson and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by ConnectOne prior to the Effective Time. Greater Hudson shall use its reasonable efforts to cause its attorneys, accountants and the firm listed in Section 3.7 of the Greater Hudson Disclosure Schedule to provide ConnectOne and any underwriters for ConnectOne with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. ConnectOne shall reimburse Greater Hudson for reasonable expenses thus incurred by Greater Hudson should this Agreement be terminated for any reason. ConnectOne shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding Greater Hudson unless Greater Hudson shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.6 NASDAQ Global Select Market Listing. ConnectOne shall use its reasonable best efforts to cause the shares of ConnectOne Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans.

(a) Following the Closing Date, ConnectOne may choose to maintain any or all of the Greater Hudson Benefit Plans in its sole discretion and Greater Hudson shall cooperate with ConnectOne in order to effect any plan terminations to be made as of the Effective Time. However, for any Greater Hudson Benefit Plan terminated for which there is a comparable ConnectOne Benefit Plan of general applicability, ConnectOne shall take all commercially reasonable action so that employees of Greater Hudson shall be entitled to participate in such ConnectOne Benefit Plan to the same extent as similarly-situated employees of ConnectOne (it being understood that inclusion of the employees of Greater Hudson in the ConnectOne Benefit Plans may occur at different times with respect to different plans). ConnectOne shall cause each ConnectOne Benefit Plan in which employees of Greater Hudson are eligible to participate to take into account for purposes of eligibility and vesting under the ConnectOne Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Greater Hudson to the same extent as such service was credited for such purpose by Greater Hudson; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits, apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation or, (iii) apply for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan. Nothing herein shall limit the ability of ConnectOne to amend or terminate any of the Greater Hudson Benefit Plans or ConnectOne Benefit Plans in accordance with their terms at any time; provided, however, that ConnectOne shall continue to maintain the Greater Hudson Benefit Plans (other than stock-based or incentive plans) for which there is a comparable ConnectOne Benefit Plan until the employees of Greater Hudson are permitted to participate in the ConnectOne Benefit Plans, unless such ConnectOne Benefit Plan has been frozen or terminated with respect to similarly situated employees of ConnectOne or any Subsidiary of ConnectOne.

(b) ConnectOne shall assume and honor, under the vacation policies of Greater Hudson, as disclosed on Section 6.7(b) of the Greater Hudson Disclosure, the accrued but unused vacation time of employees who were employees of Greater Hudson prior to the Effective Time.

(c) If employees of Greater Hudson become eligible to participate in a medical, dental or health plan of ConnectOne upon termination of such plan of Greater Hudson, ConnectOne shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of ConnectOne, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Greater Hudson Benefit Plan prior to the Effective Time.

(d) Concurrently with the execution of this Agreement, Greater Hudson shall obtain from each of the individuals named in Section 6.7(d) of the Greater Hudson Disclosure Schedule an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in Section 6.7(d) of the Greater Hudson Disclosure Schedule) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, ConnectOne acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such employment agreements. Any officer or employee of Greater Hudson who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and ConnectOne agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.

(e) Greater Hudson may pay retention bonuses to the employees listed in, and in the amounts set forth on, Section 6.7(e) of the Greater Hudson Disclosure. Such employees will enter into retention agreements to be agreed upon by ConnectOne and Greater Hudson.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, ConnectOne shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Greater Hudson or who serves or has served at the request of Greater Hudson, as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Greater Hudson or serves or has served at the request of Greater Hudson, as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Greater Hudson or any of its Affiliates, or by any former or present shareholder of Greater Hudson (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of Greater Hudson or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of ConnectOne set forth in this Section 6.8, in each case to the fullest extent that Greater Hudson would have been permitted under its organization certificate and by-laws in effect as of the date hereof (and ConnectOne shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify ConnectOne in writing upon learning of any Claim, but the failure to so notify shall not relieve ConnectOne of any liability it may have to such Indemnitee except to the extent that such failure prejudices ConnectOne. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) ConnectOne shall have the right to assume the defense thereof and ConnectOne shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if ConnectOne elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between ConnectOne and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and ConnectOne shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that ConnectOne shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. ConnectOne shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, ConnectOne shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) ConnectOne shall cause the persons serving as officers and directors of Greater Hudson immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy presently maintained by Greater Hudson (provided that ConnectOne may substitute therefor policies having substantially the same or greater coverage and amounts and containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits substantially the same or greater than Greater Hudson’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that the dollar amount of the premiums payable by ConnectOne for such insurance shall not exceed 200% of the annual premium most recently paid by Greater Hudson prior to the date hereof. If the premiums for such insurance would at any time exceed the forgoing limitation, then ConnectOne may satisfy its obligations under this Section 6.8(b) by causing to be maintained policies which, in ConnectOne’s good faith determination, provide the maximum coverage available for a single premium tail policy at a premium equal to such limitations. Greater Hudson shall use commercially reasonable efforts to cooperate with ConnectOne in the event that ConnectOne determines to acquire, or directs Greater Hudson to acquire, tail insurance with respect to Greater Hudson’s existing directors’ and officers’ liability insurance policy.

(c) In the event ConnectOne or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ConnectOne assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, ConnectOne considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in ConnectOne its right, title or interest in, to or under any of the rights, properties or assets of Greater Hudson as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of ConnectOne shall be authorized to execute and deliver, in the name and on behalf of Greater Hudson or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Greater Hudson or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in ConnectOne or otherwise to carry out the purposes of this Agreement.

6.10 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, ConnectOne shall be under no obligation to retain any employee of Greater Hudson, ConnectOne or their respective Subsidiaries, ConnectOne will, as of the Effective Date, make a good faith effort to offer, and cause its Subsidiaries to offer, continued employment to each employee of Greater Hudson, whether in their current position or in another position with ConnectOne or its Subsidiaries, subject to ConnectOne’s employment policies and procedures and the needs of ConnectOne and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of Greater Hudson as of the date hereof, other than those who are parties to the agreements set forth on Section 6.10(b) of the Greater Hudson Disclosure Schedule, whose employment is terminated by ConnectOne or any of its Subsidiaries during the period from the Effective Time until the twelve month anniversary of the Effective Time (unless such termination or substantial adverse modification of employment is for cause) shall be entitled to severance payments from ConnectOne or its Subsidiaries in accordance with the terms of Section 6.10(a) of the Greater Hudson Disclosure Schedule, provided that any such employee has provided ConnectOne with a general release in form and substance acceptable to ConnectOne. For purposes of this Section 6.10, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses).

(b) ConnectOne shall honor, adopt and perform under and/or permit Greater Hudson to honor and perform under those certain agreements set forth in Section 6.10(b) of the Greater Hudson Disclosure Schedule.

6.11 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of Greater Hudson and ConnectOne shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.12 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that Greater Hudson believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Greater Hudson recognizes that ConnectOne may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of ConnectOne and in order to formulate the plan of integration for the Merger, Greater Hudson shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of ConnectOne and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by Greater Hudson and its Subsidiaries, provided, however, that Greater Hudson shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless ConnectOne agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by Greater Hudson or any Subsidiary pursuant to this Section 6.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.13 Failure to Fulfill Conditions. In the event that ConnectOne or Greater Hudson determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-off Date and that it will not waive that condition, it will promptly notify the other Party. Greater Hudson or ConnectOne will promptly inform the other of any facts applicable to Greater Hudson or ConnectOne, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.14 Printing and Mailing Expenses. ConnectOne, in reasonable consultation with Greater Hudson, shall make all arrangements with respect to, and pay all expenses in connection with, the printing and mailing of the Proxy Statement.

6.15 Pre-Closing Delivery of Financial Statements. Prior to the Closing, Greater Hudson shall deliver to ConnectOne such consolidated financial statements of Greater Hudson as ConnectOne shall reasonably request in order to enable ConnectOne to comply with its reporting obligations under the Exchange Act, together with an executed report of Greater Hudson’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to ConnectOne. The financial statements delivered pursuant to this Section 6.15 shall be prepared in accordance with GAAP and shall conform to all provisions of Regulation S-X, such that such financial statements are suitable for filing by ConnectOne with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, Greater Hudson shall use reasonable best efforts to cause its outside auditors to deliver to ConnectOne an executed consent, in form and substance satisfactory to ConnectOne and suitable for filing by ConnectOne with the SEC, which consent shall authorize ConnectOne to file with the SEC the report referred to in this Section 6.15 and all other reports delivered by Greater Hudson hereunder.

6.16 Tax Treatment. Neither ConnectOne nor Greater Hudson shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.17 Shareholder Litigation. Greater Hudson shall give ConnectOne the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Greater Hudson and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ConnectOne’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.18 No Control Over Greater Hudson’s Business. Nothing contained in this Agreement shall give ConnectOne, directly or indirectly, the right to control or direct the operations of Greater Hudson or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Greater Hudson shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.19 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.19 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with the consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

6.20 Modification of ConnectOne Board of Directors. Promptly after the Effective Time, ConnectOne shall increase the size of its Board of Directors by one (1) (or otherwise create a vacancy on the Board of ConnectOne) and appoint an individual who, immediately prior to the Effective Time, served as a member of the Board of Greater Hudson to fill such vacancy. Such additional director shall be recommended by the Board of Greater Hudson prior to the Effective Time, and shall be subject to approval by ConnectOne. At the next annual meeting of shareholders of ConnectOne after the Effective Time, such additional director shall be nominated to the Board of Directors of ConnectOne for a term of one (1) year and ConnectOne shall recommend that its shareholders vote in favor of the election of such nominee and, in connection with each of ConnectOne’s subsequent annual meetings, such additional director shall be given the same consideration with respect to continued service on the Board of ConnectOne as all other directors on the Board of ConnectOne. Each of the directors of ConnectOne immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the certificate of incorporation and by-laws of ConnectOne.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. The Greater Hudson Shareholder Matters shall have been approved by the requisite vote of the shareholders of Greater Hudson. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of ConnectOne Common Stock hereunder shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval of the FDIC, the New Jersey Department, the New York Department, the FRB and the SEC) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the this Agreement shall have been obtained without the imposition of any term or condition that would constitute a Materially Burdensome Regulatory Condition. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more Parties in connection with this Agreement and which ConnectOne determines in good faith, based upon the advice of its outside legal counsel, makes it inadvisable to proceed with the Merger because the outcome of any such suit, action or proceeding would reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) Tax Opinion. ConnectOne and Greater Hudson shall each have received an opinion, dated as of the Effective Time, of Windels, Marx, Lane and Mittendorf, counsel to ConnectOne, reasonably satisfactory in form and substance to Greater Hudson and its counsel, based upon representation letters reasonably required by Windels, Marx, Lane & Mittendorf, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of ConnectOne and Greater Hudson shall deliver to Windels, Marx, Lane & Mittendorf representation letters, in each case in form and substance reasonably satisfactory to Windels, Marx, Lane & Mittendorf and dated the date of such opinion, on which Windels, Marx, Lane & Mittendorf shall be entitled to rely.

(e) Listing of Shares. The shares of ConnectOne Common Stock which shall be issuable to the shareholders of Greater Hudson upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than 10% of the Greater Hudson Common Stock that is issued and outstanding shall have taken the actions as may be required by applicable law to qualify their Greater Hudson Common Stock as Dissenting Shares.

7.2 Conditions to the Obligations of ConnectOne Under this Agreement. The obligations of ConnectOne under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by ConnectOne, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Greater Hudson. The representations and warranties of Greater Hudson made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause (i) of Section 3.8(d)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Greater Hudson and its Subsidiaries taken as a whole. Greater Hudson shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by Greater Hudson prior to or at the Closing.

(b) Certificates. Greater Hudson shall have furnished ConnectOne with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as ConnectOne may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to Greater Hudson and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) FIRPTA. Greater Hudson shall have delivered to ConnectOne a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

(e) Certain Agreements. The Voting Agreements and Sell-Down Agreement shall remain in full force and effect, in accordance with their terms.

7.3 Conditions to the Obligations of Greater Hudson Under this Agreement. The obligations of Greater Hudson under this Agreement to consummate the Merger shall be further subject to the satisfaction or the waiver by Greater Hudson, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of ConnectOne. The representations and warranties of ConnectOne made in this Agreement shall be true and correct in all respects (determined without regard to any materiality or material adverse effect qualifiers therein, except in respect of clause of Section 4.8(b)) as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct on and as of such earlier date), except for such breaches of representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ConnectOne and its Subsidiaries taken as a whole. ConnectOne shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed by ConnectOne prior to or at the Closing.

(b) Certificates. ConnectOne shall have furnished Greater Hudson with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Greater Hudson may reasonably request.

(c) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material to ConnectOne and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.3(c) shall contain any term or condition which would have a material adverse impact on ConnectOne and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(d) Required Steps. The Bank shall have taken all necessary corporate action to effectuate the Merger immediately following the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Greater Hudson of the Greater Hudson Shareholder Matters:

(a) by mutual consent of Greater Hudson and ConnectOne;

(b) by either ConnectOne or Greater Hudson upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either ConnectOne or Greater Hudson, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-off Date”) or such later date as shall have been agreed to in writing by ConnectOne and Greater Hudson, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either ConnectOne or Greater Hudson if the Greater Hudson Shareholder Matters shall not have been approved by reason of the failure to obtain the required vote at a duly held meeting of Greater Hudson’s shareholders or at any adjournment or postponement thereof;

(e) by either ConnectOne or Greater Hudson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty (30) days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party to which such representation is made not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by Greater Hudson) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by ConnectOne) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either ConnectOne or Greater Hudson (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty (30) days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by Greater Hudson, if, prior to receipt of the Greater Hudson Shareholder Approval, Greater Hudson has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, Greater Hudson pays to ConnectOne the Termination Fee;

(h) by ConnectOne if prior to receipt of the Greater Hudson Shareholder Approval, Greater Hudson or Greater Hudson’s Board of Directors (or any committee thereof) has (A) effected a Greater Hudson Subsequent Determination or approved, adopted, endorsed or recommended any Greater Hudson Acquisition Proposal, (B) failed to make the Greater Hudson Board Recommendation, withdrawn the Greater Hudson Board Recommendation or failed to publicly re-affirm the Greater Hudson Board Recommendation within five (5) days after receipt from ConnectOne of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to ConnectOne, or (D) in response to the commencement (other than by ConnectOne or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Greater Hudson Common Stock, recommended that the shareholders of Greater Hudson tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within ten business days;

(i) by ConnectOne if any of the conditions set forth in Section 7.1 or 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date; or

(j) by Greater Hudson if any of the conditions set forth in Section 7.1 or 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-off Date.

(k) by Greater Hudson, if the Board of Directors of Greater Hudson so determines by a vote of the majority of the member of the entire Greater Hudson Board of Directors, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) the quotient obtained by dividing the Average Closing Price (as defined below) by the Starting Price (as defined below) (the “ConnectOne Ratio”) shall be less than 0.80; and

(ii) (x) the ConnectOne Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price (as defined below) by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Greater Hudson elects to exercise its termination right pursuant to this Section 8.1(k), it shall give written notice to ConnectOne promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, ConnectOne shall have the option to increase the consideration to be received by the holders of Greater Hudson Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the ConnectOne Ratio. If ConnectOne so elects within such five-day period, it shall give prompt written notice to Greater Hudson of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of ConnectOne Common Stock for the ten (10) consecutive full trading days on which such shares are actually traded on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the tenth (10th) day prior to the Closing Date, provided that if shares of the ConnectOne Common Stock are not actually traded on the NASDAQ Global Select Market on such day, the Determination Date shall be the immediately preceding day to the tenth (10th) day prior to the Closing Date on which shares of ConnectOne Common Stock actually trade on the NASDAQ Global Select Market.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of ConnectOne Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg or, if not reported therein, in another authoritative source) on the Starting Date.

8.2 Effect of Termination. In the event of termination of this Agreement by either ConnectOne or Greater Hudson as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Greater Hudson; provided, however, that after any approval of the transactions contemplated by this Agreement by Greater Hudson’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Greater Hudson’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee. In the event that:

(i) this Agreement is terminated by Greater Hudson pursuant to Section 8.1(g) of this Agreement or by ConnectOne pursuant to Section 8.1(h) of this Agreement, then Greater Hudson shall pay to ConnectOne, immediately upon such termination, by wire transfer of immediately available funds, the sum of $3,200,000 (the “Termination Fee”); or

(ii) (A) a Greater Hudson Acquisition Proposal (whether or not conditional) or intention to make a Greater Hudson Acquisition Proposal (whether or not conditional) shall have been made directly to Greater Hudson’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of Greater Hudson or any member of Greater Hudson’s Board of Directors, (B) this Agreement is thereafter terminated (x) by Greater Hudson or ConnectOne pursuant to Sections 8.1(c) or 8.1(d) of this Agreement, or (y) by ConnectOne pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, and (C) within twelve (12) months following such termination Greater Hudson enters into a definitive agreement relating to a Greater Hudson Acquisition Proposal or consummates a Greater Hudson Acquisition Proposal, then Greater Hudson shall pay to ConnectOne, immediately upon such termination, by wire transfer of immediately available funds, the Termination Fee.

For purposes of clause (ii) of this Section 8.5, the term “Greater Hudson Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(h)(i)(A) of this Agreement except that references in Section 5.3(h)(i)(A) to “20%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Greater Hudson Disclosure Schedule and the ConnectOne Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein. The inclusion of an item in either such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission by the Party including such item that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement.

9.3 Expenses. Except as otherwise provided in Sections 6.14 and 8.5 of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via electronic mail, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Greater Hudson, to:

Greater Hudson Bank
715 Route 304
Bardonia, NY 10954
Attn: Edward T. Lutz,
               President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

         Hogan Lovells LLP
         555 13th Street, NW
         Washington, DC 20004
         Attn: Richard Schaberg, Esq.

and

(b) if to ConnectOne or the Bank, to:

ConnectOne Bancorp, Inc. or ConnectOne Bank
301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632
Attn: Frank Sorrentino III,
         Chairman and Chief Executive Officer

with a copy (which shall not constitute notice) to:

         Windels, Marx, Lane & Mittendorf, LLP
         120 Albany Street
         New Brunswick, New Jersey 08901
         Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the exhibits, documents, disclosure schedules and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law provisions.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market, so long as this Agreement is in effect, neither ConnectOne nor Greater Hudson shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“ConnectOne Benefit Plans” means any employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten.

“ConnectOne Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of ConnectOne Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by ConnectOne) for the ten (10) consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the third (3rd) trading day immediately prior to the Closing Date.

“ConnectOne Welfare Plans” means any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA, sponsored or maintained by ConnectOne or any Subsidiary.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Greater Hudson Restricted Stock Plans” means the Greater Hudson 2011 Restricted Stock Plan and the Greater Hudson 2016 Restricted Stock Plan.

“Knowledge” means, with respect to ConnectOne, the actual knowledge of Frank S. Sorrentino, III and William S. Burns and with respect to Greater Hudson, the actual knowledge of Edward Lutz, Lynne Allan, F. Thomas Cornelius and Robert J. Tolomer.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting from or caused by natural disasters, (e) the conditions of any financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects Greater Hudson and its Subsidiaries, taken as a whole, or ConnectOne and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Most Recent Balance Sheet” means, with respect to Greater Hudson, the most recent statement of financial condition included within the Greater Hudson Financial Statements and, with respect to ConnectOne, the most recent balance sheet included within the ConnectOne Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not yet delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business, and (e) in the case of Owned Properties held by

Greater Hudson or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records of the relevant Owned Property.

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Bank and each of its Subsidiaries constitute Subsidiaries of ConnectOne.

(b) The following terms are defined in the following sections of this Agreement:

Accounting Firm	3.6(a)
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(c)
Agreement	Preamble
Average Closing Price	8.1(k)
Bank	Preamble
Bank Merger Agreement	1.1
BHC	1.1
BOLI	3.16(g)
cause	6.10(a)
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(c)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Code	1.11
Confidentiality Agreement	5.3(a)
ConnectOne	Preamble
ConnectOne Common Stock	1.4(a)
ConnectOne Disclosure Schedule	Article IV Lead-in
ConnectOne DRIP	4.2(a)
ConnectOne Equity Awards	4.2(b)
ConnectOne Financial Statements	4.6(a)
ConnectOne Pension Plans	4.11(a)
ConnectOne Preferred Stock	4.2(a)
ConnectOne Ratio	8.1(k)(i)
ConnectOne Regulatory Agencies	4.5(a)
ConnectOne Regulatory Agreement	4.14
ConnectOne Reports	4.5(b)
ConnectOne Stock Incentive Plans	4.2(a)
ConnectOne’s Accounting Firm	4.6(d)
Covered Person	3.19
CRA	3.13(b)
Cut-off Date	8.1(c)

Derivatives Contract	3.22(b)
Determination Date	8.1(k)
Dissenting Shares	1.13
Dissenting Shareholder	1.13
DPC Shares	1.4(b)
DOL	3.11(b)
Effective Time	1.2
Environmental Laws	3.17(d) and 4.15(d)
Environmental Matters	3.17(d) and 4.15(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Agent	1.5
Exchange Fund	2.1
Exchange Ratio	1.4(a)
FDIC	1.1
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FRB	1.1
Governmental Entity	3.4
Greater Hudson	Preamble
Greater Hudson Acquisition Proposal	5.3(d)(i) and 8.5(ii)
Greater Hudson Benefit Plans	3.11(a)
Greater Hudson Board Recommendation	3.3(a)
Greater Hudson Common Stock	1.4(a)
Greater Hudson Contract	3.14
Greater Hudson Disclosure Schedule	Article III Lead-in
Greater Hudson Financial Statements	3.6(a)
Greater Hudson Pension Plans	3.11(a)
Greater Hudson Property	3.16(a)
Greater Hudson Properties	3.16(a)
Greater Hudson Regulatory Agencies	3.5(a)
Greater Hudson Restricted Shares	3.2(a)
Greater Hudson Shareholder Approval	5.3(a)
Greater Hudson Shareholder Matters	3.3(a)
Greater Hudson Shareholders’ Meeting	6.3
Greater Hudson Stock Option	3.8(c)(ii)
Greater Hudson Subsequent Determination	5.3(b)
Greater Hudson Welfare Plans	3.11(a)
High Risk Loans	3.20(f)
Indemnitees	6.8(a)
Index Group	8.1(k)
Index Price	8.1(k)
Index Ratio	8.1(k)(ii)
Intellectual Property	3.25(i)(1)
IRS	3.10(a)
IT Assets	3.25(i)(2)
Lending Manual	5.1(p)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d) and 4.15(d)
Materially Burdensome Regulatory Condition	6.1(b)

Merger	Recital A
Merger Consideration	1.4(c)
New Jersey Department	1.1
New York Department	1.1
Notice of Superior Proposal	5.3(b)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Participation Facility	3.17(d) and 4.15(d)
Parties	Preamble
Party	Preamble
Per Share Stock Consideration	1.4(a)
Personal Property Leases	3.16(e)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Regulated Substances	3.17(d) and 4.15(d)
Regulatory Agreement	3.15
S-4	3.4
SEC	3.4
Sell-Down Agreement	Recital C
Settlement Agreement	6.7(d)
Starting Date	8.1(k)
Starting Price	8.1(k)
Superior Proposal	5.3(d)(ii)
Surviving Bank	1.1
Systems	3.29
Tax; Taxes	3.10(h)
Tax Return	3.10(h)
Termination Fee	8.5(i)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(b)
Voting Agreements	Recital B

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in any New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GREATER HUDSON BANK

By:	/s/ EDWARD T. LUTZ
Name:	Edward T. Lutz
Title:	President and Chief Executive Officer

CONNECTONE BANCORP, INC.

By:	/s/ FRANK SORRENTINO III
Name:	Frank Sorrentino III
Title:	Chairman and Chief Executive Officer

CONNECTONE BANK

By:	/s/ FRANK SORRENTINO III
Name:	Frank Sorrentino III
Title:	Chairman and Chief Executive Officer

Annex B

July 11, 2018

The Board of Directors
Greater Hudson Bank
715 Route 304
Bardonia, NY 10954

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Greater Hudson Bank (“Greater Hudson”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Greater Hudson with and into ConnectOne Bank, a wholly owned subsidiary of ConnectOne Bancorp, Inc. (“ConnectOne”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Greater Hudson, ConnectOne and ConnectOne Bank. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), each share of common stock, par value $0.01 per share, of Greater Hudson (“Greater Hudson Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding (i) shares of Greater Hudson Common Stock held by Greater Hudson as treasury stock and (ii) shares of Greater Hudson Common Stock held directly or indirectly by ConnectOne or Greater Hudson or any of their respective subsidiaries (except for Trust Account Shares or DPC Shares (each as defined in the Agreement))), shall be converted into and become the right to receive 0.245 of a share of common stock, no par value per share, of ConnectOne (“ConnectOne Common Stock”). The foregoing ratio of 0.245 of a share of ConnectOne Common stock for one share of Greater Hudson Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Greater Hudson and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of ConnectOne and Greater Hudson), may from time to time purchase securities from, and sell securities to, Greater Hudson and ConnectOne. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Greater Hudson or ConnectOne for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Greater Hudson (the “Board”) in rendering this opinion and will receive a fee from Greater Hudson for our services. A portion of our fee is payable upon the rendering of this opinion, a portion of our fee will be payable upon the first date of the mailing, distribution or public availability of certain stockholder materials in connection with the Merger, and a significant portion is contingent upon the successful completion of the Merger. In addition, Greater Hudson has agreed to indemnify us for certain liabilities arising out of our engagement.

Keefe, Bruyette & Woods, A Stifel Company • 787 Seventh Avenue • New York, NY 10019

212-887-7777 • www.kbw.com

The Board of Directors — Greater Hudson Bank
July 11, 2018

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to Greater Hudson. In the past two years, KBW has provided investment banking and financial advisory services to ConnectOne and received compensation for such services. KBW acted as an underwriter in connection with ConnectOne’s December 2016 registered offering of ConnectOne Common Stock and also as an underwriter in connection with in ConnectOne’s January 2018 registered offering of subordinated notes. We may in the future provide investment banking and financial advisory services to Greater Hudson or ConnectOne and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Greater Hudson and ConnectOne and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated July 10, 2018 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2017 of Greater Hudson; (iii) the unaudited quarterly financial statements for the quarter ended March 31, 2018 of Greater Hudson; (iv) certain unaudited financial results for the two-month period ending May 31, 2018 of Greater Hudson (provided to us by representatives of Greater Hudson); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of ConnectOne; (vi) the unaudited quarterly financial statements and Quarterly Report on Form 10-Q for the period ended March 31, 2018 of ConnectOne; (vii) certain regulatory filings of Greater Hudson and ConnectOne and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2017 as well as the quarter ended March 31, 2018; (viii) certain other interim reports and other communications of Greater Hudson and ConnectOne to their respective shareholders; and (ix) other financial information concerning the businesses and operations of Greater Hudson and ConnectOne that was furnished to us by Greater Hudson and ConnectOne or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Greater Hudson and ConnectOne; (ii) the assets and liabilities of Greater Hudson and ConnectOne; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Greater Hudson and ConnectOne with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Greater Hudson that were prepared by, and provided to us and discussed with us by, Greater Hudson management and that were used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of ConnectOne, as well as assumed long-term ConnectOne growth rates provided to us by ConnectOne management, all of which information was discussed with us by ConnectOne management and used and relied upon by us based on such discussions, at the direction of Greater Hudson management and with the consent of the Board; (vii) estimates regarding certain pro forma financial effects of the Merger on ConnectOne (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, ConnectOne management and that were used and relied upon by us based on such discussions, at the direction of Greater Hudson management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Greater Hudson and ConnectOne regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Greater Hudson, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Greater Hudson.

The Board of Directors — Greater Hudson Bank
July 11, 2018

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Greater Hudson as to the reasonableness and achievability of the financial and operating forecasts and projections of Greater Hudson referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections were reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Greater Hudson, upon ConnectOne management as to the reasonableness and achievability of the publicly available consensus “street estimates” of ConnectOne, the assumed ConnectOne long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on ConnectOne, all as referred to above (and the assumptions and bases for all such information, including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), and we have assumed that all such information was reasonably prepared and represents, or in the case of the ConnectOne “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of ConnectOne management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Greater Hudson and ConnectOne that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of ConnectOne referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Greater Hudson and ConnectOne and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Greater Hudson or ConnectOne since the date of the last financial statements of each such entity that were made available to us. With your consent, our opinion does not consider the potential sale by Greater Hudson of [certain designated loans] (the “[Designated] Loan”, and such sale, the “[Designated] Loan Sale”) or the potential paydown by the borrower of the [Designated] Loan (the “[Designated] Loan Paydown”) prior to the Effective Time, any shareholder dividend by Greater Hudson resulting therefrom (a “Greater Hudson Dividend”) or any aspect or implication of the foregoing, and we have assumed that such matters will not be material in any respect to our analyses. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Greater Hudson and ConnectOne are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Greater Hudson or ConnectOne, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Greater Hudson or ConnectOne under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

The Board of Directors — Greater Hudson Bank
July 11, 2018

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Greater Hudson Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Greater Hudson, ConnectOne or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Greater Hudson that Greater Hudson has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Greater Hudson, ConnectOne, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Greater Hudson Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the [Designated] Loan Sale, the [Designated] Loan Paydown and the Greater Hudson Dividend), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to Greater Hudson, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Greater Hudson to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Greater Hudson or the Board; (iii) the fairness of the amount or nature of any compensation to any of Greater Hudson’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Greater Hudson Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Greater Hudson (other than the holders of Greater Hudson Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of ConnectOne or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vi) the actual value of ConnectOne Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which Greater Hudson Common Stock or ConnectOne Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which ConnectOne Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to Greater Hudson, ConnectOne, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the [Designated] Loan Sale, the [Designated] Loan Paydown and the Greater Hudson Dividend), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

The Board of Directors — Greater Hudson Bank
July 11, 2018

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Greater Hudson Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders Greater Hudson Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

New York Banking Law §604
Rights of dissenting stockholders

The following stockholders shall, subject to and by complying with section six thousand twenty-two of this chapter, have the right to receive payment of the fair value of their shares and the other rights and benefits provided by such section:

1.

In the case of a merger pursuant to a plan submitted to stockholders as provided in subdivision two of section six hundred one of this chapter, any stockholder of the merging corporation entitled to vote thereon who does not assent thereto;

2.

In the case of a plan of acquisition of assets submitted to stockholders as provided in subdivision two of section six hundred one of this chapter, any stockholder of the selling corporation entitled to vote thereon who does not assent thereto; and

3.

In the case of a sale, lease, exchange or other disposition which requires stockholder authorization under section six hundred one of this chapter, any stockholder, entitled to vote thereon, of the corporation making such sale, lease, exchange or other disposition who does not assent thereto, except in the case of a transaction wholly for cash where the stockholders’ authorization thereof is conditioned upon the distribution of all the net proceeds of such transaction to the stockholders in accordance with their respective interests within one year after the date of such transaction and upon the dissolution of the corporation.

New York Banking Law §6022
Procedure to enforce stockholder’s right to receive payment for shares

1.

A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.

2.

Within ten days after the stockholders’ authorization date, which term as used in this section means the date on which the stockholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.

3.

Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation as written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

4.

A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.

5.

Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

6.

At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.

7.

Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.

8.

The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(a)

The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

(b)

If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(c)

All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholders either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(d)

The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders’ authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

(e)

The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(f)

The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders’ authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(g)

The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

(h)

Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.

9.

Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.

10.

The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

11.	Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.